  As Filed with the Securities and Exchange Commission on August 5, 1999
                                                     Registration No. 333-78655
================================================================================

                            Washington, D.C. 20549

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ---------------
                          PREMIER LASER SYSTEMS, INC.
              (Exact name of registrant as specified in charter)

          California                  3845                   33-0472684
(State or other jurisdiction    (I.R.S. Employer    (Primary Standard Industrial
      of incorporation or      Classification Code       Identification No.)
         organization)               Number)

                               ---------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ---------------
                             Colette Cozean, Ph.D.
                            Chief Executive Officer
                                   3 Morgan
                           Irvine, California 92618
                                (949) 859-0656
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ---------------
                                  Copies to:
                          THOMAS G. BROCKINGTON, ESQ.
                             NATALIE DUNDAS, ESQ.
                              RUTAN & TUCKER, LLP
                        611 Anton Boulevard, Suite 1400
                         Costa Mesa, California 92626
                                (714) 641-5100
                               ---------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.
                               ---------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

   Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the antidilution provisions of the warrants and debentures, as described herein.

                               ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

                   Subject to Completion August 5, 1999

                          PREMIER LASER SYSTEMS, INC.

                               4,278,146 Shares

                             Class A Common Stock


   This prospectus relates to shares of our common stock which are being offered by the selling shareholders.

   The price of the common stock offered by the selling shareholders may vary, depending on market conditions. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

   There is an existing market for these shares. Our common stock is listed on the Nasdaq National Market System under the symbol "PLSIA." The last reported sales price on August 3, 1999 was $1.81 per share.

  This investment involves risk. See "Risk Factors" beginning on page 4.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             August   , 1999

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Neither we nor the selling shareholders are offering to sell, or seeking offers to buy, shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, when we refer to "Premier," we mean Premier Laser Systems, Inc. and when we use the words "we," "us" and "our," we mean Premier Laser Systems, Inc., its wholly owned subsidiary EyeSys-Premier, Inc., and its majority owned subsidiary Ophthalmic Imaging Systems, Inc., except where context requires otherwise. The term "OIS" refers in this prospectus to Ophthalmic Imaging Systems, Inc., and the term "EyeSys" refers to EyeSys-Premier, Inc.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   2
RISK FACTORS...............................................................   4
USE OF PROCEEDS............................................................  11
PRICE RANGE OF CLASS A COMMON STOCK AND CLASS B WARRANTS...................  11
DIVIDEND POLICY............................................................  12
DILUTION...................................................................  13
SELECTED FINANCIAL DATA....................................................  14
BUSINESS...................................................................  24
MANAGEMENT.................................................................  43
EXECUTIVE COMPENSATION.....................................................  46
CERTAIN TRANSACTIONS.......................................................  49
PRINCIPAL AND SELLING SHAREHOLDERS.........................................  50
DESCRIPTION OF CAPITAL STOCK...............................................  53
SHARES ELIGIBLE FOR FUTURE SALE............................................  57
PLAN OF DISTRIBUTION.......................................................  58
LEGAL MATTERS..............................................................  59
EXPERTS....................................................................  59
WHERE YOU CAN FIND MORE INFORMATION........................................  59
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               ----------------

   "Premier Laser Systems," "EyeSys Premier," "EyeSys Technologies," "Centauri," "Aurora," "Arago," "Orion," "Sirius," "Pegasus," "Polaris," "MOD," "Dentalaser," "Arcturus," "Vista," "WinStation," "Digital Fundus Imager," "Digital Slit Lamp," "TouchTIP," "AngleTIPS," "Altair," "Dermium," "The SAFE Systems," "LTM," "Laser Tissue Melding," and "Proclosure" are federally registered trademarks of Premier. All other trademarks and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our Business:

   We develop and manufacture medical laser systems, ophthalmic diagnostic systems and related equipment. Our primary focus is on the dental and ophthalmic markets. In the dental market, we sell our laser systems to dentists and periodontists for cavity preparation, the treatment of gum disease, composite curing and teeth whitening. In the ophthalmic market, we market our laser systems and diagnostic products to ophthalmologists for use in cataract removal procedures, skin procedures and eyelid surgery. We are conducting clinical trials on the use of our laser systems for cavity prevention procedures, lens emulsification in cataract procedures and tissue melding.

   Our ophthalmic diagnostic products include a noninvasive imaging system that permits ophthalmologists and optometrists to evaluate corneal diseases, plan for eye surgery procedures and fit contact lenses. Our majority owned subsidiary, OIS, sells several digital imaging systems that are primarily used to image the retina in order to diagnose and monitor diseases of the eye.

Our Strategy:

   Our strategy is to seek to increase our market penetration in the dental, ophthalmic and surgical markets by:

  . expanding our marketing and distribution efforts

  . creating market awareness through increased publicity and the education of dentists and physicians

  . pursuing clearances for additional laser applications

  . capitalizing on disposable aftermarket related products

  . expanding domestically and internationally through strategic alliances or acquisitions of companies with additional distribution channels, complementary products or an international presence.

Our Marketing:

    We market our dental and ophthalmic products through an in-house sales force of 10 persons, a network of manufacturer's representatives, domestic distributors, educational courses and through our attendance at trade shows. In international markets, we sell our products through international distributors.

Our History:

   Premier Laser Systems, Inc. was created in 1991 to acquire a division of Pfizer, Pfizer Laser Systems, which had developed earlier versions of our technology. We introduced a dental laser system in 1992, and an ophthalmic laser system in 1993. We completed our initial public offering in 1994, and received the first FDA clearance for dental hard tissue procedures in May 1997. In September 1997 we acquired EyeSys, which has developed and now markets diagnostic systems used in ophthalmic procedures.

                                  THE OFFERING

   Our authorized and outstanding capital stock includes Class A Common Stock, which is publicly traded and Class E-1 and E-2 Common Stock, which are not publicly traded. All references to our "common stock" in this prospectus mean our Class A Common Stock, unless the context otherwise requires. On May 17, 1999, we sold to two private investors $4,000,000 principal amount of 6% Secured Convertible Debentures due 2002, and warrants to purchase 60,000 shares of our common stock. In connection with this transaction,we issued to persons that facilitated the transaction additional warrants to purchase 40,000 shares of our common stock. In this prospectus, we refer to all of these warrants as the "warrants." The common stock that is being offered for resale under this prospectus is the common stock issuable upon the conversion of the convertible debentures sold by us in May 1999, and the exercise of the warrants, in accordance with their terms.

Type of security.............     Class A Common Stock(1)

Shares to be offered.........     4,278,146

Common stock to be
 outstanding after the
 offering(1)............          19,239,582

The Nasdaq Stock Market
 National Market symbol......     PLSIA
--------


(1) Based on shares outstanding on August 3, 1999. Excludes:

  . 7,591,760 shares of Class A Common Stock issuable upon exercise of Class
    B Warrants

  . approximately 4,320,000 shares of Class A Common Stock issuable upon exercise of other warrants and stock options

  . 2,250,000 shares of Class A Common Stock reserved for issuance upon the settlement of certain class action lawsuits

  . 1,257,461 shares of Class E-1 Common Stock and 1,257,461 shares of Class
    E-2 Common Stock, which are convertible into Class A Common Stock upon the occurrence of specified conditions. See "Description of Capital Stock--Class E Common Stock."

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

 There are risks associated with forward-looking statements made by us and actual results may differ

   Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they:

   .discuss our future expectations

   .contain projections of our future results of operations or of our financial condition

   .state other "forward-looking" information

   We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to our Business

 We have incurred net losses since inception and expect future losses

   We incurred net losses of approximately $79,451,000 from April 1, 1995 through March 31, 1999, and approximately $28,961,000 for the year ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of approximately $92,315,000. We expect to continue to incur net losses until product sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability.

 If we do not become profitable we may not be able to sustain our operations

   Our ability to achieve profitability in the future will depend in part on our ability to continue to successfully develop clinical applications, obtain regulatory approvals for our products and sell these products on a wide scale. These risks apply to both our laser products and our ophthalmic diagnostic products. In turn, our future sales and profitability depend in part on our ability to demonstrate to dentists, ophthalmologists, optometrists and other physicians the potential cost and performance advantages of our laser systems, diagnostic products and other products over traditional methods of treatment and over competitive products. To date, commercial sales of our lasers and diagnostic products have been limited. We do not know if these products can be successfully commercialized on a broad basis.

   Our products may not be accepted by the medical or dental community or by patients. The acceptance of dental lasers may be adversely affected by their high cost, concerns by patients and dentists relating to their safety and efficacy, and the substantial market acceptance and penetration of alternative dental tools such as the dental drill. Current economic pressure may make doctors and dentists reluctant to purchase substantial capital equipment or invest in new technology. We currently have a limited sales force and will need to hire additional sales and marketing personnel to increase the general acceptance of our products. Of all the factors impacting our profitability, the failure of our products to achieve broad market acceptance would have the greatest negative impact on our business, financial condition and results of operations and our profitability.

 We are involved in pending litigation and a regulatory investigation and may be adversely affected by an adverse outcome in the lawsuit or by the costs of defending this lawsuit

   We have been sued in a number of related securities class action matters, generally relating to allegations of misrepresentations during the period from May 7, 1997 to April 15, 1998. In addition, the Securities and Exchange Commission has commenced an investigation of our practices and procedures relating to revenue recognition issues and related matters. The costs of our continuing defense of the litigation matters and responses to the regulatory investigations, including accounting and legal fees as well as management time and effort, will be substantial, and we expect these costs to materially and adversely affect our results of operations until these matters are resolved. We do not know when these matters will be resolved. The Securities and Exchange Commission has delayed any further proceedings in connection with its investigation of us until September 1999. We have reached an agreement in principle to settle this litigation and recorded an expense in the quarter ended December 31, 1998, relating to this settlement. In the quarter ended March 31, 1999, we recorded an additional expense of $250,000 to cover continuing legal fees incurred in connection with this settlement. However, this settlement is subject to several conditions, and it is possible that it may not be completed, in which case the litigation would continue. An adverse judgment entered in this litigation could materially and adversely affect our business and results of operations.

   In addition, the Securities and Exchange Commission is empowered to assess substantial penalties against us in connection with its findings in the pending investigation. The imposition of any of these penalties could materially and adversely affect our business, financial condition and results of operations.

 We may have difficulty integrating the OIS business

   We acquired a majority of the outstanding common stock of OIS in 1998. In March 1999, we agreed to manufacture OIS's products on an outsourcing basis. In addition, Premier has made a proposal to acquire the remaining outstanding stock of OIS, although no agreement has been reached regarding this acquisition. We are not sure if the synergies of the two entities will allow us to reduce expenses in such a way as to make OIS profitable. In addition, members of our management will have to continue to expend time and effort on new activities relating to the OIS operations, which will detract from their time available to attend to our other activities. We cannot assure you that the expenses or dislocations that we may suffer as a result of the coordination of these businesses will not be material.

 We are dependent on a small number of suppliers the loss of which could adversely affect our business

   We purchase some of the raw materials, components and subassemblies included in our products from a limited group of qualified suppliers and do not maintain long-term supply contracts with any of our key suppliers. Our Arago laser product is manufactured for us by one supplier, LaserMed, Inc. While we believe that alternative suppliers could be found for all of our components and products, we cannot assure you that any supplier could be replaced in a timely manner. Any interruption in the supply of key components could materially harm our ability to manufacture our products and our business, financial condition and results of operations.

   Some of the components used by OIS are manufactured by a sole vendor, including Foresight Imaging for its prism card and Kodak for its 12 bit camera. These components are subject to rapid innovation and obsolescence. The discontinuance of the manufacturing of these components may require us to redesign some of the hardware and software used in our products to accommodate a replacement component. We cannot assure your that such an event would not prove costly or cause a disruption in sales of corneal topography and digital imaging systems.

 Our foreign sales are subject to risks

   A substantial portion of our sales are made in foreign markets. The primary risks to which we are exposed due to our foreign sales are the difficulty and expense of maintaining foreign sales distribution channels, political and economic instability in foreign markets and governmental quotas and other regulations.

   The regulation of medical devices worldwide also continues to develop, and it is possible that new laws or regulations could be enacted which would have an adverse effect on our business. In addition, we may experience additional difficulties in providing prompt and cost effective service of our medical lasers in foreign countries. We do not carry insurance against these risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon our business, financial condition and results of operations.

 If we cannot adapt to technological advances, our products may become technologically obsolete and our business could be harmed

   The markets in which our medical products compete are subject to rapid technological change as well as the potential development of alternative surgical techniques or new pharmaceutical products. These changes could render our products uncompetitive or obsolete. We will be required to invest in research and development to attempt to maintain and enhance our existing products and develop new products. We do not know if our research and development efforts will result in the introduction of new products or product improvements.

 If we are unable to protect our patents and proprietary technology we may not be able to compete effectively

   Our success will depend in part on our ability to obtain patent protection for products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. While we hold a number of U.S. and foreign patents and have other patent applications pending in the United States and foreign countries, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of our patents will be held valid if subsequently challenged. Further, other companies may independently develop similar products, duplicate our products or design products that circumvent our patents. We are aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict our right to market some of our technologies without a license, including, among others, patents relating to our lens emulsification product and ophthalmic probes for the Er:YAG laser.

   In the past, we have received allegations that some of our laser products infringe on other patents. There has been significant patent litigation in the medical laser industry. Adverse determinations in litigation or other patent proceedings to which we may become a party could subject us to significant legal judgments or other liabilities to third parties and could require us to seek licenses from third parties that may or may not be economically viable. We cannot assure you that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to us. If we do not obtain these licenses, we could encounter delays in product introductions while we attempt to design around these patents, or we could find that the development, manufacture or sale of products requiring such licenses could be enjoined.

   We also rely upon unpatented trade secrets, and we cannot assure you that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, at each balance sheet date, we are required to review the value of our intangible assets based on various factors, such as changes in technology. Any adjustment downward in the value of our intangible assets may result in a write-off of the intangible asset and a substantial charge to earnings, which would adversely affect our operating results in the future.

 Our business is subject to governmental regulation which imposes significant costs on us and if not complied with could lead to the assessment of penalties

   Our products are regulated as medical devices by the Federal Drug Administration. As such, these devices require either Section 510(k) premarket clearance or approval of a premarket approval application by the FDA prior to commercialization. Satisfaction of regulatory requirements is expensive and may take several years to complete. We cannot assure you that further clinical trials of our medical products or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental approvals will be obtained.

   FDA or other governmental approvals of products we may develop in the future may require substantial filing fees which could limit the number of applications we seek and may entail limitations on the indicated uses for which our products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, we have made modifications to some of our existing products which we do not believe require the submission of a new 510(k) notification to the FDA. However, we cannot assure you that the FDA would agree with our determination. If the FDA did not agree with our determination, they could require us to cease marketing one or more of the modified devices until the devices have been cleared.

   We are also required to adhere to a wide variety of other regulations governing the operation of our business. Noncompliance with state, local, federal or foreign requirements can result in serious penalties that could harm our business.

 The loss of Dr. Cozean or any of our other key professionals could adversely affect our business, including our ability to develop and market our products

   We depend to a considerable degree on a limited number of key personnel, including Colette Cozean, Ph.D., our Chairman of the Board, President, Chief Executive Officer and Director of Research. Dr. Cozean is also an inventor of a number of our patented technologies. During our limited operating history, many key responsibilities have been assigned to a relatively small number of individuals. The loss of Dr. Cozean's services or those of other key members of management could harm our business. We carry key person life insurance in excess of $3 million on Dr. Cozean. Our success will also depend, among other factors, on the successful recruitment and retention of qualified technical and other personnel.

 If we fail to compete successfully, our revenues and operating results will be adversely affected

   We are, and will continue to be, subject to intense competition in our targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies, and competitive products. Many of our competitors have substantially greater financial, marketing and manufacturing resources and experience than us. Furthermore, we expect that other companies will enter the laser market, particularly as medical lasers gain increasing market acceptance. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance.

   The ophthalmic diagnostic market is also highly competitive. There are many companies engaged in this market, some with significantly greater resources than ours. Our competitors may be able to develop technologies, procedures or products that are more effective or economical than ours, or that would render our products obsolete or noncompetitive.

   To continue to remain competitive, we must develop new software and hardware meeting the needs of ophthalmologists and optometrists. Our future revenues will depend, in part, on our ability to develop and commercialize these new products as well as on the success of development and commercialization efforts of our competitors.

 A successful product liability claim asserted against us due to a defect in one of our products in excess of our insurance coverage would harm our business

   The sale of our medical products involves the inherent risk of product liability claims against us. We currently maintain product liability insurance coverage in the amount of $5 million per occurrence and $5 million in the aggregate, but this insurance is expensive, subject to various coverage exclusions and may not be obtainable in the future on terms acceptable to us. We do not know whether claims against us arising with respect to our products will be successfully defended or that our insurance will be sufficient to cover liabilities arising from these claims. A successful claim against us in excess of our insurance coverage could materially harm our business.

 There is uncertainty relating to third party reimbursement which is critical to market acceptance of our products

   Our laser systems and other products are generally purchased by physicians, dentists and surgical centers which then bill various third party payors, such as government programs and private insurance plans, for the procedures conducted using these products. Third-party payors carefully review and are increasingly challenging the prices charged for medical products and services, and scrutinizing whether to cover new products and evaluating the level of reimbursement for covered products. While we believe that the laser procedures using our products have generally been reimbursed, payors may deny coverage and reimbursement for our products if they determine that the device was not reasonable and necessary for the purpose for which it was used, was investigational or not cost-effective. As a result, we cannot assure you that reimbursement from third party payors for these procedures will be available or if available, that reimbursement will not be limited. If third party reimbursement of these procedures is not available, it will be more difficult for us to sell our products on a profitable basis. Moreover, we are unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation may have on us.

 We are exposed to risks relating to health care reform

   Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, such reforms could have a material adverse effect on our business, financial condition and results of operations.

 If we experience problems with Year 2000 compliance our operations may be disrupted

   Many existing computer programs use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. As a result, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failure or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   We are heavily dependent upon the proper functioning of our own computer and data-dependent systems. This includes, but it not limited to, our support/administrative and operational/production systems. Any failure or malfunctioning on the part of these or other systems could harm our business in ways that we currently do not know and cannot discern, quantify or otherwise anticipate. In addition, if our key vendors experience Year 2000 compliance issues, then our business could be harmed. Due to the interrelated nature of international commerce, if there is a failure in Year 2000 compliance by us or one of our direct or indirect business partners, we could suffer major disruptions in our ability to call on customers, obtain orders from customers, obtain parts from suppliers, manufacture products for sale, ship products to our customers, or receive payment for our sales.

   We have not developed a formal assessment of all potential impacts of the Year 2000. We design, manufacture and sell medical products which contain computer chips and we utilize software developed by other companies. While our engineers are developing new software which they expect to complete by August 1999, there can be no assurance that their efforts will be successful. We rely on external business partners. As such, there can be no assurance that our business will not be negatively affected by Year 2000 problems experienced by these business partners.

Risks Related to this Offering

 The market price of our stock may fluctuate due to changes in revenue and operating results

   Due to the relatively high sales price of our products and low sales unit volume, minor timing differences in receipt of customer orders have produced and could continue to produce significant fluctuations in quarterly results. In addition, if anticipated sales and shipments in any quarter do not occur when expected, expenditures and inventory levels could be disproportionately high, and our operating results for that quarter, and potentially for future quarters, would be adversely affected. Quarterly results may also fluctuate based on a variety of other factors. The important factors which may cause our quarterly results to fluctuate are seasonality and production delays. During the past four fiscal quarters, our net loss has fluctuated from a low of $2.6 million to a high of $11.7 million. Such fluctuations may cause our stock price to decline and adversely affect our ability to raise additional capital.

 If we are unable to secure additional financing in the future, we will have to delay or halt our product development programs

   In the future, we will require substantial additional funds for research and development programs, preclinical and clinical testing, development of our sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. Our capital requirements may vary, and will depend on both internal and external factors. Internal factors affecting our capital requirements include:

  . the progress of research and development programs

  . results of preclinical and clinical testing

  . the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights

  . developments and changes in our existing research

  . licensing and other relationships

  . the terms of any new collaborative, licensing and other arrangements that we may establish.

  . the amount of legal, accounting and administrative costs incurred in connection with pending litigation

   External factors affecting our capital requirements include:

  . competing technological and market developments

  . the time and cost involved in obtaining regulatory approvals


We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the current fiscal year. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate research and product development programs or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop internally.

 Our stock price is volatile

   The market price of our common stock is very volatile, and our common stock therefore may not be a suitable investment for those who seek stable investment prices over the short or long term. Our common stock was first publicly traded in December 1994 and has had last reported closing sale prices ranging from a low of $1.78 per share in August 1999 to a high of $14.00 per share in May 1997. The market price of our common stock could continue to fluctuate substantially due to a variety of risk factors, including those described elsewhere in this prospectus. The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet these expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the market prices of securities issued by many companies may change for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.


 A significant number of shares are eligible for sale, and if sold, these shares may create excess supply in the market causing our stock price to decline

   Sales of a substantial number of our shares of common stock in the public market could adversely affect the market price for our common stock. At this time, approximately 7.6 million shares of our common stock are issuable upon the full exercise of our outstanding Class B Warrants, and over 6.4 million shares of our common stock are issuable upon exercise of other outstanding warrants and options and conversion of outstanding debentures. The existence of these outstanding warrants and options could adversely affect our ability to obtain future financing. We have also reserved 2,250,000 shares of our common stock for issuance in connection with the proposed settlement of outstanding litigation. The consummation of this settlement will require satisfaction of a number of conditions, and we cannot assure you that the settlement will be completed.

   The price which we may receive for our common stock issued upon exercise of outstanding options and warrants will likely be less than the market price of our common stock at the time these options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital by a new offering of our securities on terms more favorable than those provided for by the options and warrants.

 Our preferred stock may delay or prevent a takeover of our company possibly preventing you from obtaining higher share prices

   Our articles of incorporation authorize the issuance of 8,850,000 shares of "blank check" preferred stock, which will have terms as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with terms which could adversely affect the rights of the holders of the common stock. The preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Premier. This could have the effect of preventing others from seeking to acquire your shares in transactions at premium prices.

   In March 1998, we adopted a Shareholder Rights Plan, which entitles certain of our shareholders to purchase our Series A Junior Participating Preferred Stock. These rights are not exercisable until the acquisition by a person or affiliated group of 15% or more of the outstanding shares of our common stock, or the commencement or announcement of a tender offer or exchange offer which would result in the acquisition of 15% or more of our outstanding shares. Upon request, we will provide you with a copy of the Shareholder Rights Plan. The Shareholder Rights Plan may have the effect of discouraging, delaying or preventing a change of control of Premier.

 Short selling of our common stock could adversely affect our stock price

   If a significant number of shares of common stock which are issued upon conversion of the debentures and payment of interest thereon are then sold in the market, the price of our common stock could be depressed due to the presence of these additional shares in the market. This downward pressure could encourage short sales of common stock by the selling shareholders or others. By increasing the number of shares offered for sale, material amounts of short selling could place further downward pressure on the market price of the common stock.

                                USE OF PROCEEDS

   The selling securityholders are not obligated to convert the debentures or exercise the warrants. No payments are required to be made upon the conversion of the debentures. If all of the warrants are exercised, the proceeds to us would be approximately $313,500.

   The net proceeds from the offering of convertible debentures in May 1999 were approximately $3.7 million. Of this amount, $2 million is being held in escrow until this registration statement is declared effective, at which time it will be released to us. Approximately $750,000 of the net proceeds received to date has been paid to various suppliers. The balance of the net proceeds received to date has been added to our working capital. This balance, together with the $2 million to be received once this registration statement is declared effective, will be used for general corporate purposes, including increased sales and marketing efforts and the development and manufacture of new products.

   We intend to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes and working capital to support anticipated growth, including research and development programs and continuing development of a distributor network.

            PRICE RANGE OF CLASS A COMMON STOCK AND CLASS B WARRANTS

   Our Class A Common Stock and Class B Warrants trade on the Nasdaq National Market System under the symbols PLSIA and PLSIZ, respectively. At August 3, 1999, the approximate number of holders of record of our Class A Common Stock were 781 and were 31 for our Class B Warrants. We also have outstanding
Class E-1 Common Stock and Class E-2 Common Stock, for which there is no market. The number of record holders of Class E-1 Common Stock and Class E-2 Common Stock at August 3, 1999 was 323.

   Prior to January 6, 1998, Premier had Class A Warrants outstanding which were listed on the Nasdaq Stock Market National Market under the symbol "PLSIW," and "Units," each consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant, which were listed on the Nasdaq Stock Market SmallCap Market. We redeemed the Class A Warrants under the terms of the Warrant Agreement on January 6, 1998, and as a result there have been no outstanding Class A Warrants or Units since that date.

   The following table sets forth the price range of the high and low closing sale prices per share of Class A Common Stock and Class B Warrants for the calendar quarters indicated.

                                                   Class A          Class B
                                                 Common Stock      Warrants
                                               ---------------- ---------------
                                                 Low     High     Low    High
                                               ------- -------- ------- -------
     1997
     First Quarter............................ 5  3/16  8  1/8    27/32 1 11/16
     Second Quarter........................... 5  1/4  14          3/4  5  3/4
     Third Quarter............................ 8  1/2  11 17/32 2  5/16 3 27/32
     Fourth Quarter........................... 7  3/16 10  1/2  1  3/16 3
     1998
     First Quarter............................ 7 11/16 11 11/16 1  5/8  3  7/8
     Second Quarter(1)........................ 4  3/16 10  7/16   25/32 2  7/8
     Third Quarter(1)......................... --      --       --      --
     Fourth Quarter(1)........................ 1  7/8   4  7/16    1/8    13/16
     1999
     First Quarter............................ 1 15/16  4  3/16    5/32    1/2
     Second Quarter........................... 2  1/16  3  3/8     5/32   11/32
     Third Quarter (through August 4, 1999)... 1 25/32  2  3/16    1/8     5/32

--------

(1) From May 26, 1998 to October 22, 1998, the trading in our Class A Common Stock and Class B Warrants was suspended by the Nasdaq Stock Market.

   On August 4, 1999, the last reported sale price as reported by The Nasdaq Stock Market for our Class A Common Stock was $1.7813 and the last reported sale price for our Class B Warrants was $0.0125. The majority of the outstanding shares of our Class A Common Stock are held of record by nominee holders on behalf of an unknown number of ultimate beneficial owners.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock, and for the foreseeable future we intend to follow a policy of retaining all of our earnings, if any, to finance the development and continued expansion of our business. We cannot assure you that we will ever pay cash dividends. Any future decisions concerning the payment of dividends will depend upon our financial condition, results of operations and any other factors that the board of directors deems relevant.

                                    DILUTION

   The following discussion and table treats the Class A Common Stock, the Class E-1 Common Stock and the Class E-2 Common Stock as a single class.

   As of March 31, 1999, we had a net tangible book value of $133,000, or $0.01 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance and conversion of the debentures and exercise of the warrants, our adjusted pro forma net tangible book value as of March 31, 1999 would have been $4,075,000, or $0.19 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.18 per share to our existing shareholders and an immediate dilution to the persons converting the debentures and exercising the warrants of approximately $1.53 per share. Dilution is determined by subtracting pro forma net tangible book value per share of common stock after this offering from the price paid by new investors for a share of our common stock. The following table illustrates this dilution on a per share basis and assumes that all of the warrants will be exercised:

Assumed average price per share(1)....................................... $1.72
  Net tangible book value per share before exercise................ $0.01
  Increase per share attributable to the conversion of the
   debentures and exercise of the warrants......................... $0.18
Pro forma net tangible book value per share after conversion and exercise................................................................ $0.19
                                                                          -----
Dilution of net tangible book value...................................... $1.53
                                                                          =====

--------

(1) The debentures are convertible into common stock under a formula based on the closing bid price of the common stock during the twenty day period prior to the date of conversion. Accordingly, the conversion price for the debentures will fluctuate on a daily basis. As of August 4, 1999, this formula yielded a conversion price of $1.595 per share, and at that date the debentures would have been convertible into 2,507,837 shares of common stock. The assumed average price per share equals the total amount that would be received upon conversion of the debentures and exercise of the warrants, divided by this assumed number of shares into which the debentures would have been convertible plus the number of shares issuable upon exercise of the warrants.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The following table contains selected consolidated financial data of Premier and is qualified by the more detailed financial statements and related notes of Premier included herein. The balance sheet and statement of operations data for the periods ended March 31, 1996, 1997, 1998, and 1999 have been derived from our financial statements, audited by Haskell & White LLP, independent accountants. As described in Note 3 to the consolidated financial statements and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," Premier completed several business acquisitions during the two years ended March 31, 1998 and discontinued the operations of one subsidiary at the end of the fiscal year ended March 31, 1999. The proforma results of operations resulting from the acquisitions and the effects of the discontinued operations are also described in Note 3. As a result of these acquisitions and the discontinued operations, statement of operations data and per share data for the historical periods presented may not be indicative of Premier's future results of operations or financial condition. The following information should be read in conjunction with Premier's financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus.

                                      Fiscal Year Ended March 31,
                              -----------------------------------------------
                               1995     1996      1997       1998      1999
                              -------  -------  ---------  --------  --------
                                                (Restated)
                                             (In thousands)
Selected Statement of
 Operations Data:
Net sales.................... $ 1,249  $ 1,704   $ 5,091   $  9,886  $ 13,971
Cost of sales................   1,298    3,324     3,649     17,234    13,405
                              -------  -------   -------   --------  --------
Gross profit (loss)..........     (49)  (1,620)    1,442     (7,348)      566
Selling and marketing
 expenses....................   1,036    1,309     2,415      5,113     7,930
Research and development
 expenses....................   1,036    1,214     1,563      3,088     4,165
General and administrative
 expenses....................   1,747    1,709     1,853      3,700     6,625
Shareholder litigation
 settlement expense..........     --       --        --         --      8,082
Write-off of investment......     --       --        881        --        --
Termination of strategic
 alliance with IBC...........     --       --        331        --        --
In process research and
 development acquired in
 acquisitions................     --       --        250     12,800       --
Merger related and
 integration costs...........     --       --        --       7,617       --
                              -------  -------   -------   --------  --------
Loss from operations.........  (3,868)  (5,852)   (5,851)   (39,666)  (26,236)
Interest income (expense),
 net.........................    (322)      99        15      1,074       203
Minority interest in loss of
 consolidated subsidiary.....     --       --         60        274     1,764
Discontinued operations......     --       --       (197)      (446)   (4,692)
Extraordinary gains..........     382      --        --         --        --
                              -------  -------   -------   --------  --------
Net loss..................... $(3,808) $(5,753)  $(5,973)  $(38,764) $(28,961)
                              =======  =======   =======   ========  ========
Selected Per Share Data:
Loss per share before
 discontinued operations and
 extraordinary item(1)....... $ (1.59) $ (1.26)  $  (.99)  $  (3.35) $  (1.56)
Discontinued operations......     --       --       (.03)      (.04)     (.30)
Extraordinary gain from
 extinguishment of
 indebtedness................     .15      --        --         --        --
                              -------  -------   -------   --------  --------
Net loss per share........... $ (1.44) $ (1.26)  $ (1.02)  $  (3.39) $  (1.86)
                              =======  =======   =======   ========  ========
Weighted average shares
 outstanding(1)(2)...........   2,585    4,557     5,833     11,444    15,531
Selected Balance Sheet Data:
Cash and cash equivalents.... $ 5,888  $    35   $   174   $  9,723  $    889
Working capital (deficit)....   6,756    5,818     7,526     19,017    (1,363)
Total assets.................  16,884   15,675    21,079     47,708    19,276
Long-Term debt...............     --       --        --         --        --
Shareholders' equity.........  15,002   13,797    16,249     31,456     9,303

--------
(1) The effect on net loss per common share of the conversion of Premier's debentures was to reduce historical net loss by $67,995 and to increase weighted average shares outstanding by 321,099 shares for the fiscal year ended March 31, 1995. Net loss per common share was computed based on the weighted average number of our common shares outstanding during the fiscal year ended March 31, 1995 after giving retroactive adjustment for recapitalization and conversion of debentures outstanding prior to our initial public offering into Units upon completion of that initial public offering.

(2) Does not include shares of Class E-1 or Class E-2 Common Stock, which are subject to cancellation in certain circumstances.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Read the following discussion together with the financial statements and related notes included elsewhere in this prospectus. The results discussed below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations and which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in these forward-looking statements due to a number of factors, including those set forth herein, in the section entitled "Risk Factors" and elsewhere in this prospectus.

General

   Premier develops, manufactures and markets several lines of proprietary medical lasers, fiber optic delivery systems, diagnostic imaging systems and associated products for a variety of dental, ophthalmic and surgical applications. Premier commenced operations in August 1991, after acquiring substantially all of the assets of Pfizer Laser Systems, a division of Pfizer HPG which is a wholly-owned subsidiary of Pfizer, Inc. The assets we acquired included the proprietary rights to a broad base of laser and fiber optic technologies developed by Pfizer Laser Systems. This acquisition was led by our current Chief Executive Officer.

   While we have received FDA clearance to market laser products covering a variety of medical applications, to date we have focused our research, development and marketing efforts on a limited number of products or applications. These applications principally consist of specific dental and more recently, ophthalmic applications. As future resources permit, we may introduce products for applications for which we already have all necessary approvals or may seek strategic alliances to develop, market and distribute these products.

   We have recorded operating losses in each of the fiscal years since our formation, resulting in large part from substantial sales and marketing and general and administrative expenses, business acquisition costs and costs incurred in research and development activities and in obtaining regulatory approvals. Although sales increased significantly during fiscal 1998, operating results worsened due to the impacts of expensed business acquisition costs and a failed distribution agreement.

   As discussed in Note 6 to the accompanying financial statements, Premier and several of our officers and directors have been named in a number of securities class action lawsuits which allege violations of the Securities Exchange Act or the California Corporations Code. We have also been named in a shareholders' derivative action. Any significant uninsured judgment or settlement amount associated with these claims would seriously affect our ability to satisfy our working capital requirements.

Results of Operations

 Fiscal Year Ended March 31, 1999 Compared to Fiscal Year Ended March 31, 1998

   Our net sales increased 41% to $13,971,000 for the year ended March 31, 1999 ("fiscal 1999") from $9,886,000 for the year ended March 31, 1998 ("fiscal 1998"). This increase was primarily attributable to sales of ophthalmic products manufactured both by us, and by our 51%-owned subsidiary, Ophthalmic Imaging Systems, whose sales for fiscal 1999 were $6,300,000. Our fiscal 1998 net sales included only two months of sales by OIS, or $356,000. Sales for EyeSys products were approximately $2,094,000 for fiscal 1999 as compared to $1,037,000 for the last six months of fiscal 1998, following Premier's acquisition of EyeSys in September 1997. Although we believe that market opportunities are very large, and order rates in both eye-care and dental products have recently been increasing, future sales trends will depend in part on whether we are able to establish distributor relationships for our dental and other products. We do not know if we will be able to successfully establish such relationships. Moreover, our ability to fill future orders will depend in part on the availability of components, among other things. We have recently experienced difficulties in obtaining components from some suppliers.

   A portion of our sales are made in foreign markets, principally Argentina, Canada, Italy, Japan and Taiwan. International sales were $1,537,000, or 11% of total sales, in fiscal 1999, as compared to $1,285,000 or 13% of total sales, in fiscal 1998. These sales involve no currency risk, since they are made in U.S. dollars, but do involve a higher collection risk than domestic sales. We attempt to reduce the collection risk of international sales by requiring the customer to provide a letter of credit in certain circumstances, and reviewing each customer's financial stability before extending credit.

   Cost of sales decreased 22% to $13,405,000 in fiscal 1999 from $17,234,000 in fiscal 1998. The majority of the decrease is due to the difference between inventory reserves of $5,704,000 recognized during fiscal 1998 and reserves for additional excess inventory quantities of $2,300,000 recognized during fiscal 1999. Also contributing to the reduction in cost of sales were lower warranty service costs and a decrease in materials scrap expense. Offsetting this reduction were the inclusion of a full year of OIS cost of sales as well as higher manufacturing expenses associated with excess manufacturing capacity during fiscal 1999. Cost of sales were $3,738,000 in fiscal 1999 as compared with $243,000 for two months in fiscal 1998.

   Selling and marketing expenses increased 55% to $7,930,000 in fiscal 1999 from $5,113,000 in fiscal 1998. Approximately one-half of the increase was attributable to the selling and marketing expense of OIS which was $1,842,000 in fiscal 1999 as compared to $203,000 for only two months in fiscal 1998. Other factors which contributed to the increase during fiscal 1999 include substantial growth in trade show and advertising expense associated with our dental and ophthalmic product offerings, as well as increased use of professional advisory services.

   Research and development expenses increased 35% to $4,165,000 in fiscal 1999 from $3,087,000 in fiscal 1998. Approximately three-fourths of the increase was due to the inclusion of research and development expenses of OIS which were $932,000 in fiscal 1999 as compared to $60,000 in the final two months in fiscal 1998. Expenses for professional services included in research and development increased by 166% to $500,426 in fiscal 1999 from $188,046 in fiscal 1998. Expenses for outside services increased 525% to $300,727 in fiscal 1999 from $48,068. Expenses for consulting services increased 146% to $745,136 from $302,185. The balance of the increase was due to increased compensation expense resulting from personnel additions which increased 47% to $1,832,402 in fiscal 1999 from $1,241,931 in fiscal 1998.

   During the year ended March 31, 1999, we recorded net stock option recoveries in the amount of $842,692 relating to terminated stock options that were originally granted in the prior year to an investment banking firm and to consultants and physicians affiliated with Eyesys.

   General and administrative expenses increased 79% to $6,625,000 in fiscal 1999 from $3,700,000 in fiscal 1998. Approximately one-third of the increase was attributable to the general and administrative expense of OIS, which was included for only two months in fiscal 1998. Legal and accounting fees increased substantially during fiscal 1999 as compared to fiscal 1998, rising by approximately $324,000, and $387,000 respectively. These increases resulted from the resignation of our former auditors and the resulting need to have audits performed for two fiscal years, as well as class action litigation and SEC/Nasdaq inquiries that arose during the quarter ended June 30, 1998. Also contributing to the increases in fiscal 1999 as compared to fiscal 1998 were an increase in our provision for bad debts of $694,000 and an increase in compensation expense of $401,000. Compensation expense was increased due to changes in upper management, where more experienced personnel were hired to focus efforts on core business operating issues.

   We have amended our accounts receivable allowance over time to adjust expected collectibility, given our collection history and the continued aging of specific receivables. At March 31, 1999, our allowance as a percentage of accounts receivable was 60% as a number of balances are in excess of one year old. The following chart reflects period to period changes in our accounts receivable allowances.

                                                          March 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
   Accounts receivable........................ $3,340,075 $6,177,737 $1,718,312
   Allowance.................................. $1,997,158 $1,224,845 $  613,623
   Net accounts receivable.................... $1,342,917 $4,952,892 $1,052,312
   Allowance as % of accounts receivable...... 60%        20%        36%

   On November 18, 1998, we reached an agreement in principle with lead plaintiffs and their counsel to settle certain class and derivative action lawsuits which allege violations of the Securities Exchange Act or the California Corporations Code . The plaintiffs seek damages on behalf of classes of investors who purchased our stock between May 7, 1997 and April 15, 1998. Under the terms of the agreement in principle, in exchange for a release of all claims, we would pay 2,250,000 shares of common stock and $4,600,000 in cash. The cash portion of the settlement would be paid by our insurance carrier. Completion of the settlement is subject to the execution of the final settlement agreement, court approval and certain other conditions. In accordance with the terms of the agreement in principle to settle class and derivative actions, we established a reserve during the third quarter of fiscal 1999 for the future issuance of 2,250,000 shares of common stock. The shares were valued at a price of $3.31 per share which was the closing price of our stock on November 18, 1998, the effective date of the proposed settlement agreement. We have included approximately $634,000 of associated legal and professional fees in this reserve for fiscal 1999, but have not included in the reserve approximately $4,600,000 in cash that would be paid by our insurers.

   In fiscal 1998 we recognized $12,800,000 for in process research and development and $7,617,000 in merger and integration costs related to the acquisitions of 51% ownership in OIS and 100% of EyeSys Technologies, Inc. No business acquisitions have occurred during fiscal 1999.

   Net interest income decreased by 81% to $203,000 for fiscal 1999 as compared to $1,073,000 for fiscal 1998. The decline in interest income reflects a decrease in excess cash flow available for us to invest during fiscal 1999. The decrease in cash flow was primarily due to increased operating expenses and higher working capital requirements.

   Approximately $700,000 of the Company's consolidated losses were attributable to the minority shareholder interest of OIS. However 100% of this loss was absorbed by us due to the capital deficiency position of OIS.

   In March 1999, the board of directors of Data.Site adopted a plan to discontinue its operations. Accordingly, Data.Site's net loss for the year ended March 31, 1999 in the amount of approximately $4,692,000 has been presented on a separate line item in the statements of operations and comprehensive loss. The statements of operations and comprehensive loss for fiscal years 1998 and 1997 have been reclassified to present the net losses of Data.Site as discontinued operations. Approximately $2,927,000 of our consolidated losses during fiscal year 1999 related to Data.Site. Of this amount, $534,000 could not be allocated to the minority interest due to the capital deficiency position of Data.Site and was, therefore, absorbed by us.

   On March 31, 1999, Data.Site laid off all of its employees with the exception of one programmer and its President. The President is responsible for all shut down operations, including the transfer of data back to customers and the sale of assets and intellectual property. The programmer was responsible for keeping the Data.Site system operational until all of the data had been transferred to the appropriate customers. In May 1999, all of Data.Site's operations ceased.

   The only income from Data.Site's operations received by Premier after March 31, 1999 was from the sale of the intellectual property and other assets of the Company. Expenses incurred by us after March 31, 1999, have included phones, shipping costs, computer lease costs and salaries.

 Fiscal Year Ended March 31, 1998 Compared to Fiscal Year Ended March 31, 1997

   Net sales increased 94% to $9,885,000 for the year ended March 31, 1998 ("fiscal 1998") from $5,091,000 for the year ended March 31, 1997 ("fiscal 1997") . This increase was primarily attributable to an increase in sales to the dental market including sales resulting from the introduction of the Er:YAG laser for cavity preparation and ophthalmic sales from the EyeSys product line during the latter half of fiscal 1998. Dental sales during the last two quarters of fiscal 1998 were adversely affected by an impasse reached with dental distributor Henry Schein, Inc. over the nature of a relationship between the parties initiated with a letter of intent executed in December 1997. We believed that Henry Schein obligated itself to accept an initial shipment of product, and that the relationship was being expanded. Henry Schein subsequently notified us that it did not agree with our understanding of the terms of the relationship. Sales during the last two quarters of fiscal 1997 were also adversely affected by a disruption in our supply of Arago argon laser and vendor supply problems with our Multi-Operatory Dentalaser argon laser.

   International sales were $1,285,000, or 13% of total sales, in fiscal 1998 as compared to $1,273,000, or 25% of total sales, in fiscal 1997.

   Cost of sales increased 372% to $17,234,000 in fiscal 1998 from $3,649,000 in fiscal 1997, due to an increase in sales, additional inventory reserves of $5,704,000, substantially higher warranty costs, and start-up and training expenses associated with Er:YAG laser and fiber and EyeSys product manufacturing. The additional inventory reserves are primarily associated with excess inventory purchase commitments we made (approximately $2,601,000), reserves recorded for excess, slow-moving, obsolete and off-site inventories (approximately $2,603,000), and merchandise returned by Henry Schein, Inc., a distributor of dental equipment and supplies, under a disputed distribution agreement (approximately $500,000). Pursuant to this disputed relationship, we shipped this distributor merchandise with an approximate sales value of $2,400,000, and such merchandise was subsequently returned to us. We did not receive any payments in connection with this transaction and we have terminated this business relationship. A significant portion of the reserves recorded for purchase commitments and excess inventories related to products manufactured and components ordered in anticipation of filling orders for the distribution by Henry Schien, Inc.

   Selling and marketing expenses increased 112% to $5,113,000 in fiscal 1998 from $2,415,000 in fiscal 1997. This increase was primarily attributable to significant increases in marketing personnel, introduction of the Er:YAG laser, increased commissions and associated selling expenses, and from consolidation of the expenses of new subsidiaries.

   Research and development expenses increased 98% to $3,087,000 in fiscal 1998 from $1,563,000 in fiscal 1997. This increase resulted primarily from increases in Premier's research and development personnel, an additional $510,000 of clinical trial costs and associated samples, travel expenditures for Premier and EyeSys, and $710,000 of expense for all other new subsidiaries. The expense in fiscal 1997 was offset by a $450,000 payment received by Premier under a Small Business Innovative Research grant. We also recognized $225,000 and $190,000 as a research and development expense from the issuance of stock options to clinical evaluators and medical directors in fiscal 1998 and fiscal 1997 respectively.

   General and administrative expenses increased 100% to $3,700,000 in fiscal 1998 from $1,853,000 in fiscal 1997. This increase was partially due to $459,000 of expenses from new subsidiaries, $400,000 for litigation expense related to a supply agreement for optical fibers, and $250,000 for issuance of stock options.

   Net interest income increased to $1,073,000 in fiscal 1998 from $15,000 in fiscal 1997. This increase reflected our higher cash balances following the completion of our secondary offering in October 1996 and the exercise of outstanding warrants in January 1998. The net proceeds from these capital stock transactions were $10,401,000 from the secondary offering and $41,735,000 from the warrant exercises.

   In fiscal 1998, Premier expensed $12,800,000 for in process research and development related to the acquisitions of 51% ownership in OIS and 100% of Eyesys. In connection with the Eyesys acquisition, Premier obtained an independent third-party appraisal which estimated the value of the purchased in-process research and development to be $10,200,000 as of the acquisition date. The research and development projects acquired by Premier included (i) System 2000 v.4, (ii) 20/20 Handheld Topographer, (iii) Innovative Corneal Topography Checkerboard, (iv) Spatial Resolved Refratometry, (v) Sun 100 B,
(vi) Sun CW and (vii) CWL Cards. Of these projects, the System 2000 and the 20/20 Handheld Topographer, marketed as the Vista, are now being sold in the market. In connection with the acquisition of a majority interest in OIS, Premier obtained an independent appraisal which estimated the value of the purchased in-process research and development as of the acquisition date to be $2,600,000. The in-process research and development projects included: (i) future angiography products, (ii) glaucoma-scope products, (iii) reading center products, and (iv) digital fundus imager. Of these projects, the digital fundus imager is the only product which has been sold in the market.

   In fiscal 1998, Premier expensed $7,617,100 in merger and integration costs related to the acquisitions of 51% ownership in OIS and 100% of EyeSys. Merger and integration costs are primarily comprised of goodwill write-offs ($3,640,400), accrued compensation, relocation costs and related stay bonuses ($1,279,700), issuance of stock options in accordance with the EyeSys acquisition agreement ($1,110,900) and other related liabilities such as legal, accounting and investment banker fees (aggregating $1,586,100). Goodwill was written off in each acquisition due to the uncertainty as to its recoverability. Premier commenced its integration efforts relating to EyeSys in October 1997 following the acquisition and completed the integration by the end of fiscal 1998. Approximately $180,000 of losses were attributable to the minority shareholder interest of OIS. However 100% of the loss was absorbed by Premier due to the capital deficiency position of OIS. We recorded $349,000 of losses attributable to our minority shareholder interest of Data.Site compared with $60,000 during 1997.

   In summary, the operating results for 1998 were negatively impacted by $20,417,000 of acquisition expenses (including $16,500,000 of non-cash costs), $5,704,000 of inventory write-downs, $1,100,000 of warranty cost, $480,000 of non-cash stock option expense, bad debt expense of $385,000, and litigation costs of $400,000.

 Liquidity and Capital Resources

   Our operations have been financed through the proceeds from the sale of our equity securities, including an initial public offering in December 1994, and a secondary public offering in October 1996, the exercise of publicly traded warrants and stock options, revenues from operations, and proceeds from a Small Business Innovative Research Grant. Further, in May of 1999, we received $2 million in gross proceeds from a private offering and sale of convertible debentures and will receive an additional $2 million in gross proceeds from this financing upon the effectiveness of this registration statement. The net proceeds of this financing will be used for working capital requirements. In connection with this financing, we granted to the lenders a security interest in substantially all of our assets, including without limitation our patents and other intellectual property.

   Our principal capital requirements include the financing of inventory, accounts receivable, research and development activities, the development of ophthalmic, dental and surgical sales forces, the development of marketing programs and the acquisition and/or licensing of patents.

   At March 31, 1999, we had unrestricted cash and short-term investments of $889,000 and a working capital deficit of $1,363,000. The decrease in cash and short-term investments since March 31, 1998 was primarily the result of the losses during fiscal 1999, increased by working capital changes during the period, including the continued receipt of inventory purchases commitments that had been made during the prior fiscal year. Cash flow during fiscal 1997 and 1998 was positive as the net result of cash proceeds from equity offerings and exercise of stock options and warrants, reduced by operating requirements and investing activities associated with new business acquisitions.

   Our future capital requirements will depend on many factors, including:

  . the progress of our research and development activities

  . the scope and results of pre-clinical studies and clinical trials

  . the costs and timing of regulatory approvals

  . the rate of technology advances

  . competitive conditions within the medical laser industry

  . the maintenance of manufacturing capacity

  . the outcome of the class action lawsuits

  . the establishment of collaborative marketing and other relationships which may either involve cash infusions to us, or require additional cash from us.

   We do not currently have, and are not seeking a credit facility to replace our former credit agreement which expired in September 1988. Our ability to meet our working capital needs through the remainder of fiscal 2000 and thereafter will depend on our ability to achieve sales targets, profitability and a positive cash flow from operations. We cannot assure you, however, that we will be able to achieve sales targets, profitable operations or a positive cash flow from operations.

   As disclosed in Note 10 to the Consolidated Financial Statements, we raised $4 million in gross proceeds from a private offering of convertible debentures in May 1999, of which $2 million has been funded and of which the second
$2 million becomes available upon the effectiveness of the registration statement of which this prospectus is a part. Based on our projections of sales, cost of sales and expenses and expected manufacturing efficiencies due to our assumption of the manufacturing of OIS's product, we believe that once we are able to draw the second $2 million from this offering, we will have sufficient working capital for the balance of fiscal 2000. It should be noted however, that our projections involve significantly higher levels of sales than have been experienced in the past. Although we believe that these sales levels are achievable due to the expected introduction of six new products in the third and fourth calendar quarters of 1999, these sales levels will be dependent on many circumstances outside our control, including whether these new products will be accepted by the market, and the availability of components to manufacture these products.

   Furthermore, any significant uninsured settlement or judgment associated with the class action litigation would materially adversely affect our ability to satisfy our working capital requirements. If additional capital is required, we would consider several financing alternatives including the issuance of securities, licensing of technology and marketing rights, and/or bank financing. We cannot assure you that we would be successful in obtaining additional financing.

   At March 31, 1999, we had net operating loss carryforwards for federal income tax purposes totaling approximately $55 million which will begin to expire in fiscal 2006. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in stock ownership. Utilization of our net operating loss carryforwards to offset future income may be limited.

 Government Grants

   We have been awarded a SBIR grant for approximately $750,000 for the study of laser cataract emulsification. Substantially all of this grant has been drawn for such purposes. The remaining $50,000 of the grant can be drawn upon the achievement of specified criteria.

 Year 2000 Issues


   We are currently in the final phase of identifying and evaluating the potential impacts of the Year 2000 on our systems. We are evaluating the following issues:

  . State of readiness

  . Costs to address Year 2000 issues

  . Risk assessment

  . Contingency plan

   The following is a description of the process we have established and which we intend to follow to minimize our Year 2000 risk exposure:

   State of readiness. In September 1998, we upgraded our accounting system to a release that is Year 2000 compliant. In addition, we have sent out letters to substantially all of our suppliers requesting assurances of Year 2000 compliance. We have received from a majority of these suppliers written assurances of compliance. In addition, we have received documentation in the form of information published on websites stating that the systems of our major vendors are either Year 2000 compliant or that these systems will be Year 2000 compliant by the end of the third quarter of 1999 with the exception of one vendor that has assured us of its compliance by November 1999.

   Cost to address Year 2000 issues. To date we have expended approximately $75,000 in connection with our evaluation and upgrades of systems and approximately $5,000 in contacting our vendors and suppliers to ensure compliance. These costs are included in selling, general and administrative expense in the consolidated statements of operations. All costs related to Year 2000 issues are paid from cash flows from operations.

   We anticipate that future expenditures for necessary remediation of which we are not yet aware and for implementation of additional contingency plans will cost approximately $30,000. These expenditures will be recorded as selling, general and administrative expense as incurred.

   Risk assessment. Based on the findings of our engineers, we believe that the impact of Year 2000 issues on our internal operations will be minimal. Our laser products are not date sensitive. Some of our diagnostic products contain date sensitive databases, however, the costs of software modification are not expected to be material.

   We have had difficulty estimating the impact of Year 2000 noncompliance by outside parties with whom we transact business. We are currently in the process of surveying our vendors and suppliers to ascertain their Year 2000 readiness. Because we have not yet completed this survey, we are not in a position at this time accurately to ascertain the degree of compliance by vendors and suppliers with whom we conduct business.

   Contingency plan. Because we have not completed our testing and assessment procedures, we have not developed any plans for likely scenarios involving Year 2000 failures. If, when testing and assessment is complete, it appears reasonably likely that such a Year 2000 failure may occur, management intends to develop appropriate plans to deal with such contingencies. If we are unsuccessful in developing or implementing a plan to correct possible Year 2000 failures, or if we fail properly to anticipate a Year 2000 failure in our technology, we may experience disruptions in operations. Our projections of the most serious disruptions which could occur include:

  . the loss of approximately two months' net revenue of $4,000,000 if we experience difficulties in obtaining components and products from our suppliers who are experiencing disruptions due to Year 2000 risks, resulting in the loss of sales because of failure to ship products on a timely basis. We would, however, expect eventually to be able to recover a significant portion of this revenue once measures were implemented to correct problems resulting from the Year 2000.

  . the inability to collect receivables if any of the accounting systems of our clients experience a Year 2000 failure.

 Seasonality

   To date, our revenues have typically been significantly higher in the second and fourth calendar quarters. This seasonality reflects the timing of major medical and dental industry trade shows in these quarters, significantly reduced sales during the summer and the effect of year-end tax planning influencing the purchasing of capital equipment for depreciation during the fourth calendar quarter.

                                    BUSINESS

Overview

   Premier develops, manufactures and markets several lines of proprietary medical lasers, fiberoptic delivery systems and associated products for a variety of dental, ophthalmic and surgical applications. In addition, through EyeSys, we develop, manufacture and market diagnostic systems which provide ophthalmic practitioners with images of the shape and curvature of the human cornea. Premier's majority owned subsidiary, OIS, is engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. When referred to in the following discussion, the term "Premier" refers to Premier Laser Systems, Inc. while references to "us," "our" and "we" mean collectively Premier, EyeSys and OIS.

   Premier commenced operations in August 1991 after acquiring substantially all of the assets of Pfizer Laser Systems, a division of Pfizer HPG which is a wholly-owned subsidiary of Pfizer, Inc. In 1993, Premier acquired from Proclosure, Inc. technology, assets and proprietary rights relating to a laser system for tissue fusion, and completed its initial public offering of securities in 1994. In September 1997, Premier acquired EyeSys in exchange for cash and securities. Premier acquired a majority of the outstanding common stock of OIS in several transactions commencing in October 1997 and ending in February 1998. As of this date, Premier remains a majority shareholder of OIS. OIS held its annual shareholders' meeting on January 18, 1999. At that meeting, Premier's proposed slate of board of directors was elected. On March 7, 1999, Premier and OIS entered into a Letter Agreement under which Premier committed to undertake OIS's manufacturing operations.

   Premier has made a proposal to the OIS board of directors under which Premier would acquire the remaining shares of OIS not already owned by Premier. This proposal was rejected, but additional discussions for such a transaction may occur in the future.

 Laser Business

   Our lasers and related products use the controlled application of thermal, acoustic and optical energy to allow the physician or dentist to perform selected minimally invasive procedures which in some cases, compared to conventional techniques not involving the use of lasers, vaporize or sever tissue with minimal blood loss and scarring, increase patient comfort and reduce patient treatment time and treatment costs. We currently market certain of these lasers for dentistry, ophthalmology and surgery.

   Although we have received more than 100 clearances from the FDA in multiple specialty areas to market our laser products for a variety of medical applications, due to limited financial resources we have initially focused our marketing efforts on dental lasers which we believe have the most promise for commercial success. We initiated marketing efforts in ophthalmology in 1997. As resources permit, we plan to commence marketing efforts with respect to other medical applications which we believe may also be commercially viable. In addition, we have several new submittals with the FDA which we believe will be evaluated within the next 12 months, including our submittals concerning the use of lasers in connection with cataract surgery, cavity prevention and tissue melding.

 Corneal Topography Business

   EyeSys designs, develops and markets a line of noninvasive diagnostic imaging systems for use by ophthalmologists and optometrists in surgical planning and evaluation, diagnosis of corneal diseases and contact lens fitting. Founded in 1986, EyeSys has installed more than 3,500 systems.

   The EyeSys System 2000 and Vista products each combine proprietary hardware used for capturing an image and a personal computer to control the hardware and to run the software. The output of these systems is a color-coded map of the shape and curvature of the human cornea that vision care professionals can easily interpret and utilize for treatments such as vision correction and cataract surgery and corneal transplants, for diagnosis of astigmatisms and corneal diseases, and for contact lens fitting and custom lens manufacturing.

 Ocular Imaging Business

   OIS, which commenced business in 1986, is engaged in the business of designing, manufacturing, and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. OIS's current flagship products are its digital imaging systems, the WinStation 1024(TM) and WinStation 640(TM). These WinStation products are targeted primarily at retinal specialists and general ophthalmologists. OIS's WinStation systems are primarily used by ophthalmologists to perform a diagnostic test of the blood flow in the patient's retina. This procedure is used to diagnose and monitor diseases and provide important information in making treatment decisions. OIS also recently showed a digital fundus imager, which provides similar diagnostic capabilities, except that it provides a continuous image rather than a single frame image, and it will be sold at a lower price. In addition, OIS plans to market a Digital Slit Lamp which will be used to obtain live motion images of the surface of the eye.

   OIS has experienced operating losses for each fiscal year since its initial public offering in 1992. OIS expects to continue to incur operating losses for the foreseeable future and while a goal of the combined ophthalmic businesses is to achieve profitability through consolidation, we cannot assure you that OIS will be able to achieve or sustain significant revenues or profitability in the future.

Market Overview

 Dental and Periodontal Laser Market

   The current market for laser equipment in dental procedures is comprised of hard and soft tissue procedures, composite curing and teeth whitening.

   Hard Tissue Procedures, including Cavity Preparation. Potential dental laser applications for procedures on teeth, also known as hard tissue procedures, include pit and fissure sealing, etching, caries removal and cavity preparation. Based on user feedback from our clinical sites, we believe that the use of a laser in dentistry reduces the pain associated with various traditional procedures performed with a dental drill. On May 7, 1997, our Er:YAG laser was cleared to market for tooth etching, caries removal and cavity preparation. This laser was the first to be cleared by the FDA for these procedures. We commenced marketing of the Er:YAG laser for these procedures shortly after receipt of FDA clearance.

   Soft Tissue. The dental laser can be used for selected periodontal procedures and to treat early gum disease, postponing or in some cases eliminating the need for conventional periodontal surgery and providing the opportunity for overall cost savings. While we have clearance to market six lasers for soft tissue dental procedures, including the Aurora diode laser and Centauri Er:YAG laser, we focus our marketing efforts on our Aurora diode laser in this area. The Aurora also is the only diode laser with clearance for procedures involving removal of the pulp of the tooth.

   Composite Curing. Composites are rapidly replacing gold and silver fillings as the material of choice for restoration of cavities, because they more closely match the color of teeth and because gold and silver fillings have drawn increasing worldwide concern over safety due to the toxic gases which may be released when they are removed from teeth. Composite fillings are typically cured using a curing light which provides a broad spectrum of wavelengths. The use of the argon laser for this application has been shown to frequently result in a stronger restoration than composites cured by traditional curing lights. Our argon lasers can also be used to cure the resins used in placing veneers or bonding orthodontic brackets. Our Arago and MOD argon lasers have received FDA clearance for use in these applications.

   Teeth Whitening. A large number of dentists use bleaching materials for teeth whitening. These materials are traditionally applied at night over a six to eight week period to whiten a patient's teeth while he or she sleeps. Lasers have been shown to facilitate the use of these light sensitive materials in the dentist's office by accelerating this process and resulting in an approximately three shade change in less than one hour. Our MOD and Arago lasers have been cleared to market for this procedure.

   Cavity Prevention. We are currently conducting research and initiating clinical trials to use our lasers for cavity prevention applications. Our clinical trials are at an early stage and we cannot assure you that FDA clearance will be obtained for these applications.

 Ophthalmic Laser and Diagnostic Market

   Because of the importance of the cornea to visual performance, virtually all ophthalmologists and optometrists have historically used a measuring instrument known as a keratometer to quantify corneal curvature, in a procedure called keratometry. This instrument obtains only four measurement points, therefore it cannot accurately measure asymmetrical curvatures. A more precise instrument, called a corneal topographer, was developed to measure the curvature of the front of the eye.

   Applications of this device include:

  . important applications in selecting the appropriate procedure for each refractive patient, preoperative surgical planning, postoperative evaluation and patient follow-up

  . improved pre-surgical planning for removal of a cloudy lens in cataract surgery, improved assessment and correction of surgically induced astigmatism, which is the most frequent complication caused by intraocular lens surgery, potentially improved calculation of implanted intraocular lens power, and support of combination cataract/refractive surgical procedures

  . improved surgical outcomes in corneal transplants allowing the practitioner to evaluate surgical technique and adjust postoperative treatment

  . analysis and diagnosis of astigmatism and various corneal diseases

  . several applications in contact lens fitting and manufacturing

   The WinStation market consists of current owners of fundus cameras and anticipated purchasers of fundus cameras suitable for interfacing with the OIS's digital imaging system products. A fundus camera is a camera that produces photographs of the retina of the eye.

   Retinal specialists who number approximately 3,000 in the U.S., comprise the primary target market for digital angiography systems, which allow the visualization of blood flow in the retina. For the past two years OIS digital imaging system sales have been driven in this segment to a large extent by a procedure known as indocyanine green angiography. This new diagnostic test procedure yields new clinically significant information that is helpful in the treatment of patients with macular degeneration, a leading cause of blindness which afflicts over 13 million people in the U.S. This procedure can only be performed using a digital imaging system. OIS introduced a digital fundus imager and a Digital Slit Lamp which will allow full motion video of the eye at a relatively low cost.

   The total available market for diagnostic ophthalmic equipment consists of 16,000 ophthalmologists in the United States, 100,000 additional ophthalmologists in international markets and 36,000 optometrists in the United States.

   Following diagnostic procedures, laser systems have been used for the treatment of eye disorders for many years and are widely accepted in the ophthalmic community. Lasers have traditionally been sold for extra-ocular procedures and procedures in the back of the eye. We do not promote our lasers for these markets, which we believe are approaching saturation, but instead focus on intraocular, refractive/vision correction and aesthetic procedures including anterior capsulotomy, cataract removal, glaucoma treatment, corneal sculpting and cosmetic or aesthetic skin procedures. We have developed the Centauri Er:YAG laser which is capable of performing all of these procedures, which previously typically have been performed by several different types of medical lasers. To date, however, the Centauri laser has only been cleared for some of these procedures. A summary of the procedures for which the Centauri laser has been cleared appears under "Products--Laser Products."

   Cataract Removal Procedures. We believe that no medical lasers have been approved to date for cataract extraction procedures, and that medical lasers may result in less trauma and inflammation than traditional surgical methods, providing more comfort to the patient. Our Centauri Er:YAG laser has been cleared to market for anterior capsulotomy, a procedure which opens the capsule of the eye prior to the removal of the cataract. We have also completed Phase II clinical trials on the Centauri laser for the breakup of the cataract itself, as an alternative to the emulsification of the cataract by ultrasonic energy. We believe that this patented technology for use in cataract removal may provide an easier and safer method.

   Treatment of Glaucoma. Glaucoma, a disease of the eye characterized by increased pressure within the eyeball and progressive loss of vision, has traditionally been treated with drug therapy. When drug therapy is ineffective, periodic invasive surgery may be required. In these cases, lasers may be used to open a pathway into the eye in order to relieve pressure in the eye. This procedure, which may be repeated periodically, can be performed under local anesthesia with a self closing incision on an outpatient basis. We are currently conducting clinical trials prior to seeking clearance to market our Centauri Er:YAG laser for several alternative techniques for this procedure. We do not know whether the FDA will grant clearance these techniques, however.

   Corneal Sculpting. We believe that FDA approval of excimer lasers has resulted in greater acceptance and recognition of laser refractive surgery in the ophthalmic market. Medical lasers may be used for corneal sculpting, a procedure in which the laser is used to sculpt the cornea of the eye to a desired curvature to correct nearsightedness, farsightedness or astigmatism. We plan to seek approval to market the Centauri laser for corneal sculpting and have initiated studies in preparation for regulatory submittal for this application. We do not know whether the FDA will grant clearance for this procedure, however.

   Aesthetic Surgical Procedures. We have received clearance for the use of our lasers in selected aesthetic procedures such as skin resurfacing and eyelid surgery. We plan to begin marketing some of these products for aesthetic applications during the current year.

 Surgical Laser Market

   Laser systems have been approved for and are currently being used in a variety of surgical applications including orthopedics, neurosurgery, urology, gastroenterology, ophthalmology, cardiology, dermatology, gynecology and plastic surgery. Although our products are cleared to market in a number of specialty areas within the surgical market, we have specifically targeted tissue melding, also known as tissue fusion, and aesthetic applications within the surgical market.

   Tissue Melding. We believe a significant number of wound closure procedures may be addressed with surgical lasers in conjunction with or independent of traditional sutures or staples. The clinically demonstrated benefits of the use of surgical lasers for tissue melding, as compared to sutures and staples, include fluid-static seals, immediate strength of the closure and reduced surgical time. Along with our strategic partner, we have conducted animal tests to support regulatory submittals for the use of our Polaris Nd:YAG laser in the areas of arteries, veins, blood vessels and ducts, and are currently conducting clinical studies for skin and hypospadias. We have also completed clinical trials for vasovasotomy, which is the reversal of vasectomies. These trials demonstrated a success rate of approximately 89%. We are also beginning Phase I clinical trials for the treatment of hypospadias, the lengthening of the urethra to the end of the penis in infants, in which it is anticipated that the laser's fluid-static seal may minimize post-surgical complications such as the leakage of urine which results in secondary surgical procedures. We have clearance for Phase II clinical trials for skin closure following mastectomies and eyelid surgery at five clinical sites. Artery and vein melding has been tested in animals by our strategic partner in preparation for clinical studies.

   Aesthetic Surgical Procedures. The market for aesthetic surgery is growing rapidly worldwide. We have a number of approvals for lasers to be used in aesthetic applications and will devote further efforts in the future to entering into and capitalizing on this market.

   We have regulatory clearance to market our products for a variety of additional applications, including in urology, orthopedics, gynecology, gastroenterology, podiatry, pulmonary and neurosurgery, among other areas. In areas where our technology is not being fully utilized, we may seek agreements to supply our products under private label for other manufacturers or may enter into strategic alliances to develop and market our lasers for other applications.

Products

 Laser Products

   The use of laser technology in dentistry, ophthalmology and surgery involves the controlled application of laser light to hard or soft tissue causing an optical, thermal, acoustic or plasma interaction with the tissue. When applied to tissue, the laser light is partially absorbed. This process of absorption converts the light to heat, which in turn alters the state of the tissue. The degree of tissue absorption varies with the choice of wavelength and is an important variable in the application of laser technology in treating various tissues. The laser energy can also form a gas bubble in a water medium which provides an acoustic cutting effect as it bursts.

   Our lasers often use proprietary delivery systems to control the relative proportions of acoustic, thermal and optical energy applied to tissue resulting in enhanced cutting effects. These delivery systems include flexible fiberoptics, waveguides, articulated arms and micromanipulators or scanners which are used on a disposable or limited reuse basis, and which we expect will provide a recurring revenue stream. Our strategy is to target specific applications in the dental, ophthalmic and surgical markets, where we believe that our technology and products have competitive strengths.

   Our line of portable lasers is specifically designed for use in outpatient surgical centers and medical offices. We believe that our lasers are also well suited for the international market, particularly in facilities with many surgical suites where easy transportation of equipment is necessary. By employing techniques developed in the computer industry, we have designed a laser system that:

  . is modularly designed and uses similar components for multiple laser systems thereby reducing their overall cost

  . allows for efficient and inexpensive repair by replacing a board or assembly in the field or through the mail, reducing the need for a field service force

  . can be easily moved from the office to surgical centers because of its compact size and limited voltage requirements

   Our Er:YAG lasers are currently priced from $37,000 to $126,000 and our Nd:YAG lasers are currently priced from $25,000 to $80,000. Our diode lasers are currently priced from $22,000 to $35,000 and our argon lasers are priced from $5,500 to $22,000. The prices of lasers within these ranges depend upon each model's power capability and the features offered.

   The following table presents, in summary form, our principal lasers and delivery systems, the principal applications for which we intend to use them, and the FDA status of these products.

        Product                Medical Application         FDA Regulatory Status
 ---------------------- ---------------------------------  ---------------------
 Centauri (Er:YAG)      Dental--Soft Tissue..............    Cleared to market
                        Dental--Hard Tissue..............    Cleared to market
                        Ophthalmology (e.g. Anterior
                         Capsulotomy)....................    Cleared to market
                        Ab-externo and Ab-interno
                         Sclerostomy and Laser Lens
                         Emulsification..................    Clinical Trials
                        Corneal Sculpting................    Clinical Trials
                        General Surgery, Neurosurgery,
                         Orthopedics, Gastrointestinal
                         and Genitourinary Procedures,
                         Urology, Gynecology and
                         Oral Surgery....................    Cleared to market

 Polaris (1.32m Nd:YAG) Tissue Melding...................    Clinical trials
                        General Surgery, Ophthalmology,
                         Arthroscopic Surgery,
                         Gastrointestinal and
                         Genitourinary Procedures,
                         Urology, Gynecology and Oral
                         Surgery.........................    Cleared to market

 Aurora (diode)         Dental--Soft Tissue..............    Cleared to market
                        Dental--Hygiene..................    Cleared to market
                        Dental--Endodontics..............    Cleared to market
                        Dental and General Surgery,
                         Ophthalmology, Arthroscopic
                         Surgery, Gastrointestinal and
                         Genitourinary Procedures,
                         Urology, Dermatology, Plastic
                         Surgery, Podiatry, Neurosurgery,
                         Gynecology, Pulmonary Surgery
                         and Oral Surgery................    Cleared to market

 MOD and Arago (argon)  Dental--Composite Curing.........    Cleared to market
                        Dental--Teeth Whitening..........    Cleared to market

   Centauri ER:YAG Laser. Our Centauri Er:YAG laser is a portable Er:YAG pulsed solid state laser which generates high frequencies (up to 30Hz) at relatively low peak power. These high frequencies allow faster cutting at lower energies. The 2.9 micron wavelength of the Er:YAG is highly absorbed by water, producing a cut similar to the scalpel. The Er:YAG wavelength is delivered through a fiber optic delivery system which enables the beams to be focused and angled. These fiberoptic catheters are difficult to produce and we have invested heavily in the technology to develop fibers which can handle adequate power. In the past, we experienced difficulties with our supplier of these fibers. We now obtain our fibers from Saphikon, with which we have experienced no supply problems. In addition, we have secured an alternate source of the fibers from Galileo, a Massachusetts based company. See "--Manufacturing and Materials" and "Legal Proceedings."

   Polaris Nd:YAG Lasers. The energy of Nd:YAG lasers is absorbed by blood in tissue and as a result these systems are the preferred lasers to limit bleeding during surgery and for procedures requiring fiberoptic delivery, such as laparoscopic surgery. The Nd:YAG fiberoptic delivery system allows the surgeon to perform surgery through small incisions, providing minimally invasive surgery to patients and usually reducing treatment costs and the length of hospital stays.

   This laser also uses our disposable unique TouchTIPS, AngleTIPS and sculptured fibers. By using the Polaris laser with TouchTIPS, the surgeon is allowed direct contact with tissue and the tactile feeling of the scalpel or other surgical instruments. We believe that the availability of these technologies permits the use of a lower power laser system.

   With the exception of Japan, China and Taiwan, we hold the proprietary rights, including several patents, to manufacture and sell the Polaris laser, a
1.32 micron Nd:YAG laser, together with specialized software and delivery systems, for tissue melding. We are developing the Polaris laser for use in cosmetic skin closures, vascular surgeries and minimally invasive surgical procedures normally performed with sutures and staples.

Although the use of the Polaris laser for tissue melding is still in the clinical trial stage, and no clearance for this application has been received, we believe that tissue melding offers clinical advantages over traditional sutures and staples including fluid-static seals, immediate strength of the closure and reduced surgical time.

   Aurora Diode Laser. The Aurora diode laser is our first semiconductor laser and is the first truly portable diode laser designed for dentistry. The Aurora diode laser replaced the 20 watt Pegasus laser for periodontal procedures, and is approximately one-fourth the size and one-half of the cost of that system. The diode wavelength is absorbed by blood and pigmentation and has been cleared for use in multiple specialties such as general surgery, ophthalmology, urology and plastic surgery. The Aurora laser, which was introduced for soft tissue dental applications in February 1996, is designed to utilize the Nd:YAG delivery systems, including TouchTIPS, AngleTIPS and sculptured fibers, for soft tissue surgery with minimal bleeding or anesthesia. The dental laser can also be used to treat early stage gum disease, postponing or in some cases eliminating the need for periodontal surgery and providing the opportunity for overall cost savings. We believe the Aurora laser compares favorably with competitive products including pulsed Nd:YAG lasers, which cannot produce the required laser settings for use with TouchTIPs, or in the new technique for the treatment of periodontal disease, as well as with CO\\2\\ lasers, which cannot be delivered through a fiber, and argon lasers, which tend to be slower in cutting and may produce charring.

   Arago and MOD Argon Lasers. The Arago and the MOD are gas lasers which have been cleared to market in dentistry to accelerate the composite curing process. Composites are rapidly replacing gold and silver fillings as the material of choice for the restoration of cavities. The argon wavelength penetrates through the composite and has been shown to frequently result in a stronger restoration than composites cured by traditional curing lights. Our argon lasers can also be used to cure the resins used in placing veneers or bonding orthodontic brackets.

   The argon laser can also be used to enhance teeth whitening procedures using light activated bleaching materials which have traditionally been applied at night over a six to eight week period. Lasers have been shown to facilitate the use of these light activated products in a dentist's office by accelerating this process and resulting in an approximately three shade change in less than one hour. The argon laser has been cleared to market for this procedure. We cannot assure you that the use of the argon laser for teeth whitening will become a widely accepted practice in the dental industry. We plan to bundle our lasers with light activated whitening materials and co-market these products with the manufacturers of these materials. We are currently manufacturing the MOD lasers in-house. The Arago laser is currently being supplied by LaserMed, Inc. a third party manufacturer.

   Other Lasers. We have developed other solid state pulsed lasers including the Sirius .532 Nd:YAG laser, Pegasus Nd:YAG, Orion Ho:YAG laser and the Arcturus alexandrite:YAG laser, and other applications for our existing lasers, but are not actively marketing these lasers at the present time. The following table briefly describes additional lasers owned by us which we do not currently market, and the principal applications for which we have clearance to market these lasers.

           Product               Medical Application       FDA Regulatory Status
 --------------------------- ---------------------------   ---------------------
 Altair (CO\\2\\)            Orthopedics General and
                              Plastic Surgery,
                              Dermatology, Podiatry Ear,
                              Nose and Throat,
                              Gynecology Pulmonary
                              Procedures; Neurosurgery
                              and Ophthalmology.........     Cleared to market

 Pegasus (Nd YAG) 40W/60W    General Surgery, Urology,
                              Gastrointestinal
                              Procedures, Pulmonary
                              Procedures,
                              Gastroenterology,
                              Gynecology and
                              Ophthalmology.............     Cleared to market

 Pegasus (Nd:YAG 20W)        Dental--Soft Tissue........     Cleared to market
                             Dental--Endodontics........     Cleared to market

 Pegasus (Nd:YAG) 100W       Oral, Arthroscopic and
                              General Surgery,
                              Gastroenterology,
                              Gastrointestinal and
                              Genitourinary Procedures,
                              Pulmonary Procedures,
                              Gynecology, Neurosurgery
                              and Ophthalmology.........     Cleared to market

 Sirius (.532(m) Nd:YAG)     Dermatology, General and
                              Plastic Surgery, Podiatry
                              and Orthopedic
                              Applications..............     Cleared to market

 Orion (Ho:YAG)              General Surgery,
                              Orthopedics, Ear, Nose and
                              Throat, Ophthalmology,
                              Gastroenterology,
                              Pulmonary Procedures and
                              Urology...................     Cleared to market

 Er:YAG/Nd:YAG (Combination) Various specialties........     Cleared to market

 Laser Delivery Systems and Disposable Products

   While each laser system we market consists of a laser and an integral fiber, the fibers and other products, such as tubing sets and tips, are used by surgeons on a disposable or limited reuse basis for each clinical procedure. We believe that expansion into this market could provide us with a recurring revenue stream.

 Corneal Topography Products

   EyeSys 2000 Corneal Analysis System. The EyeSys System 2000 corneal topography instrument and associated Microsoft Windows(C) based software is targeted at refractive surgeons, general ophthalmologists and optometrists for diagnostic, surgical and contact lens fitting applications. The primary function of the instrument is to position a patient for corneal image capture, acquire the image of reflected rings and send the image to a personal computer for further processing. The System 2000 is modular and we market it as a proprietary computer peripheral and software. The System 2000 hardware interfaces to the computer via a parallel port connection, allowing EyeSys to unbundle the computer, monitor, printer, tables and other third party items. This can significantly lower the price to the customer by allowing physicians to utilize hardware they already own.

   Last year we introduced what we believe to be the smallest hand-held topography system currently available. The Vista(TM) incorporates much of the same reliable and accurate software as the System 2000, but its portability facilitates its use in the operating room or by the optometrist.

Ocular Imaging Products

   OIS currently offers two products to the ophthalmic market: the WinStation 640 and the WinStation 1024 and intends to commence sales of a digital fundus imager and a Digital Slit Lamp within the next couple of months. OIS's WinStation systems are used by ophthalmologists to produce images of blood vessels within the eye. Whereas the traditional methods of obtaining these images utilize photographic film which requires special processing and printing, the WinStation systems allow for immediate diagnosis and treatment of the patient.

   The WinStation products enable the ophthalmologist to perform indocyanine green ("ICG") angiography. ICG angiography is a new diagnostic test procedure which is yielding new clinically significant information that is helpful in the treatment of patients with macular degeneration, a leading cause of blindness afflicting over 13 million people in the U.S. ICG angiography, used for approximately 10-20% of patient angiography, is a dye procedure that can only be performed using a digital imaging system.

   OIS also recently showed a digital fundus imager, which provides similar diagnostic capabilities, except that it provides a continuous image rather than a single frame image and it will be sold at a lower price. Another of OIS's imaging products, the Digital Slit Lamp, allows the ophthalmologist to obtain full motion video images of the surface of the eye.

Marketing, Sales and Service

   We market our products to the dental market in the United States directly to dentists through our direct sales force consisting of two area sales managers, manufacturer's representative network consisting of approximately 15 manufacturer's representatives or companies and our distributor network. The dental market includes approximately 129,000 practicing dentists in the United States. We believe that in order to reach this market we must expand our U.S. distribution capabilities. We market our products primarily through conventions, educational courses, direct mail, telemarketing and other dental training programs. Through an active program of educational courses and preceptorships, we have trained dentists in many countries during the past two years using industry recognized dentists and periodontists.

   We market our products in the ophthalmic market jointly with OIS through a sales manager and five territory managers who focus their efforts on key ophthalmologists worldwide. We plan to expand our ophthalmic sales force both by enlarging our domestic sales force, either internally or through acquisition or distribution, by acquiring or engaging additional international manufacturing representatives, and by having existing international distributors carry our full product line. In 1997, EyeSys entered into an agreement with Marco Ophthalmic Inc. under which that company was appointed as a nonexclusive distributor in the United States of the System 2000 and the exclusive distributor of the Vista portable corneal topography system for a three-year period following commercialization of that system. Sales and marketing efforts for ophthalmic products are managed out of Sacramento, California.

   In the surgical market, we intend to form strategic alliances in any specialty area where the partner has an established presence in the market selling to either the physician or the hospital. We have recently terminated our relationship with Azwell, Inc., formerly known as Nippon Shoji Kaisha, Ltd., and intend to seek a replacement alliance relationship.

   We have entered into distribution agreements with distributors in many countries for sales of our dental and ophthalmic products. In fiscal year ended March 31, 1999, foreign sales accounted for approximately 11% of our total sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We typically grant exclusive distribution rights in select territories to our distributors who usually must maintain agreed upon distribution minimums in order to retain their exclusive rights. These agreements are managed by three directors of distribution marketing and sales for the Pacific Rim; Europe, the Middle East and Africa; and Canada and South America.

   No customer accounted for more than 10% of our net sales, on a consolidated basis, in fiscal 1999 or fiscal 1998. During fiscal 1997, three customers each accounted for more than 10% of the sales of EyeSys: Marco accounted for 13% of sales, Newtech accounted for 14% of sales and Vistatek accounted for 15% of sales.

   We seek to create a group of loyal customers by focusing on customer service, quality and reliability. In addition to our educational courses, we perform a complete installation of our products and train the customers' staff in its proper use. Educational videos and papers are available upon request. We conduct service training courses for the representatives of our distributors. Prior to shipping, every product is subjected to an extensive battery of quality control tests. We generally provide a one year warranty with all products and extended warranties are available at an additional cost. If service is required, a product owner is either sent a loaner product by overnight carrier, returns his product for service or a service representative visits the owner to repair the unit. International service is provided either by the foreign distributor or by return of the product to us. We have experienced and may continue to experience difficulties in providing prompt and cost-effective service for our products internationally. We are working to improve the service training of our international distributors.

Competition

   We are, and will continue to be, subject to competition in our targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies or therapies, some of which include medical lasers manufactured by competitors. In the dental market, we compete primarily with dental drills, traditional curing lights and other existing technologies, and to a lesser extent competitors' CO\\2\\, argon, Er:YAG and Nd:YAG lasers. In the ophthalmic market, we face competition principally from:

  . traditional surgical treatments using a tearing needle in anterior capsulotomy

  . phacoemulsification, an ultrasound device used to break up cataracts in cataract removal procedures;

  . corrective eyewear, such as eyeglasses and contact lenses, and surgical treatments for refractive disorders using either an excimer laser or a scalpel

  . drug therapy or surgical treatment of glaucoma

   In the surgical market, wound closure procedures are usually performed using sutures and staples, and traditional cosmetic surgical procedures may be performed with a scalpel or other lasers.

   The medical laser industry in particular is also subject to intense competition and rapid technological change. There are approximately 30 competitors in different sectors of the medical laser industry. We believe that the principal competitive factors for medical laser products are the products' technological capabilities, proven clinical ability, patent protection, price and scope of regulatory approval, as well as industry expert endorsements.

   We believe that for many applications, our patented or patent pending methods and fiberoptic delivery systems provide clinical benefits over other currently known technologies and our competitors' laser products.

   EyeSys' primary competitors in the corneal topography market are Tomey Technology, Alcon Surgical, Inc., a subsidiary of Nestle, Humphrey Instruments, a subsidiary of Carl Zeiss, and Orbtek, a subsidiary of Bausch and Lomb.

   Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase. We are aware of three primary OIS competitors in the U.S.: Topcon, Humphrey Instruments and Tomey Technology. Four other companies are known to have systems in the international market, each with lesser market penetration.

   We believe that our ability to compete successfully against traditional treatments, competitive laser systems and treatments that may be developed in the future will depend on our ability to create and maintain advanced technology, develop proprietary products, obtain required regulatory approvals and clearances for our products, attract and retain scientific personnel, obtain patent or other proprietary protection for our products and technologies, and manufacture and successfully market products either alone or through other parties. Some of our competitors have substantially greater financial, technical and marketing resources than us. We cannot assure you that this competition will not adversely affect our results of operations or our ability to maintain or increase market share.

Seasonality

   To date, our revenues have typically been significantly higher in the second and fourth calendar quarters. This seasonality reflects the timing of major medical and dental industry trade shows in these quarters, significantly reduced sales during the summer and the effect of year end tax planning influencing the purchasing of capital equipment for depreciation during the fourth calendar quarter. We expect that this seasonality will continue indefinitely.

Research and Development

 Laser Business

   In the past three fiscal years (1997-1999), Premier has invested in excess of $8.8 million in company-sponsored research and development programs. This amount is net of approximately $450,000 received under a Small Business Innovative Research Grant in fiscal 1997 and excludes a $12.9 million noncash charge for in-process research and development related to acquisitions in fiscal 1997 and 1998. We received approximately $250,000 in additional SBIR research grants prior to 1997. This investment in research and development has resulted in the development of 20 models of lasers, reusable accessories such as smoke evacuators and irrigation aspiration systems, more than 1,000 types of custom delivery systems and approximately 20 types of surgical tips and accessories.

   Our current research is focused on expanding the clinical applications of our existing products, reducing the size and cost of current laser systems, developing custom delivery systems and developing new innovative products. For our laser products, our in-house research and development efforts have focused on the development of a systems approach with proprietary delivery systems designed to allow the laser to interact with tissue by a number of different mechanisms (e.g., acoustic, ablative and thermal) for unique laser/tissue effects. These disposable fiberoptic delivery systems, developed specifically for niche surgical applications, demonstrate the principal focus of our research efforts. Examples of patented or patent pending products resulting from these research efforts include: TouchTIPS, AngleTIPS, Er:YAG fiberoptics and CO\\2\\ waveguides. Clinical research has also yielded several new surgical procedures.

 Corneal Topography Business

   EyeSys' research and development efforts are focused on further development of corneal topography systems, advanced applications software development, internationalization of software, minimization, simplification and optimization of the instrument and development of the next generation ophthalmic instrumentation.

 Ocular Imaging Business

   OIS intends to devote significant resources to the development of telemedicine/managed care applications, the improvement of optics, new fundus camera interfaces for a green dye, software development (including the continued enhancement of WinStation), hardware optimization, and the patient/doctor interface. OIS's research and development expenditures in the year ended August 31, 1998 were $866,745 and in the year ended August 31, 1997, were $1,070,192.

Patents and Patent Applications

   Patent protection is an important part of our business strategy, and our success depends, in part, on our ability to maintain patents and trade secret protection and on our ability to operate without infringing on the rights of third parties. We have sought to protect our unique technologies and clinical advances through the use of the patent process. Patent applications filed in the United States are frequently also filed in selected foreign countries. We focus our efforts on filing only for those patents which we believe will provide us with key defensible features instead of filing for all potential minor device features. In the United States, we hold 33 patents and have an additional 24 pending patent applications, including divisional applications. In addition, we hold 23 foreign patents and have at least 44 foreign patent applications. These patents expire at various times over the next six to 16 years. We also have a nonexclusive license to a number of basic laser technologies which are commonly licensed on such basis in the laser industry. OIS holds one patent covering one of its products.

   We cannot assure you that our patents or trademarks would be upheld if challenged, or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, we cannot assure you that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. The extent of intellectual property protection afforded by the laws of foreign countries for our products varies significantly from country to country. Although we currently carry insurance that might cover some of the amounts we could be liable for in patent litigation, if our products infringe patents, trademarks or proprietary rights of others, we could become liable for damages, which also could have a material adverse effect on us.

   We are aware of various patents which, along with other patents that may exist or be granted in the future, could restrict our right to market some of our technologies without a license, including, without limitation, patents relating to our lens emulsification product and ophthalmic probes for our Er:YAG laser. In the past, we have received allegations that certain of our laser products infringe other patents. There has been significant patent litigation in the medical and medical device laser industry. Adverse determinations in litigation or other patent proceedings in which we may become a party could subject us to significant legal judgments or liabilities to third parties, and could require us to seek licenses from third parties. We cannot assure you that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in product introductions while we attempt to design around these patents, or we could find that the development, manufacture or sale of products requiring such licenses could be enjoined.

   We also rely on unpatented proprietary technology, trade secrets and know-how. Certain components of some of our products are proprietary and constitute trade secrets, but others are purchased from third parties. There is no assurance that other parties will not independently develop substantially equivalent proprietary information or techniques, or gain access to our trade secrets in other ways, or disclose this technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

   We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. We cannot assure you that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

Government Regulation

 FDA Regulation

   The products that we manufacture are regulated as medical devices by the FDA under the Food, Drug and Cosmetics Act (the "FDC Act"). Satisfaction of applicable regulatory requirements may take several years and requirements vary substantially based upon the type, complexity and novelty of such devices as well as the clinical procedure. Under the FDC Act and the applicable regulations, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Noncompliance with applicable requirements can result in a variety of serious penalties. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device which we manufacture or distribute.

   The FDA classifies medical devices in commercial distribution into one of three classes: Class I, II or III. This classification is based on the controls the FDA deems necessary to reasonably ensure the safety and effectiveness of medical devices. Class I devices are subject to general control, such as labeling, premarket notification and adherence to applicable requirements for Good Manufacturing Practices, known as "GMP's." Class II devices are subject to general and special controls, such as performance standards, postmarket surveillance, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness. Class III devices include, for example, life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices. Our laser and diagnostic products typically are classified as Class II devices, but the FDA may classify some indications or technologies into Class III and require a premarket approval application. OIS's products are classified as Class II devices which require, among other things, annual registration, listing of devices, good manufacturing practices and labeling, and prohibition against misbranding and adulteration.

   If a manufacturer or distributor of a medical device can establish that a proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a pre-1976 Class III medical device for which the FDA has not called for a premarket approval application, that manufacturer or distributor may seek FDA clearance for the device by filing a Section 510(k) premarket notification. If a manufacturer or distributor of a medical device cannot establish that a proposed device is substantially equivalent to another legally marketed device, the manufacturer or distributor will have to seek premarket approval for the proposed device. A 510(k) notification and the claim of substantial equivalence will likely have to be supported by various types of data and materials, possibly including test results or the results of clinical studies in humans. A premarket approval application would have to be submitted and be supported by extensive data, including preclinical and clinical study data, to prove the safety and effectiveness of the device. We cannot assure you that some of our products will not require the more rigorous and time consuming premarket approval application process, including laser uses for vasovasotomy or other tissue melding procedures, cavity prevention, cosmetic surgery, sclerostomy and lens emulsification, among others.

   If human clinical studies of a proposed device are required, whether for a 510(k) or a premarket approval application, and the device presents a "significant risk," the manufacturer or the distributor of the devices will have to file an application for an investigational device exemption ("IDE") with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and mechanical laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. The FDA does not approve all IDE's that are submitted. Even if an IDE is approved, the FDA may determine that the data derived from these studies do not support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical studies are permitted to charge for those devices distributed in the course of the study provided that this compensation does not exceed recovery of the costs of manufacture, research, development and handling. Clinical studies of nonsignificant risk devices may be performed without prior FDA approval, but various regulatory requirements still apply, including the requirement for approval by an Institutional Review Board, conduct of the study according to applicable portions of the IDE regulations, and prohibitions against commercialization of an investigational device.

   The manufacturer or distributor may not place the device into interstate commerce until an order is issued by the FDA granting premarket clearance for the device. The FDA has no specific time limit by which it must respond to a 510(k) premarket notification. The FDA has recently been requiring more rigorous demonstration of substantial equivalence in connection with 510(k) notifications and the review time can take three to 12 months or longer for a 510(k). If a premarket approval application submission is filed, the FDA has by statute 180 days to review it; however, the review time is often extended significantly by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee may also evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's good manufacturing practice requirements prior to approval of a premarket approval application.

   Devices are cleared by 510(k) or approved by premarket approval application only for the specific intended uses claimed in the submission and agreed to by the FDA. Labeling and promotional activities are also subject to scrutiny by the FDA, and in some cases by the Federal Trade Commission. Marketing or promotion of products for medical applications other than those that are cleared or approved could lead to enforcement action by the FDA.

   We cannot assure you that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis or at all, and delays in receipt of or failure to receive these approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future requirements would have a material adverse effect on our business, financial condition and results of operations. FDA or other governmental approvals of products we develop in the future may require substantial filing fees which could limit the number of applications we seek and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing.

 Regulatory Status of Products

   We have received 510(k) clearance to market the following lasers in an aggregate of more than 100 specialty areas: CO\\2\\ (four models: 10W, 20W, 35W, 65W); Nd:YAG (four models: 20W, 40W, 60W, 100W); Ho:YAG (one model); Er:YAG (two models); 1.32 micron Nd:YAG (two models: 15W, 25W); .532 micron Nd:YAG (one model); Argon (three models); diode (four models); Nd:YAG/Er:YAG combination laser (one model). Each of these lasers has clearances in multiple specialty areas. We have also received 510(k) clearance to market a scanner, sculptured fiber contact tip fibers, bare fibers, TouchTIPS, AngleTIPS and focusing tips for all cleared wavelengths of our lasers. If a device for which we have already received 510(k) premarket clearance is changed or modified in design, components, method of manufacture or intended use, such that the safety or effectiveness of the device could be significantly affected, a new 510(k) premarket notification is required before the modified device can be marketed in the United States. We have made modifications to certain of our products which we believe do not require the submission of new 510(k) notifications. However, we cannot assure you that the FDA will agree with our determinations. If they did not, they could require us to discontinue marketing one or more of the modified devices until they have been cleared. There also can be no assurance that any FDA clearance of modifications would be granted should clearance be necessary.

   OIS has received 510(k) clearance for its digital angiography products and Digital Slit Lamp, and EyeSys has received 510(k) clearance for its System 2000 and Vista corneal topography systems.

   We are currently conducting preclinical animal studies and clinical trials, both under approved IDEs and as nonsignificant risk studies. We do not know if the results of any of these clinical studies will be successful or if the FDA will require us to discontinue any of these studies in the interest of the public health or due to any violations of the FDA's IDE regulations. We cannot assure you that we will receive approval from the FDA to conduct any of the significant risk studies for which we seek IDE approval, or that the FDA will not disagree with our determination that any of its studies are "nonsignificant risk" studies and require us to obtain approval of an IDE before the study can continue.

 Additional Regulatory Requirements

   Any products manufactured or distributed by us under a 510(k) premarket clearance notification or premarket approval application are or will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires us to manufacture our products in registered establishments and in accordance with current GMP regulations, which include testing, control and documentation requirements. We must also comply with Medical Device Reporting requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, would be likely to cause or contribute to a death or serious injury. Our facilities in the United States are periodically inspected by the FDA. The FDA may require postmarketing surveillance with respect to our products. The export of medical devices is also regulated in some instances.

   All lasers that we manufacture are regulated under the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health of the FDA. The law requires laser manufacturers to file new product and annual reports and to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end users under a performance standard, and to comply with labeling and certification requirements. Various warning labels must be affixed to the laser, depending on the class of the product under the performance standard.

   In addition, the use of our products may be regulated by various state agencies. For instance, we are required to register as a medical device manufacturer with various state agencies. In addition to being subject to inspection by the FDA, we also will be routinely inspected by the State of California for compliance with GMP regulations and other requirements.

   Although we believe that we currently comply in all material respects and will continue to comply with the applicable regulations regarding the manufacture and sale of medical devices, these regulations may change periodically and depend heavily on administrative interpretations. OIS has recently outsourced its manufacturing operations to Premier, and therefore OIS also depends on Premier's continuing compliance with these regulations.

   It is possible that future changes in law, regulations, review guidelines or administrative interpretations by the FDA or other regulatory bodies, with possible retroactive effect, could adversely affect our business, financial condition and results of operations. In addition to the foregoing, we are governed by numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that we will not be required to incur significant costs to comply with these laws and regulations in the future, or that these laws or regulations will not have a material adverse effect upon our ability to conduct business.

   Furthermore, the introduction of our products in foreign countries often requires obtaining foreign regulatory clearances, and additional safety and effectiveness standards are required in various other countries. We believe that only a limited number of foreign countries currently have extensive regulatory requirements. These countries include the European Union countries, Canada, Mexico and Japan. Domestic manufacturing locations of American companies doing business in some foreign countries, including European Union countries, may be subject to inspection. The time required for regulatory approval in foreign countries varies and can take a number of years. During the period in which we will be attempting to obtain the necessary regulatory approvals, we expect to market our products on a limited basis in other countries that do not require regulatory approval. We cannot assure you that our products will be cleared or approved by the FDA or other governmental agencies for additional applications in the United States or in other countries or that countries that do not now require regulatory approval will not require this approval in the future.

Manufacturing and Materials

   Manufacturing of our products consists of component assembly and systems integration of electronic, mechanical and optical components and modules. Our product costs are principally related to the purchase of raw materials while labor and overhead have been reduced due to the use of customized tooling and automated test systems. We believe that our customized tooling and automated systems improve quality and manufacturing reliability resulting in lower overall manufacturing costs. We believe that these systems will allow us to expand production rapidly.

   Recently, in order to reduce manufacturing costs by taking advantage of unused manufacturing capacity, OIS outsourced the assembly of its products to Premier.

   We purchase some of the raw materials, components and subassemblies included in our products and OIS's products from a limited group of qualified suppliers and do not maintain long-term supply contracts with any of our key suppliers. While multiple sources of supply exist for most critical components used in our laser, corneal topography and fiberoptic delivery systems, the disruption or termination of these sources could prevent us from being able to ship products, which would materially harm our business. Vendor delays or quality problems could also result in production delays of up to six months as several components have long production lead times. These long lead times, as well as the need for demonstration units, require a significant portion of working capital to fund inventory growth. We have in the past experienced, and may continue to experience, shortages in raw materials and supplies. For example, in the past, we experienced difficulties with our supplier of fibers for our Centauri Er:YAG laser, however, we have since secured new sources for these fibers. See: "Business--Products--Centauri Er:YAG Laser." As a result of such supply problems, we incurred expenses resulting from delays in obtaining FDA approval while we changed fiber chemistry, and from the cost of developing and qualifying the new fiber. In addition, we have incurred expenses resulting from a business strategy of providing fibers to our customers free of charge to address complaints about fiber quality and availability.

   We own the molds used to produce some of the proprietary parts of the devices. We also design and develop the software necessary for the operation of our laser systems. We design and assemble our own fiberoptic delivery systems and laser accessory equipment such as laser carts and associated disposable supplies. We believe that our manufacturing practices comply with GMP regulations.

Backlog of Orders

   We typically ship to order and therefore have no material backlog.

Product Liability and Insurance

   Since our products are intended for use in the treatment of human medical conditions, we are subject to an inherent risk of product liability and other liability claims which may involve significant claims and defense costs. We currently have product liability insurance with coverage limits of $5.0 million per occurrence and $5.0 million in the aggregate per year. Product liability insurance is expensive and includes various coverage exclusions, and in the future may not be available in acceptable amounts, on acceptable terms, or at all. Although we do not have any outstanding product liability claims, in the event we were to be held liable for damages exceeding the limits of our insurance coverage or outside of the scope of our coverage, our business and results of operations could be materially adversely affected. Our reputation and business could also be adversely affected by product liability claims, regardless of their merit or eventual outcome.

Employees

   As of August 3, 1999, Premier (including EyeSys, but excluding OIS) employed 79 people, 2 of whom are employed on a part-time basis. Twenty four employees perform sales, marketing and customer support activities. The remaining employees perform manufacturing, financial, administration, regulatory, research and development and quality control activities. We have no collective bargaining agreements covering any of our employees, have never experienced any material labor disruption, and are unaware of any current efforts or plans to organize our employees. We also engage the services of many independent contractors and temporary personnel. We believe that our relationship with our employees is good.

 OIS Employees

   As of August 3, 1999, OIS had 26 employees, 23 of which were full time employees. These include 12 persons engaged in sales, marketing and customer support activities. OIS also engages the services of consultants from time to time to assist it on specific projects in the area of research and development, software development, regulatory affairs, and product services. These consultants periodically engage contract engineers as independent consultants for specific projects. OIS has no collective bargaining agreements covering any of its employees, has never experienced any material labor disruption, and is unaware of any current efforts or plans to organize its employees. OIS considers its relationship with its employees to be good.

Legal Proceedings

 Lease Litigation

   In February 1999, we were sued by Telephone Real Estate Equity Trust, Inc., a company that had leased office space to EyeSys, under a lease that has now terminated. The case is pending in the District Court of Harris County, Texas. The former lessor contends that EyeSys did not validly exercise its rights to terminate the lease, and that it is therefore liable for approximately $250,000 in damages, which represents the balance of the payments due under the lease. This case is presently in the discovery stage. We intend to vigorously defend this case.

 Optical Fiber Litigation

   In March 1994, we instituted litigation (the "Fiber Litigation") in the U.S. District Court, Central District of California, against Infrared Fiber Systems, Inc., a Delaware corporation ("IFS") which contracted to supply optical fiber to us for our ER:YAG laser. Two of IFS's senior officers are also named as defendants. Our complaint in this matter alleges that IFS and two of its officers made misrepresentations to us and that IFS breached its agreement to supply fibers and warranties concerning the quality of the fiber to be provided. We are seeking damages and an injunction requiring IFS to subcontract the production of optical fiber to a third party, as provided in the supply agreement. In April 1994, IFS filed a general denial and a cross-complaint against us alleging breach of contract and intentional interference with prospective economic advantage, seeking compensatory damages "in excess of $500,000," punitive damages and a judicial declaration that the contract has been terminated and that IFS is free to market its fibers to others. In September 1996, IFS filed a new cross-complaint alleging the same causes of action and seeking substantially the same relief in the Orange County California Superior Court. We have filed an answer to the complaint, denying the allegations and asserting several affirmative defenses.

   IFS has agreed to license certain fiber technologies, to which we claim exclusive license rights, to Coherent, Inc., a competitor of ours. Coherent joined the above federal litigation on behalf of IFS, seeking a declaration that IFS had the legal right to enter into this license and supply the fiber covered by that agreement, and then subsequently filed a new complaint in the Orange County California Superior Court for declaratory relief, seeking an order that our original agreement with IFS applies only to a specific type of optical fiber. We have answered this complaint. We have reached an agreement in principle with IFS to settle the litigation between us and are in the process of preparing a written settlement agreement. Although we are hopeful that the formal settlement agreement will be successfully negotiated, we cannot assure you that the agreement will actually be completed. The settlement agreement under discussion does not terminate the litigation as between Premier and Coherent.

   In May 1995, we instituted litigation concerning this dispute in the Orange County, California Superior Court against Coherent, Westinghouse Electric Corporation and an individual employee of Westinghouse who was an officer of IFS from 1986 to 1993, when the events involved in the federal action against IFS took place and while Westinghouse owned a substantial minority interest in IFS. The complaint charges that Coherent conspired with IFS in the wrongful conduct which is the subject of the federal lawsuit described above and interfered with our contracts and relations with IFS and with prospective contracts and advantageous economic relations with third parties. The complaint asserts that Westinghouse is liable for its employee's wrongful acts as an IFS executive while acting within the scope of his employment at Westinghouse. The lawsuit seeks injunctive relief and compensatory damages. In October 1995, the federal action was stayed by order of the court in favor of the California state court action, in which the pleadings have been amended to include all claims asserted by us in the federal action.

   In July 1996, the court in the California state court action granted demurrers by Westinghouse and the employee of Westinghouse to all causes of action against them, as well as all but one of our claims against Coherent. As a result, the claims that were the subject of the granted demurrer have been dismissed, subject to our right to appeal. We appealed these decisions as they related to Westinghouse and the Westinghouse employee, however the Court of Appeals affirmed the state court's decision. No trial date has been set as to the remaining outstanding causes of action.

 Securities Class Action

   On May 1, 1998, a class action suit (the "Valenti Litigation") was commenced in the United States District of Court for the Central District of California under the federal securities laws on behalf of purchasers of our securities during the period from February 12, 1998 through April 15, 1998. The complaint alleges that Premier and certain of our officers and directors violated the federal securities laws by issuing false and misleading statements and omitting material facts regarding our financial results and operations during such period. Among other things, the complaint alleges that the defendants materially misstated our financial results for the fiscal quarter ended December 31, 1997 by overstating our revenues and profitability. The complaint also alleges that we misstated the nature of our legal and business relationship with a distributor, Henry Schein, Inc. and that as a result of such misstatements, the plaintiff suffered damages as a result of a decrease in the market price of our publicly traded securities.

   After the filing of this complaint, a number of similar complaints were also filed in the United States District Court for the Central District of California, seeking certification as class actions, and covering class periods commencing as early as May 7, 1997. These complaints alleged facts similar to those described above with respect to the Valenti Litigation, as well as allegations that we artificially inflated the price of our outstanding publicly traded securities as a result of misrepresentations relating to the market and prospects for sale of our Centauri ER:YAG laser. The alleged misstatements include statements concerning the expected number of sales for this laser, the number of orders received, the projected market size for the laser and the resulting positive effect on our profitability. All of the above described complaints seek monetary damages in unspecified amounts, together with attorneys fees, interest, costs and related remedies. All of these class action lawsuits have now been consolidated into a single action.

   We have also been named as a nominal defendant in a shareholder derivative lawsuit filed in the Orange County, California Superior Court, in a case captioned Eskeland vs. Cozean, et al . The complaint was filed by a shareholder of ours, on behalf of Premier, against some of our current and former officers and directors, including Colette Cozean, Michael Hiebert, Richard Roemer, Ronald Higgins, Patrick Day, Grace Ching-Hsin Lin, G. Lynn Powell, and E. Donald Shapiro. The complaint alleges, among other things, that these persons violated their fiduciary duty to Premier by exposing Premier to liability under the securities laws, failing to ensure that Premier maintained adequate accounting controls, and related alleged actions and omissions. Although Premier is a named defendant, the lawsuit seeks to recover damages from the individual defendants on behalf of Premier. Accordingly, it is not clear whether Premier will have any liability or incur any material loss as a result of being named as a defendant in this matter.

   Premier has reached an agreement in principle with lead plaintiffs and their counsel to settle these lawsuits. In exchange for the release of all claims against Premier and its officers and directors, this agreement would require Premier to issue to the defendants an aggregate of 2,250,000 shares of its common stock and requires Premier's insurance carrier to pay $4.6 million in cash. This agreement is not final, however, and is subject to several conditions, including the approval by the court and execution of a final settlement agreement.

 Investigations and Other Matters

   We have been notified that the Securities and Exchange Commission has instituted an investigation concerning matters pertaining to our revenue reporting practices, and related management issues. We are cooperating with the Securities and Exchange Commission in connection with this investigation. This investigation, we believe, generally relates to whether Premier, in Securities and Exchange Commission filings and press releases issued prior to the end of the 1998 fiscal year, properly recognized revenues for transactions occurring during fiscal 1997, and at interim periods in fiscal 1998. To date, the Securities and Exchange Commission has not indicated that it is seeking to impose any penalties on Premier or that it is made any specific findings with respect to our accounting practices.

   In May 1998, the Nasdaq Stock Market suspended the trading of our securities and notified us that they intended to delist these securities. We appealed this proposed action, and in October 1998 our appeal was granted. Trading of our securities on the Nasdaq Stock Market National Market recommenced on October 22, 1998.

   We are also involved in various disputes and other lawsuits from time to time arising from its normal operations. The litigation process is inherently uncertain and it is possible that the resolution of the IFS litigation, securities class actions, disputes and other lawsuits may adversely affect us.

 OIS Litigation

   On or about September 18, 1998, OIS received from WSC a notice of an alleged trademark infringement. WSC is the owner of a federal trademark registration for WINSTATION and sells personal computers and related equipment under that name. For several years, OIS has used the "OIS WinStation" trademark for its ocular digital imaging systems. Because OIS's products are relatively expensive medical devices sold in a narrow specialty market channel to highly educated consumers, OIS does not believe there is any likelihood of confusion between the products of the two companies. OIS also believes that another word or words could be substituted for its use of "WinStation," if necessary, without material adverse impact on its marketing efforts. For these reasons, OIS believes the infringement allegations can be resolved without a material adverse impact on it. However, there can be no assurance that WSC will not take legal action, and that such action, if taken, would not potentially have a material adverse affect on OIS.

   On or about August 17, 1997, OIS was advised that J.B. Oxford & Company, one of several market makers in OIS's common shares which trade over the counter on the Nasdaq Stock Market Small-Cap Market, was being investigated by the SEC. OIS is cooperating with the Securities and Exchange Commission investigation of J.B. Oxford & Company. OIS does not believe that it is a subject of these Securities and Exchange Commission inquiries.

                                   MANAGEMENT

Management of the Company

   Our executive officers and directors as of August 3, 1999 were as follows:

                  Name                Age               Position
                  ----                --- ------------------------------------
   Colette Cozean, Ph.D. ............ 41  Chairman, Chief Executive Officer(1)
                                          President and Director of Research
   Jeffrey A. Anderson............... 32  Vice President, Regulatory Affairs
                                          and Quality Assurance
   Tom Hazen......................... 57  Executive Vice President, Operations
   Robert V. Mahoney................. 57  Chief Financial Officer, Executive
                                          Vice President, Finance
   Judith A. McCall.................. 58  Vice President, Human Resources,
                                          Administration and Special Projects
                                          and Secretary
   Lawrence D. Ashcroft(2)(3)........ 70  Director
   Patrick J. Day.................... 72  Director
   Fredric J. Feldman, Ph.D.(2)(3)... 59  Director
   John Hunkeler, M.D., F.A.C.S.(2).. 57  Director
   G. Lynn Powell, D.D.S.(2)......... 58  Director
   Lewis H. Stanton(3)............... 45  Director

--------

(1) We are presently in the process of seeking additional management personnel, including a new Chief Executive Officer. Under our current plans, if we are able to hire a new Chief Executive Officer, Dr. Cozean will retain her position as Director of Research and Chairman.
(2) Member of the compensation committee.
(3) Member of the audit committee.

   All directors hold office until the next Annual Meeting of Shareholders or the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

   The following provides information concerning the business experience, principal occupations and employment, as well as periods of service, of each of our directors and executive officers during at least the last five (5) years.

   Colette Cozean, Ph.D. is a founder of Premier and has been its Chairman of the Board of Directors, President and Director of Research since it commenced operations in August 1991 and became the Chief Executive Officer in 1994. From April 1987 to August 1991, Dr. Cozean served as Director of Research and Development, Regulatory Affairs and Clinical Programs at Pfizer Laser Systems, a division of Pfizer Hospital Products Group, Inc. and in these capacities managed the development of the laser technologies which we acquired from Pfizer Laser Systems. Prior to April 1987, Dr. Cozean held various research positions at Baxter Edwards, a division of Baxter Healthcare Corporation, and American Technology and Ventures, a division of American Hospital Supply Company. Baxter Healthcare Corporation and American Hospital Supply Company are manufacturers and suppliers of advanced medical products. Dr. Cozean holds several patents, has published many articles and has served as a member of the National Institutes of Health grant review committee. Dr. Cozean received a Ph.D. in biomedical engineering and a M.S. in Electrical Engineering from Ohio State University, a B.S. in biomedical engineering from the University of Southern California, and a B.A. in physical sciences from Westmont College.

   Jeffrey A. Anderson has been Vice President, Regulatory Affairs and Quality Assurance since September 1997 when he joined Premier. Prior to that time and since November 1995, Mr. Anderson had served as Regulatory Affairs Manager of Medtronic. From December 1993 to November 1995, Mr. Anderson served as Regulatory Affairs Specialist of Sybron Dental Specialties and from December 1991 to December 1993, he served as Regulatory Affairs/Quality Assurance Manager of Laser Medical Technology, Inc. Mr. Anderson received a B.S. in Physics from California State University Fullerton.

   Tom Hazen has been the Executive Vice President, Operations of Premier since October 1997. Prior to joining Premier and since 1992, Mr. Hazen served as Vice President of Operations of Imagyn Medical, Inc. In addition, Mr. Hazen has served in various executive offices with several companies in the medical field specializing in product development and manufacturing. These positions include Vice President Operations at MICA Technology Services in Buffalo Grove, Illinois and President and Chief Executive Officer of California based Dolphin Imaging Systems. Mr. Hazen received a BSME degree from the University of Arizona and a MBA from UCLA.

   Robert V. Mahoney joined Premier in December 1998 as the Chief Accounting Officer, and became Chief Financial Officer and Executive Vice PresidentFinance in January 1999. Before then and since February 1997, Mr. Mahoney served as Director, Strategy and New Ventures of Tandem Computers, Inc. From August 1996 until November 1996, Mr. Mahoney was an employee of Superstill Technology, Inc. Before his employment at Superstill Technology, from January 1996 until July 1996, Mr. Mahoney served as the Chief Financial Officer and Senior Vice President, Finance of Interactive Network, Inc. Mr. Mahoney received a MBA from Stanford University and holds a B.S. in Public Policy from the United States Air Force Academy.

   Judith A. McCall has been with Premier since April 1993 and became Vice President, Human Resources, Administration and Special Projects and Secretary in January 1998. For the past three years, Ms. McCall has headed our human resources department. Prior to joining Premier, Ms. McCall held various senior operations and administrative positions with firms in Southern California and served as Director of Training and Development for API Security. Ms. McCall received a M.A. in Marriage, Family and Child Psychology from Azusa Pacific College in Azusa, California and a B.A. in Christian Education from St. Andrews Presbyterian College in Lauringburg, North Carolina.

   Lawrence D. Ashcroft joined the board of directors in January 1999. Mr. Ashcroft has held a number of senior management and directorial posts in both the United States and Europe. Before his retirement, from 1988 to 1995, Mr. Ashcroft served as Chairman of the Board of Directors of Cardiopet, Inc., a company which specialized in reading animal electrocardiograms worldwide via telephone. Mr. Ashcroft currently serves on the board of directors of Leading Edge Technologies and is a non-executive director of Tatatech Inc., Westergaard Broadcasting Inc. and Comstock and Madison Systems Inc.

   Patrick J. Day has served as a director of Premier since August 1991. Mr. Day is a Certified Public Accountant and owns a CPA firm which he established in 1967. Mr. Day has served as a director for several organizations including the First Presbyterian Church of Hollywood and many private companies. Mr. Day is the father of Dr. Cozean, our Chairman of the Board and President. Mr. Day received a B.A. in accounting from the University of Idaho.

   Fredric J. Feldman, Ph.D. joined the board of directors in December 1998. Dr. Feldman has been a consultant to start up healthcare companies, investment banks and venture capital groups since 1992. Before and during that period, Dr. Feldman served as Chief Executive Officer of Biex, Inc., a company specializing in womens' health; as Chief Executive Officer and Chairman of the Board of Directors of Oncogenetics, Inc., a cancer diagnostics company; and as President and Chief Executive Officer of Microgenics Corporation, a biotechnology company. Currently, Dr. Feldman serves as a director for Ostex International, Inc., SangStat Medical Corporation and Orthologic Corp. and several private companies. Dr. Feldman received a Ph.D. in Analytical Chemistry and a M.S. in Inorganic Chemistry from the University of Maryland and a B.S. in Chemistry from the City University of New York.

   John D. Hunkeler, M.D., F.A.C.S. joined the board of directors in December 1998. Dr. Hunkeler is a board certified ophthalmologist who has been in private practice in Kansas City, Missouri since 1973. He is also a professor and Chairman of the Department of Ophthalmology at the University of Kansas Medical Center, the President of Hunkeler Eye Centers and the former President of the American Society of Cataract and Refractive Surgery. Dr. Hunkeler is the former Medical Director and Vice President of the Kansas City Eye Bank. Dr. Hunkeler holds a B.A. from Harvard College and received his medical degree from the University of Kansas in 1967.

   G. Lynn Powell, D.D.S. joined the board of directors in January 1997. Dr. Powell has been on the faculty at the University of Utah since 1982, where he currently serves as the Assistant Dean for Dental Education in the School of Medicine and Professor in the Department of Pathology. He is a patent holder who has performed extensive research in the field of dentistry serving as primary investigator on several funded grants and is author or co-author of over 45 papers in journals, a majority of which relate to the use of lasers in dentistry. He serves as a reviewer for three dental and laser journals, has lectured nationally as well as internationally, and routinely presents his work at research meetings. Dr. Powell is the current President of the International Society for Lasers in Dentistry. Dr. Powell received his D.D.S. from the University of Washington and was on the full time faculty in Restorative Dentistry at that institution for ten years.

   Lewis H. Stanton joined the board of directors in December 1998. Mr. Stanton has been the Executive Vice President, Chief Operating Officer and Chief Financial Officer of MAI Systems Corporation since he joined that company in 1997. From 1996 until he joined MAI Systems in 1997, Mr. Stanton was the President of Stanton & Associates, a consulting company. From September 1996 until January 1997, Mr. Stanton served as acting Chief Executive Officer of Worldwide Networks, Inc., an Internet access provider. From 1988 until 1996, Mr. Stanton served as Chief Financial Officer of Data Analysis Inc., the parent company of Investor's Business Daily, a national daily newspaper; William O'Neal & Co. Inc., an institutional research firm and database company; and other companies. From 1976 until 1988, Mr. Stanton was with the international accounting firm Arthur Andersen & Co., specializing in financial services. Mr. Stanton is a member of the AICPA and was chair of the California Society of CPAs, Los Angeles, Members in Industry Committee for four years.

Director Compensation

   All directors are elected annually and hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. We pay all nonemployee directors $1,000 per board meeting attended, $1,000 per committee meeting attended which is not in conjunction with a board meeting, $500 per committee meeting attended in conjunction with a board meeting, and $500 per telephonic board or committee meeting. In addition, we reimburse directors for their out-of-pocket expenses incurred in attending meetings of the board of directors and its committees. During the fiscal year ended March 31, 1999, Dr. Powell received a cash bonus of $5,000 for his efforts in obtaining FDA clearance for endodontic applications. We may also periodically award options or warrants to our directors, under our existing stock option plans and otherwise.

   Our articles of incorporation and indemnification agreements entered into between us and some of our directors and officers require us to indemnify these officers and directors to the fullest extent permitted by applicable law against liabilities incurred in connection with their duties as officers and directors of Premier. These indemnification rights may extend to liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Premier, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information concerning compensation paid to our Chief Executive Officer and each other executive officer of Premier who received an annual salary and bonus of more than $100,000 for services rendered to us during the fiscal year ended March 31, 1999.

                                                                             Long-Term
                                                                        Compensation Awards
                                                                        -------------------
                                                         Annual
                                                    Compensation(1)         Securities
                                        Fiscal    -------------------    Underlying Stock      All Other
   Name and Principal Position           Year     Salary       Bonus         Options         Compensation
   ---------------------------          ------    ------     --------  -------------------   ------------
Colette Cozean, President,               1999     $250,000   $ 25,000           -0-             $38,950(2)
 Chief Executive Officer and             1998     $165,000   $100,000        1,000,000          $16,704(3)
 Director of Research................    1997     $151,064   $    --           217,500          $32,300(4)
Tom Hazen Executive Vice
 President, Operations...............    1999     $150,000   $ 20,000           -0-                 --

--------

(1) Excludes perquisite and other personal benefits, securities and properties otherwise categorized as salary or bonuses which in the aggregate, for each of the named persons did not exceed the lesser of either $50,000 or 10% of the total annual salary reported for the person shown above.

(2) Represents $32,500 of premiums incurred by Premier for a split-dollar life insurance policy in the amount of $2 million on the life of Dr. Cozean and an auto allowance of $6,450.

(3) Represents $5,000 of premiums paid by Premier for a split-dollar life insurance policy in the amount of $2 million on the life of Dr. Cozean and an auto allowance of $11,704.

(4) Represents $27,500 of premiums paid by Premier for a split-dollar life insurance policy in the amount of $2 million on the life of Dr. Cozean and an auto allowance of $4,800.

Employment Contracts

   Dr. Cozean and Mr. Hazen are employed pursuant to arrangements which provide for severance payments upon the termination of their employment. Under these arrangements, Dr. Cozean would presently be entitled to a severance payment of approximately $83,334 upon termination of employment, and Mr. Hazen would be entitled to approximately $37,500 upon termination of his employment. These employment arrangements are otherwise "at will" arrangements.

   Dr. Cozean and Mr. Hazen have also entered into Termination Agreements with the Company, under which they would be paid an amount equal to two times his or her highest annual cash compensation during the preceding three calendar years if, following a change in control of the Company, their employment was terminated other than for cause, their pay, bonus, title or responsibilities was reduced or other adverse employment actions were taken. For purposes of this Agreement, a change in control includes among other things the acquisition by any person of 25% or more of the voting power of the Company's outstanding securities, there is a change in the composition of the majority of the members of the Board of Directors under circumstances described in the agreement, or the Company ceases to exist following a merger or consolidation.

Options Granted in Last Fiscal Year

   During the fiscal year ended March 31, 1999, Premier did not grant any stock options to either of the executive officers named in the Summary Compensation Table above.

Aggregated Option Exercises and Fiscal Year-End Option Values

   The following table provides information regarding stock options exercised by the named executive officers during the fiscal year ended March 31, 1999, as well as the number of exercisable and unexercisable in-the-money stock options and their values at fiscal year-end. An option is in-the-money if the fair market value for the underlying securities exceeds the exercise price of the option.

                                                 Number of Unexercised     Value of Unexercised
                                                      Options at          In-the-Money Options at
                            Shares                  March 31, 1999            March 31, 1999(1)
                           Acquired    Value   ------------------------- -------------------------
                          on Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
                          ----------- -------- ------------------------- -------------------------
Colette Cozean, Ph.D. ..        0         0       1,043,650/1,716,150              $0/$0
Tom Hazen ..............        0         0          50,000/150,000                $0/$0

--------
(1) Represents the Nasdaq Stock Market last sale price of underlying securities at fiscal year end, minus the exercise price of the options.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended March 31, 1999, the members of the compensation committee were Dr. Feldman, Dr. Hunkeler, Dr. Powell and Mr. Ashcroft, all of whom are non-employee directors of Premier. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Board Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors (the "Committee") establishes the compensation level for the Company's Chief Executive Officer ("CEO") and other executive officers based upon the Committee's discretion, taking into account factors it deems appropriate, such as competitive factors, attainment of established Company financial performance criteria and individual performance goals and the implementation of key strategic programs and products.

   The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's shareholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contributions to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

   The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. Compensation for the CEO for fiscal 1999, as reported above, was based on the Committee's analysis of the Company's financial performance and achievement of strategic objectives, and the CEO's contribution to this performance and these achievements.

   The Company's policy is not to disclose target levels with respect to specific quantitative or qualitative performance-related factors, or factors considered to involve confidential business information, because their disclosure would have an adverse effect on the Company.

   Qualification of compensation under Section 162(m) of the Internal Revenue Code requires that compensation be "performance based" and that the shareholders of the Company approve the material terms of the compensation plan. The Company can deduct compensation paid (or deemed paid) to each named executive officer in the tax year concerned to the maximum amount of $1,000,000 unless additional compensation qualifies for deductibility under Section 162(m).

   Based on its review of all of the factors described above, the Committee has determined that salaries for the Company's executive officers will be maintained at their fiscal 1999 levels, except that Jeff Anderson, our Vice-President, Regulatory Affairs and Quality Assurance, received a 33% raise. All amounts paid or accrued during fiscal 1999 under the above described plans and programs are included in the tables above.

                                          COMPENSATION COMMITTEE

                                          Fredric J. Feldman, Ph.D., Chairman
                                          Lawrence D. Ashcroft
                                          John D. Hunkeler, M.D., F.A.C.S.
                                          G. Lynn Powell, D.D.S.

   Comparison of Cumulative Total Return on One or More Companies, Peer Groups, Industry Indexes and/or Broad Markets

                                              Fiscal Year Ending
                               ------------------------------------------------
                               11/30/94 3/31/95 3/31/96 3/31/97 3/31/98 3/31/99
                               -------- ------- ------- ------- ------- -------
Company/Index/Market
Premier Laser Systems.........  100.00   80.00  172.50  110.00  210.00   46.88
Electromedical Equipment......  100.00  116.74  190.35  171.13  242.41  302.03
NASDAQ Market Index...........  100.00  103.04  138.60  155.06  234.33  306.23

Note: Base price date is 11/30/94.

                              CERTAIN TRANSACTIONS

   On April 3, 1999, the board of directors extended the expiration date of an option to purchase 4,522 shares of common stock until April 22, 2000. The options had previously been granted to T. Daniel Caruso (a former executive officer of Premier who passed away in October 1998) and were subsequently inherited by his widow.

   In January 1999, we granted options to purchase 40,000 shares of common stock to four newly elected directors: Mr. Ashcroft, Dr. Feldman, Dr. Hunkeler and Mr. Stanton. All of these options vest over four years beginning on March 31, 1999. These options have an exercise price of $2.00 per share, the fair market value of our common stock on the date of grant. In January 1999, we also granted an option to purchase 225,000 shares of common stock to Mr. Robert Mahoney, our Chief Financial Officer. This option has an exercise price of $1.906 per share, the fair market value on the date of the grant.

   In fiscal 1998, we issued options to purchase the following numbers of shares to our directors: (1) Colette Cozean--1,000,000 shares vesting over 5 years; (2) Patrick J. Day, Grace Ching-Hsin Lin, G. Lynn Powell, and E. Donald Shapiro--40,000 shares each vesting over 4 years. All of these options have an exercise price of $7.98 per share, the fair market value of our common stock on the date of grant. In addition to the above, Mr. Shapiro and Dr. Powell were each granted options to purchase 30,000 shares at $10.31 per share vesting over 3 years in connection with services rendered by them. All of the above options have a term of ten years.

   In fiscal 1997 we issued options to purchase the following numbers of shares to our officers and directors: (1) Colette Cozean--217,500 shares, vesting over 3 years; (2) each of Patrick J. Day, Grace Lin and E. Donald Shapiro--40,000 shares vesting over 4 years; (3) G. Lynn Powell--62,500 shares vesting over 8 years; (4) Michael Hiebert--72,000 shares vesting over 4 years; and (5) Judith McCall--60,000 shares vesting over 3 years. All of these options had an exercise price of $6.125 per share.

   On February 21, 1998, the board of directors extended the terms of two warrants which it had previously granted to Patrick J. Day, one of our directors, as follows:

   Before our initial public offering in 1994, we issued to Mr. Day a warrant to purchase 9,044 shares of Class A Common Stock, 8,008 shares of Class E-1 Common Stock and 8,008 shares of Class E-2 Common Stock at an aggregate exercise price of $100,000. This warrant initially provided for an expiration date of August 7, 1996. The board extended the expiration of this warrant on May 20, 1996 until March 31, 1997, again on February 21, 1997 until March 31, 1998, and again in February 1998 until August 7, 2000.

   We have also previously granted to Mr. Day another warrant to purchase 9,948 shares of Class A Common Stock, 8,008 shares of Class E-1 Common Stock and 8,008 shares of Class E-2 Common Stock at an aggregate exercise price of $9,948. This warrant initially provided for an expiration date of April 26, 1998. In February 1998, the board extended the term of this warrant for an additional two years expiring on April 26, 2000.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table provides information as of August 3, 1999, regarding the beneficial ownership of our common stock by: (1) all persons known by us to beneficially own more than 5% of our common stock, (2) each of our directors and executive officers, (3) all directors and executive officers as a group, and (4) the selling shareholders. The following table treats the common stock, the Class E-1 Common Stock and the Class E-2 Common Stock as a single class.

                                                                     Shares
                                                                  Beneficially
                          Amount and                               Owned After
                          Nature of  Percent of                   Offering(12)
Name and Address of       Beneficial   Common      Shares Being -----------------
Beneficial Owner(1)       Ownership    Stock       Offered(11)   Number   Percent
-------------------       ---------- ----------    ------------ --------- -------
Colette Cozean,
 Ph.D.(2)...............  1,187,145      6.4%               0   1,187,145   6.4%
Patrick J. Day(3).......    269,993      1.6%               0     269,993   1.5%
G. Lynn Powell,
 D.D.S.(4)..............     91,501        *                0      91,501     *
Lawrence D.
 Ashcroft(5)............     10,000        *                0      10,000     *
Fredric J. Feldman,
 Ph.D.(5)...............     10,000        *                0      10,000     *
John D. Hunkeler, M.D.,
 F.A.C.S.(5)............     10,000        *                0      10,000     *
Lewis H. Stanton(5).....     10,000        *                0      10,000     *
Robert V. Mahoney(6)....     17,308        *                0      17,308     *
Tom Hazen(7)............     52,006        *                0      52,006     *
Jeffrey Anderson(8).....     42,551        *                0      42,551     *
Judith A. McCall(9).....     85,696        *                0      85,696     *
All directors and
 executive officers as a
 group
 (11 persons)(10).......  1,796,140      9.5%               0   1,796,140   9.4%

Selling Shareholders
--------------------
Strong River
 Investments,
 Inc.(13)(14)...........    833,856    4.999%(16)   2,119,073           0     0%
Herkimer LLC(13)(15)....    833,856    4.999%(16)   2,119,073           0     0%
Wharton Capital
 Partners, Ltd..........     20,000        *           20,000           0     0%
The Olmstead Group,
 LLC....................     10,000        *           10,000           0     0%
I.F. Bodkin.............     10,000        *           10,000           0     0%

--------
 * Less than 1%.

(1) The address of each of the individuals listed (other than the selling shareholders) is 3 Morgan, Irvine, California 92618. Unless otherwise noted, we believe that all persons named in the table have sole investment and voting power with respect to all shares of Class A Common Stock beneficially owned by such person, subject to community property laws where applicable.

(2) Includes 52,049 shares of Class A Common Stock, 43,514 shares of Class E-1 Common Stock and 43,514 shares of Class E-2 Common Stock held by Dr. Cozean and 1,594 shares of Class A Common Stock, 1,412 shares of Class E-1 Common Stock and 1,412 shares of Class E-2 Common Stock held by Dr. Cozean as custodian for her two minor children. Also includes 1,043,650 of Class A Common Stock subject to options exercisable within 60 days.

(3) Includes 54,263 shares of Class A Common Stock, 24,023 shares of Class E-1 Common Stock and 24,023 shares of Class E-2 Common Stock. Also includes 133,992 shares of Class A Common Stock, 16,816 shares of Class E-1 Common Stock and 16,816 shares of Class E-2 Common Stock subject to warrants and options exercisable within 60 days.

(4) Includes 91,501 shares of Class A Common Stock subject to warrants and options exercisable within 60 days.

(5) Consists of 10,000 shares of Class A Common Stock subject to options exercisable within the next 60 days.

(6) Consists of 17,308 shares of Class A Common Stock subject to options exercisable within 60 days.

(7) Includes 2,006 shares of Class A Common Stock and 50,000 shares of Class A Common Stock subject to options exercisable within 60 days.

(8) Includes 885 shares of Class A Common Stock and 41,666 shares of Class A Common Stock subject to options exercisable within 60 days.

(9) Includes 1,339 shares of Class A Common Stock and 84,357 shares of Class A Common Stock subject to options exercisable within 60 days.

(10) Includes 112,136 shares of Class A Common Stock, 68,949 shares of Class E-1 Common Stock and 68,949 shares of Class E-2 Common Stock. Also includes 1,502,474 shares of Class A Common Stock, 16,816 shares of Class E-1 Common Stock and 16,816 shares of Class E-2 Common Stock subject to warrants and options exercisable within 60 days.

(11) We will not receive any of the proceeds from the sale of these securities. Except as described below, there are no material relationships between any of the selling shareholders and us, nor have any such material relationships existed within the past three years.

(12) Assumes resale of all shares of common stock offered hereby.

(13) The debentures are convertible into common stock at a rate equal to the lowest of:

     . $3.135;

     . the lowest exercise price, after the issuance of the debentures, of Premier's publicly traded Class B Warrants; or

     . 90% of the average of the three lowest closing bid prices for the common stock during the 20 trading days immediately preceding the conversion date.

     However, the debentures may not be converted into common stock, nor may the holder receive shares in payment of interest, if the debenture holder and any affiliate would, as a result, beneficially own more than 4.999% of Premier's issued and outstanding shares of common stock, except that this limitation could be waived by the holder by giving 75 days' prior notice to Premier. Further, as a separate restriction, a holder may not convert the debentures into common stock, nor may the holder receive shares in payment of interest, if as a result, he together with his affiliates would beneficially own in excess of 9.999% of Premier's issued and outstanding common stock, except that this provision can also be waived by the holder by giving 75 days' prior notice to Premier. Finally, Premier may not issue upon conversion in excess of 2,992,287 shares of common stock (subject to adjustment) if the common stock is then listed for trading on the Nasdaq National Market or the Nasdaq Small Cap Market and Premier has not obtained shareholder approval for such issuance.

     The number of shares of common stock listed as beneficially owned by each selling shareholder represents the number of shares of common stock issuable to such selling shareholder (i) subject to the conversion limitations set forth above, upon conversion of such selling shareholder's portion of the principal amount of the debentures at an assumed conversion price of $2.2594 (which price will fluctuate from time to time based on changes in the market price of the common stock and provisions in the formula for determining the conversion price), and (ii) upon exercise of the warrant issued to such selling shareholder in conjunction with the sale of debentures for the purchase of 30,000 shares of common stock. Since the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will then be issued in respect of such conversions or interest payments, and consequently the number of shares of common stock that will then be beneficially owned by a selling shareholder, will fluctuate daily and cannot be determined at this time.

     The number of shares being offered by the selling shareholders represents
     (i) 200% of the shares of common stock issuable to the selling shareholders upon conversion of the debentures and as payment of interest thereunder, and (ii) the shares of common stock issuable to selling shareholders upon exercise of the warrants issued to the selling shareholders. Since the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will then be issued in respect of such conversions or interest payments and, consequently, offered for sale under this registration statement, cannot be determined at this time. Premier has contractually agreed to include herein 4,238,146 shares of common stock issuable upon conversion of the debentures, payment of interest thereunder and exercise of the warrants issued to the selling shareholders.

(14) Enright Holding Corp. of which Mr. Avi Vigder is managing director has voting and investment control over the shares beneficially owned by Strong River Investments, Inc.

(15) Navigator Management Ltd. of which Mr. David Sims is a director has voting and investment control over the shares beneficially owned by Herkimer LLC.


(16) Without regard to the 4.999% and 9.999% conversion limitations contained in the debentures and at an assumed conversion price of $2.2594, the maximum number of shares into which the debentures are convertible would be 885,191 shares, representing 5.6% of the common stock outstanding for each of Strong River Investments, Inc. and Herkimer LLC.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and selected provisions of our articles of incorporation and bylaws is a summary and is qualified in its entirety by the terms of our articles of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   Premier is authorized to issue 35,600,000 shares of common stock, no par value, 2,200,000 shares of Class E-1 Common Stock, no par value, and 2,200,000 shares of Class E-2 Common Stock. The common stock, Class E-1 Common Stock and the Class E-2 Common Stock have equal voting rights and are entitled to share equally in dividends when, as and if declared by the board of directors. See "Dividend Policy." Shareholders have no preemptive rights and no right to convert their common stock into any other securities. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of common stock are entitled to cumulative voting with respect to the election of directors upon giving notice as required by law. In cumulative voting, the holders of common stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. In the event of a liquidation, dissolution or winding up of Premier, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares are, and all shares to be sold and issued as contemplated by this prospectus will be, fully paid and nonassessable and legally issued. The board of directors is authorized to issue additional shares of common stock within the limits authorized by our charter and without shareholder action. As of August 3, 1999, there were 14,961,436 shares of common stock outstanding held by approximately 781 holders of record.

 Class E Common Stock

   As of August 3, 1999, there were outstanding 1,257,461 shares of Class E-1 Common Stock and 1,257,461 shares of Class E-2 Common Stock, held by approximately 323 holders of record. The Class E-1 Common Stock and Class E-2 Common Stock is not transferrable but may be voted, and each share will automatically convert into one share of Class A Common Stock and be released to the owners thereof upon the achievement of the objectives described below. On June 30, 2000, all shares of these securities which have not been converted into Class A Common Stock will be cancelled. This arrangement was required by the representative of the underwriters for our initial public offering.

   All of the shares of Class E-1 Common Stock will be automatically converted into Class A Common Stock if our net income before provision for income taxes, including earnings from joint ventures, distribution agreements and licensing agreements, but exclusive of any other earnings that are classified as an extraordinary item, and exclusive of any charges to income that may result from the conversion of the Class E-1 Common Stock and Class E-2 Common Stock into common stock amounts to at least $26,343,900 for the fiscal year ending March 31, 2000. This amount is based on the number of shares of common stock currently outstanding or deemed outstanding, and is subject to adjustment based on the weighted average number of shares outstanding during fiscal 2000.

   All of the shares of Class E-2 Common Stock will be automatically converted into Class A Common Stock if our net income before provision for income taxes, calculated in the manner described above, amounts to at least $71,181,750 during the fiscal year ending March 31, 2000. This amount is based on the number of shares of common stock currently outstanding or deemed outstanding, and is subject to adjustment based on the weighted average number of shares outstanding during fiscal 2000.

   Any money, securities, rights or property distributed in respect of the Class E-1 Common Stock and Class E-2 Common Stock, including any property distributed as dividends or in connection with any stock split, merger, recapitalization, dissolution or total or partial liquidation of Premier, shall be held by Premier in escrow until conversion of these shares. If the conditions for conversion of the Class E-1 and Class E-2 Common Stock are not attained, these shares, as well as any dividends or other distributions made with respect to these shares, will be cancelled. The earnings levels set forth above were determined by negotiation between us and the representative of the underwriter in our initial public offering and should not be construed to imply or predict any level of future earnings. We do not know if these levels will be attained.

Preferred Stock

   Our articles of incorporation provide that our authorized preferred stock consists of 20,000,000 shares, no value. There are no shares of our preferred stock presently outstanding, however, previously we had an aggregate of 11,150,000 shares of preferred stock issued and outstanding, which shares were subsequently converted into common stock. The board of directors has the authority, without further action by the shareholders, to issue from time to time up to 8,850,000 additional shares of preferred stock in one or more series and to fix the terms, applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such terms is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of the preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, reduce the voting power of the holders of common stock and under certain circumstances could make it more difficult for a third party to gain control of Premier. The issuance of preferred stock could also reduce the amounts otherwise available for distribution to the holders of the common stock by creating more series of preferred stock with distribution or liquidation preferences senior to the common stock. We have no present plan to issue any shares of preferred stock.

Redeemable Class B Warrants

   We have outstanding redeemable Class B Warrants which are currently listed on the Nasdaq Stock Market National Market. The Class B Warrants are in fully registrable form under a Warrant Agreement between us and American Stock Transfer and Trust Company, and are evidenced by warrant certificates. These warrants may be exercised upon surrender of the warrant certificate on or before the expiration date or earlier redemption date, accompanied by payment of the full exercise price for the number of shares with respect to which the warrants are being exercised. Holders of the warrants do not have any voting or other rights of a shareholder of Premier. Upon notice to the holders of the warrants, we have the right to unilaterally reduce the exercise price or extend the expiration date of the warrants. The warrants provide for the adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect the holders of the warrants against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of additional shares of common stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to our employees, directors and consultants.

   Each Class B Warrant entitles the registered holder to purchase one share of common stock at an exercise price of $7.90 per share at any time before November 30, 1999. As of August 3, 1999, there were outstanding 7,591,760 Class B Warrants held by 31 holders of record. We have a right to redeem all of the Class B Warrants at a price of $.05 per Class B Warrant upon not less than 30 days' prior written notice at any time, provided that before any such redemption can take place, the last sale price of the common stock in the over-the-counter market shall have averaged in excess of $11.20 per share for 30 consecutive business days ending within 15 days before the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class B Warrants.

Shareholder Rights

   On April 14, 1998, we paid a dividend of one preferred share purchase right on each outstanding share of our common stock. These rights entitle the holder to purchase from Premier one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value of Premier at a price of $50 per one one-hundredth of a preferred share, subject to adjustment. These rights are not exercisable until the acquisition by a person or affiliated group of 15% or more of the outstanding shares of our common stock, or the commencement or announcement of a tender offer or exchange offer which would result in the acquisition of 15% or more of our outstanding shares. These rights expire on April 13, 2008, unless extended or unless the rights are redeemed or exchanged by Premier before the expiration date. The preferred shares purchasable upon exercise of the rights will not be redeemable. These shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per common share. In the event of a liquidation, the holders of the preferred shares purchasable upon exercise of the rights will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per common share. Each of these preferred shares will have 100 votes and will vote together with the common shares. Additionally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each of these preferred shares will be entitled to receive 100 times the amount received per common share. Until the rights are exercised, the holders will have no rights as a shareholder of Premier, including, without limitation, the to vote or receive a dividend.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by California law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers, among others, and to purchase insurance on behalf of any person we are required or permitted to indemnify. Under this provision, we have entered into indemnity agreements with each of our directors and executive officers and selected key consultants.

   In addition, our articles of incorporation provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Premier or our shareholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to Premier, for:

  . acts or omissions involving intentional misconduct or knowing and culpable violations of law

  . acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director

  . any transaction from which the director derived an improper personal benefit

  . acts or omissions involving a reckless disregard for the director's duty to or our shareholders when the director was aware or should have been aware of a risk of serious injury to Premier or its shareholders

  . acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Premier or our shareholders

  . improper transaction between the director and Premier

  . improper distributions to shareholders and loans to directors and officers or

  . acts or omissions by the director as an officer

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Premier is currently engaged in class action litigation in which certain current and former directors are seeking indemnification, and for which Premier has agreed to provide indemnification. See "Business--Legal Proceedings."

   We believe the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Premier's directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer and Warrant Agent

   The transfer and warrant agent for Premier's securities is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, Premier will have 19,239,582 shares of common stock, which excludes 7,591,760 shares of Class A Common Stock issuable upon exercise of outstanding Class B Warrants and approximately 4,320,000 shares of common stock issuable upon exercise of other outstanding stock options. The 4,278,146 shares sold by the selling shareholders in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of Premier within the meaning of Rule 144 adopted under the Securities Act. Any such affiliate would be subject to the resale limitations of Rule 144.

   Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for the common stock. The existence of the outstanding warrants and options to purchase Premier's Class A Common Stock could adversely affect our ability to obtain future financing. We have also reserved 2,250,000 shares for issuance in connection with the proposed settlement of outstanding litigation. The consummation of this settlement is subject to a number of conditions, and we cannot assure you that the settlement will be completed.

   The price which we may receive for the common stock issued upon exercise of such options and warrants will likely be less than the market price of the common stock at the time such options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital by a new offering of our securities on terms more favorable than those provided for by the options and warrants.

                              PLAN OF DISTRIBUTION

   The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

  . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

  . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its account

  . an exchange distribution in accordance with the rules of the applicable exchange

  . privately negotiated transactions

  . short sales

  . broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share

  . a combination of any of these methods of sale

  . any other method permitted by applicable law

   The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

   The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of Premier or derivatives of Premier securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

   Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

   The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In such event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   Premier is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. Premier has agreed to indemnify the selling shareholders against specified losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares offered by this Prospectus has been passed upon for Premier by Rutan & Tucker, LLP of Costa Mesa, California.

                                    EXPERTS

   The consolidated financial statements as of March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999 included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Haskell & White LLP, independent auditors, as stated in their report appearing herein, and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-1 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Premier and the shares offered by this prospectus, please refer to the registration statement, and its exhibits and schedules. Statements contained in this prospectus concerning the content of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or documents is filed as an exhibit, we refer you to the copy of such contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference to such exhibit. A copy of the registration statement, and its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Commission's public facilities by calling 1 (800) SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is www.sec.gov.

   Premier intends to furnish its shareholders with annual reports containing audited financial statements.

   Premier's recent Securities and Exchange Commission reports may also be accessed through Premier's Web site at www.premierlaser.com.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)
                                                                       -------

Report of Haskell & White LLP, Independent Auditors...................   F-2

Consolidated Balance Sheets at March 31, 1999 and 1998................   F-3

Consolidated Statements of Operations and Comprehensive Loss for the
 Years Ended March 31, 1999, 1998 and 1997............................   F-4

Consolidated Statements of Shareholders' Equity for the Years Ended
 March 31, 1999, 1998 and 1997........................................   F-5

Consolidated Statements of Cash Flows for the Years Ended March 31,
 1999, 1998 and 1997..................................................   F-7

Notes to Consolidated Financial Statements............................   F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Premier Laser Systems, Inc.

   We have audited the accompanying consolidated balance sheets of Premier Laser Systems, Inc. (the Company) as of March 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. Our audits also included the financial schedule of valuation and qualifying accounts for each of the years ended March 31, 1999, 1998 and 1997. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2, the Company has restated its previously issued 1997 consolidated financial statements.

   In our opinion, the 1999, 1998, and 1997 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          HASKELL & WHITE LLP

Newport Beach, California
June 9, 1999

                          PREMIER LASER SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             March 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
                      ASSETS
                      ------

Current assets:
  Cash and cash equivalents........................  $    888,767  $  9,722,514
  Short-term investments...........................           --      9,666,918
  Restricted cash..................................        50,000     2,150,000
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of
   $1,997,158 and $1,224,845, respectively.........     1,342,917     4,952,892
  Inventories, net.................................     5,797,054     4,482,698
  Prepaid expenses and other current assets........       531,459     2,528,996
                                                     ------------  ------------
     Total current assets..........................     8,610,197    33,504,018
Property and equipment, net........................     1,473,420     1,778,423
Intangible assets, net.............................     9,170,360    11,991,679
Other assets.......................................        21,953       434,300
                                                     ------------  ------------
     Total assets..................................  $ 19,275,930  $ 47,708,420
                                                     ============  ============

       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------

Current liabilities:
  Accounts payable.................................  $  3,802,606  $  6,536,044
  Line of credit...................................        70,470     2,068,163
  Accrued compensation and related costs...........       968,969       964,691
  Accrued restructure costs........................       785,980     1,620,224
  Accrued integration costs........................       663,087       834,960
  Accrued warranty.................................       739,298       822,401
  Due to joint venture partner.....................       549,194           --
  Other accrued liabilities........................     2,393,392     1,640,748
                                                     ------------  ------------
     Total current liabilities.....................     9,972,996    14,487,231
                                                     ------------  ------------
Commitments and contingencies (Notes 5, 6, 9, and
 10)
Minority interest..................................           --      1,764,736
                                                     ------------  ------------
Shareholders' equity:
  Preferred stock, no par value:
  Authorized shares--8,850,000
   Issued and outstanding shares--none.............           --            --
  Common stock, Class A, no par value:
  Authorized shares--35,600,000
   Issued and outstanding shares--16,962,278
    including 2,250,000 subject to issuance for
    shareholder litigation settlement at March 31,
    1999, and 14,649,421 at March 31, 1998.........    90,354,340    83,546,913
  Common stock, Class E-1, no par value:
  Authorized shares--2,200,000
   Issued and outstanding shares--1,257,461 at
    March 31, 1999 and 1998........................     4,769,878     4,769,878
  Common stock, Class E-2, no par value:
  Authorized shares--2,200,000
   Issued and outstanding shares--1,257,461 at
    March 31, 1999 and 1998........................     4,769,878     4,769,878
  Warrants and options.............................     1,723,842     1,723,842
  Accumulated deficit..............................   (92,315,004)  (63,354,058)
                                                     ------------  ------------
     Total shareholders' equity....................     9,302,934    31,456,453
                                                     ------------  ------------
     Total liabilities and shareholders' equity....  $ 19,275,930  $ 47,708,420
                                                     ============  ============

                            See accompanying notes.

                          PREMIER LASER SYSTEMS, INC.

          CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

                                             Year Ended March 31, 1999
                                       ---------------------------------------
                                           1999          1998         1997
                                       ------------  ------------  -----------
                                                                   (Restated)
Net sales............................  $ 13,971,085  $  9,885,569  $ 5,090,861
Cost of sales........................    13,405,182    17,234,288    3,648,539
                                       ------------  ------------  -----------
      Gross profit (loss)............       565,903    (7,348,719)   1,442,322
Selling and marketing expenses.......     7,930,444     5,113,080    2,415,010
Research and development expenses....     4,164,919     3,087,360    1,563,228
General and administrative expenses..     6,625,247     3,699,541    1,852,948
Shareholder litigation settlement
 expenses............................     8,081,770           --           --
Write off of investment in Mattan
 Corporation.........................           --            --       881,010
Termination of strategic alliance
 with IBC............................           --            --       331,740
In process research and development
 acquired in connection with business
 acquisitions........................           --     12,800,000      250,000
Merger related and integration
 costs...............................           --      7,616,924          --
                                       ------------  ------------  -----------
    Loss from operations.............   (26,236,477)  (39,665,624)  (5,851,614)
Interest income, net.................       202,877     1,073,493       15,493
Minority interest in loss of
 consolidated subsidiaries...........     1,764,736       273,811       60,000
                                       ------------  ------------  -----------
    Loss from continuing operations..   (24,268,864)  (38,318,320)  (5,776,121)
Loss from discontinued operations....    (4,692,082)     (445,967)    (197,236)
                                       ------------  ------------  -----------
Net loss.............................   (28,960,946)  (38,764,287)  (5,973,357)
Items of other comprehensive income
 (loss)..............................           --            --           --
                                       ------------  ------------  -----------
Comprehensive loss...................  $(28,960,946) $(38,764,287) $(5,973,357)
                                       ============  ============  ===========
Basic and diluted net loss per share:
  Loss from continuing operations....  $      (1.56) $      (3.35) $      (.99)
  Loss from discontinued operations..          (.30)         (.04)        (.03)
                                       ------------  ------------  -----------
  Net loss per share.................  $      (1.86) $      (3.39) $     (1.02)
                                       ============  ============  ===========
Weighted average number of shares
 used in computation of basic and
 diluted net loss per share..........    15,531,400    11,444,123    5,833,326
                                       ============  ============  ===========


                            See accompanying notes.

                          PREMIER LASER SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                               Common Stock           Common Stock         Common Stock
                                 Class A               Class E-1            Class E-2
                          ----------------------  -------------------- --------------------   Class A
                            Shares     Amount      Shares     Amount    Shares     Amount    Warrants
                          ---------- -----------  --------- ---------- --------- ---------- -----------
Balance at March 31,
 1996...................   4,702,203 $16,317,376  1,256,818 $4,769,878 1,256,818 $4,769,878 $ 2,321,057
 Common stock and B
  warrants issued in
  connection with
  secondary public
  offering..............   2,403,500   9,363,298        --         --        --         --          --
 Common stock issued in
  connection with the
  formation of the
  Data.Site joint
  venture...............     159,787   1,200,000        --         --        --         --          --
 Exercise of stock
  options and warrants..      48,351     249,774        360        --        360        --      (25,729)
 Stock options issued to
  Advisory Board
  members, clinical
  evaluators, medical
  directors, and other
  consultants...........         --      190,001        --         --        --         --          --
 Decrease in unrealized
  holding gain on short-
  term investments......         --          --         --         --        --         --          --
 Net loss for the year
  (restated)............         --          --         --         --        --         --          --
                          ---------- -----------  --------- ---------- --------- ---------- -----------
Balance at March 31,
 1997 (restated)........   7,313,841  27,320,449  1,257,178  4,769,878 1,257,178  4,769,878   2,295,328
 Common stock and
  options issued in
  connection with
  business
  acquisitions..........   1,065,266  11,757,426        --         --        --         --          --
 Exercise of stock
  options and warrants..   6,270,314  43,989,418        283        --        283        --   (2,295,328)
 Stock options issued to
  Advisory Board
  members, clinical
  evaluators, medical
  directors, and other
  consultants...........         --      479,620        --         --        --         --          --
 Net loss for the year..         --          --         --         --        --         --          --
                          ---------- -----------  --------- ---------- --------- ---------- -----------
Balance at March 31,
 1998...................  14,649,421  83,546,913  1,257,461  4,769,878 1,257,461  4,769,878         --
 Common stock reserved
  for issuance in
  connection with
  litigation
  settlement............   2,250,000   7,447,500        --         --        --         --          --
 Exercise of stock
  options and warrants..      62,857     202,619        --         --        --         --          --
 Net stock option
  recoveries from
  consultants and
  physicians............         --     (842,692)       --         --        --         --          --
 Net loss for the year..         --          --         --         --        --         --          --
                          ---------- -----------  --------- ---------- --------- ---------- -----------
Balance at March 31,
 1999...................  16,962,278 $90,354,340  1,257,461 $4,769,878 1,257,461 $4,769,878 $       --
                          ========== ===========  ========= ========== ========= ========== ===========

                            See accompanying notes.

                          PREMIER LASER SYSTEMS, INC.

               FOR THE YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                                      Common  Unrealized
                           Class B    Stock    Holdings   Accumulated
                           Warrants  Warrants   Gains       Deficit        Total
                          ---------- -------- ----------  ------------  ------------
Balance at March 31,
 1996...................  $  376,774 $192,130 $3,666,367  $(18,616,414) $ 13,797,046
 Common stock and B
  warrants
  issued in connection
  with
  secondary public
  offering..............   1,037,514      --         --            --     10,400,812
 Common stock issued in
  connection
  with the formation of
  the
  Data.Site joint
  venture...............         --       --         --            --      1,200,000
 Exercise of stock
  options and
  warrants..............      76,530      --         --            --        300,575
 Stock options issued to
  Advisory
  Board members,
  clinical
  evaluators, medical
  directors, and
  other consultants.....         --       --         --            --        190,001
 Decrease in unrealized
  holding gain
  on short-term
  investments...........         --       --  (3,666,367)          --     (3,666,367)
 Net loss for the year
  (restated)............         --       --         --     (5,973,357)   (5,973,357)
                          ---------- -------- ----------  ------------  ------------
Balance at March 31,
 1997 (restated)........   1,490,818  192,130         --   (24,589,771)   16,248,710
 Common stock and
  options issued
  in connection with
  business
  acquisitions..........         --       --         --            --     11,757,426
 Exercise of stock
  options and
  warrants..............      40,894      --         --            --     41,734,984
 Stock options issued to
  Advisory
  Board members,
  clinical
  evaluators, medical
  directors, and
  other consultants.....         --       --         --            --        479,620
 Net loss for the year..         --       --         --    (38,764,287)  (38,764,287)
                          ---------- -------- ----------  ------------  ------------
Balance at March 31,
 1998...................   1,531,712  192,130        --    (63,354,058)   31,456,453
 Common stock reserved
  for
  issuance in connection
  with
  litigation
  settlement............         --       --         --            --      7,447,500
 Exercise of stock
  options and
  warrants..............         --       --         --            --        202,619
 Net stock option
  recoveries from
  consultants and
  physicians............         --       --         --            --       (842,692)
 Net loss for the year..         --       --         --    (28,960,946)  (28,960,946)
                          ---------- -------- ----------  ------------  ------------
Balance at March 31,
 1999...................  $1,531,712 $192,130 $      --   $(92,315,004) $  9,302,934
                          ========== ======== ==========  ============  ============



                            See accompanying notes.

                          PREMIER LASER SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended March 31, 1999
                                        ---------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------
                                                                    (Restated)
Operating Activities:
 Net loss.............................  $(28,960,946) $(38,764,287) $(5,973,357)
 Adjustment to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......     1,647,794     1,612,691      841,467
  Stock reserved for issuance in
   connection with shareholder
   litigation settlement..............     7,447,500           --           --
  Loss on disposal of discontinued
   operations.........................     3,511,460           --           --
  Write off of investment in Mattan
   Corporation........................           --            --       881,010
  Acquired in-process research and
   development........................           --     12,800,000      250,000
  Minority interest in loss of
   consolidated subsidiaries..........    (1,764,736)     (273,811)     (60,000)
  Non-cash component of merger related
   and integration costs..............           --      2,332,238          --
  Stock options issued to advisors and
   consultants........................      (842,692)      479,620      190,001
  Termination of strategic alliance
   with IBC...........................           --            --       125,000
  Changes in operating assets and
   liabilities:
  Accounts receivable.................     3,386,037    (1,977,906)    (539,045)
  Inventories.........................    (1,316,339)      394,975   (1,099,277)
  Prepaid expenses and other current
   assets.............................     1,947,384    (1,505,104)    (342,438)
  Accounts payable....................    (1,736,100)    3,215,445     (361,678)
  Accrued liabilities.................    (1,353,466)    3,818,622      319,936
  Change in operating assets and
   liabilities of discontinued
   operations.........................      (276,926)     (264,314)     176,909
                                        ------------  ------------  -----------
   Net cash used in operating
    activities........................   (18,311,030)  (18,131,831)  (5,591,472)
                                        ------------  ------------  -----------
Investing Activities:
 Maturities (purchase) of short-term
  investments.........................     9,666,918    (5,698,630)  (3,968,288)
 Patent and intangible expenditures...      (110,151)      (87,989)    (178,139)
 Business acquisitions................           --     (5,002,172)     (96,028)
 Purchase of property and equipment...      (360,916)     (514,827)     (24,477)
 Purchase of property, equipment, and
  intangible assets of discontinued
  operations..........................       (23,494)     (373,467)         --
 Other................................           --       (410,179)         --
                                        ------------  ------------  -----------
   Net cash provided by (used in)
    investing activities..............     9,172,357   (12,087,264)  (4,266,932)
                                        ------------  ------------  -----------
Financing Activities:
 Proceeds from equity offerings.......           --            --    10,400,812
 Net borrowings (repayments) under
  line of credit......................    (1,997,693)     (695,340)     800,000
 Proceeds from exercise of stock
  options warrants....................       202,619    41,734,984      300,575
 Decrease (increase) in restricted
  cash................................     2,100,000    (1,100,000)  (1,050,000)
 Other................................           --       (171,645)    (454,836)
                                        ------------  ------------  -----------
   Net cash provided by financing
    activities........................       304,926    39,767,999    9,996,551
                                        ------------  ------------  -----------
Net (decrease) increase in cash and
 cash equivalents.....................    (8,833,747)    9,548,904      138,147
Cash and cash equivalents at beginning
 of period............................     9,722,514       173,610       35,463
                                        ------------  ------------  -----------
Cash and cash equivalents at end of
 period...............................  $    888,767  $  9,722,514  $   173,610
                                        ============  ============  ===========
Supplemental disclosures of cash flow
 information
 Cash paid for interest...............  $    124,011  $    120,000  $   115,283
                                        ============  ============  ===========

  Significant noncash investing and financing activities excluded from the accompanying consolidated statements of cash flows are as follows:

  In fiscal 1998 and 1997, the Company issued Class A common stock valued at $11,757,426 and $1,200,000, respectively, in connection with business acquisitions.

  In fiscal 1999, the Company reserved for issuance 2,250,000 shares of Class A common stock valued at $7,447,500 in connection with an agreement in principle to settle a lawsuit (Note 6). In addition, the Company wrote-off $3,511,460 of assets related to discontinued operations (Note 3).

                            See accompanying notes.

                          PREMIER LASER SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1999

1. Organization and Nature of Operations

   Premier Laser Systems, Inc. (the Company) was incorporated in July 1991 and commenced operations in August 1991 after acquiring substantially all of the assets and certain liabilities of Pfizer Laser Systems (Pfizer), a division of Pfizer Hospital Products Group, Inc. The Company designs, develops, manufactures and markets several lines of lasers for surgical and other medical purposes, disposables and associated accessory products for the medical and dental market. The Company also designs, develops, manufactures and markets digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field.

   The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

   The Company has suffered recurring losses from operations and may continue to incur losses for the foreseeable future due to the significant costs anticipated to be incurred in connection with manufacturing, marketing and distributing its laser and imaging products. In addition, the Company intends to conduct continuing research and development activities, including regulatory submittals and clinical trials to develop additional applications for its technology. The Company operates in a highly competitive environment and is subject to all of the risks inherent in a new business enterprise. Further, as discussed in Note 6, the Company has been named in class action lawsuits alleging violations of federal and state securities laws. In November 1998, the Company reached an agreement in principle with lead plaintiffs and their counsel to settle related matters. Any significant uninsured judgment or settlement amount ultimately associated with the class action litigation would significantly impact the Company's ability to satisfy its working capital requirements. Management believes that the Company's present liquid assets will be sufficient to meet its working capital requirements through at least fiscal 2000.

2. Summary of Significant Accounting Policies

 Restatement of Amounts Previously Reported

   The Company's independent auditors unexpectedly resigned during May 1998 and withdrew their opinion on the Company's fiscal year 1997 financial statements. Accordingly, the Company retained new auditors to re-examine the 1997 financial statements. Because of the extended period of time that had passed since the initial report was issued, a number of matters were identified of which the Company was not aware when it initially issued the 1997 financial statements. Although the Company believes that the initially issued 1997 financial statements were not materially misstated in terms of net loss, total assets and shareholders' equity, the statements have nonetheless been restated in the interest of full disclosure.

   The following is a summary of the impact of the restatement on the 1997 consolidated balance sheet.

   1. Reduction of accounts receivable                              $ (440,000)
   2. Additional allowance for doubtful accounts                      (226,000)
   3. Revision to inventory valuation allowance                        320,000
   4. Reduction in prepaid expenses and other current assets            (9,000)
   5. Additional non-current assets contributed by Data.Site joint
    venture partner                                                  2,113,725
   6. Additional accounts payable                                       88,000
   7. Additional net loss                                             (383,000)

                        PREMIER LASER SYSTEMS, INC.

   The following is a summary of the impact of the restatement on the 1997 consolidated statement of operations.

   1. Reduction of previously reported sales, net of related cost of sales...................................................... $(280,000)
   2. Revision to inventory valuation allowances..................   160,000
   3. Additional bad debts expense................................  (313,000)
   4. Minority interest in loss of consolidated subsidiary........    60,000
   5. Other, net..................................................   (10,000)
                                                                   ---------
     Net increase in 1997 loss.................................... $(383,000)
                                                                   =========

   The effects on the Company's previously issued 1997 financial statements are summarized as follows:

                                          Previously    Increase
                                           Reported    (Decrease)   Restated
                                          -----------  ----------  -----------
   Consolidated balance sheet:
     Current assets.....................  $10,658,161  $ (355,000) $10,303,161
     Other assets.......................    8,662,450   2,113,725   10,776,175
                                          -----------  ----------  -----------
       Total assets.....................  $19,320,611  $1,758,725  $21,079,336
                                          ===========  ==========  ===========
     Current liabilities................  $ 2,688,901  $   88,000  $ 2,776,901
     Minority interest..................          --    2,053,725    2,053,725
     Net shareholders' equity...........   16,631,710    (383,000)  16,248,710
                                          -----------  ----------  -----------
       Total liabilities and
        shareholders' equity............  $19,320,611  $1,758,725  $21,079,336
                                          ===========  ==========  ===========
   Consolidated statement of operations
    and comprehensive loss:
     Net sales..........................  $ 5,530,861  $ (440,000) $ 5,090,861
     Cost of sales......................    3,968,539    (320,000)   3,648,539
                                          -----------  ----------  -----------
     Gross profit.......................    1,562,322    (120,000)   1,442,322
     Selling and marketing expenses.....    2,406,010       9,000    2,415,010
     General and administrative
      expenses..........................    1,538,948     314,000    1,852,948
     All other expenses.................    3,025,978         --     3,025,978
                                          -----------  ----------  -----------
     Loss from continuing operations....   (5,408,614)   (443,000)  (5,851,614)
     Interest income, net...............       15,493         --        15,493
     Minority interest in loss of
      consolidated subsidiary...........          --       60,000       60,000
                                          -----------  ----------  -----------
     Loss from continuing operations....   (5,393,121)   (383,000)  (5,776,121)
     Loss from discontinued operations..     (197,236)        --      (197,236)
                                          -----------  ----------  -----------
     Net loss...........................   (5,590,357)   (383,000)  (5,973,357)
     Items of other comprehensive income
      (loss)............................          --          --           --
                                          -----------  ----------  -----------
     Comprehensive loss.................  $(5,590,357) $ (383,000) $(5,973,357)
                                          ===========  ==========  ===========
     Basic and diluted net loss per
      share:
       Loss from continuing operations..         (.93)       (.07)        (.99)
       Loss from discontinued
        operations......................         (.03)        --          (.03)
                                          -----------  ----------  -----------
     Net loss per share.................  $      (.96) $     (.07) $     (1.02)
                                          ===========  ==========  ===========

                        PREMIER LASER SYSTEMS, INC.

 Revenue Recognition

   Revenue related to sales to end customers and to distributors are recognized upon shipment. The Company's price to the purchaser is fixed at the date of sale and the purchaser's obligation is not contingent on resale of related merchandise. The Company does not have significant obligations for future performance in connection with its sales. It is the Company's policy not to accept sales returns, however, the Company may choose to accept returns on a case-by-case basis. Allowances for sales returns are provided for based upon previous experience and have historically been within management's expectations.

 Short-Term Investments and Restricted Cash

   The Company invests excess cash in United States Treasury securities and commercial paper, generally with maturities of less than one year. Short-term investments with a maturity of less than three months when purchased are classified as cash equivalents. Investments with maturities in excess of three months are presented as short-term investments in the accompanying financial statements. Pursuant to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's short-term investments are classified as available-for-sale and are reported at fair market value with unrealized gains and losses reflected as an adjustment to shareholders' equity. There were no material unrealized gains or losses at March 31, 1999 or 1998.

   Restricted cash consists of certificates of deposits held to secure borrowings under the Company's line of credit, and is classified as a current asset since it is collateral for a current liability.

 Concentration of Credit Risk and Foreign Sales

   The Company generates revenues principally from sales in the medical field. As a result, the Company's accounts receivable are concentrated primarily in this industry. Sales in foreign countries accounted for approximately 11%, 13%, and 25% of the Company's total sales in fiscal 1999, 1998, and 1997, respectively. These foreign sales related almost entirely to sales in Asia and Europe.

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on its accounts receivable, other than the products being sold. Frequently, letters of credit are obtained for international sales. The Company maintains allowances for estimated potential credit losses.

 Long Lived Assets

   During the year ended March 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and For Long-lived Assets to be Disposed of ("SFAS No. 121"). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For the purposes of evaluating potential impairment, the Company's assets are grouped by the entity to which they relate. Since adopting SFAS No. 121, the Company gives consideration to events or changes in circumstances for each of its entities. No events occurred during the years ended March 31, 1999 or 1998 which resulted in the impairment of assets, except for the discontinuance of operations of Data.Site, LLC which resulted in the write-offs of various long-lived assets (Note 3).

                       PREMIER LASER SYSTEMS, INC.

 Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market, and are comprised of the following:

                                                     March 31,     March 31,
                                                        1999         1998
                                                    ------------  -----------
     Raw materials................................. $  8,980,306  $ 5,980,793
     Work-in-process...............................      756,122    1,313,974
     Finished goods................................    7,048,239    5,876,710
                                                    ------------  -----------
                                                      16,784,667   13,171,477
     Less reserve for slow moving inventories and
      excess purchase commitments..................  (10,987,613)  (8,688,779)
                                                    ------------  -----------
                                                    $  5,797,054  $ 4,482,698
                                                    ============  ===========

 Property and Equipment

   Property and equipment are stated at cost. Expenditures for replacements and improvements are capitalized while expenditures for repairs and maintenance are charged to operating expense as incurred.

   Property and equipment are comprised of the following:

                                                        March 31,    March 31,
                                                          1999         1998
                                                       -----------  -----------
     Machinery, equipment, molds and tooling.......... $ 2,826,774  $ 1,948,560
     Furniture, fixtures, and office equipment........   2,277,443    3,004,906
     Software.........................................     114,345      375,000
                                                       -----------  -----------
                                                         5,218,562    5,328,466
     Less accumulated depreciation....................  (3,745,142)  (3,550,043)
                                                       -----------  -----------
                                                       $ 1,473,420  $ 1,778,423
                                                       ===========  ===========

   Depreciation of property and equipment is calculated on a straight-line basis over the following estimated useful lives:

     Machinery, equipment, molds and tooling.......         5-10 years
     Furniture, fixtures, and office equipment.....          10 years
     Software......................................           3 years
     Leasehold improvements........................ Shorter of estimated useful life or term of lease

                        PREMIER LASER SYSTEMS, INC.

 Intangible Assets

   Intangible assets consist primarily of patents and technology rights, goodwill and license agreements. The costs assigned to acquired intangible assets, partially based upon independent appraisals, are being amortized on a straight-line basis over the estimated useful lives of the assets ranging from 2 to 15 years.

   Intangibles are comprised of the following:

                                                        March 31,    March 31,
                                                          1999         1998
                                                       -----------  -----------
     Patents and technology rights.................... $13,963,247  $13,062,710
     Goodwill.........................................     249,172    2,839,570
     License agreements...............................     110,000      110,000
                                                       -----------  -----------
                                                        14,322,419   16,012,280
     Less accumulated amortization....................  (5,152,059)  (4,020,601)
                                                       -----------  -----------
                                                       $ 9,170,360  $11,991,679
                                                       ===========  ===========

   During the year ended March 31, 1999, the Company discontinued the operations of its 51%-owned subsidiary Data.Site, LLC (Note 3). Accordingly, the Company wrote-off all remaining unamortized goodwill amounting to $2,604,251.

 Research and Development Costs

   Research and development costs are expensed as incurred. A substantial portion of the Company's research and development expense is related to developing new products, improving existing products or processes, and clinical research programs.

   From time to time, the Company enters into agreements with certain doctors to exchange a portion of a product's sales price for services related to the completion of certain portions of clinical studies necessary for obtaining product approval from the U.S. Food and Drug Administration. Typically, the amounts consist of a portion of the product sales price which is equal to the cost of the services to be rendered by the doctor. Pursuant to the agreements, in the event the doctor is unable to complete the agreed upon clinical study, the doctor is required to remit a cash payment for the entire amount.

 Advertising Expenses

   The Company expenses advertising costs as they are incurred. Advertising expenses aggregated $758,301, $628,410, and $143,608 in 1999, 1998, and 1997,
respectively.

 Income Taxes

   The Company accounts for income taxes in accordance with statement of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. SFAS 109 requires the liability method of accounting for income taxes. No credits for tax benefits have been recognized, since their realization is not reasonably assured (see Note 7).

 Statements of Cash Flows

   The Company considers all highly liquid investments, including money market accounts and mutual funds, with a maturity of three months or less when acquired to be cash equivalents.

                        PREMIER LASER SYSTEMS, INC.

 Net Loss Per Share

   Net loss per share has been computed based on the weighted average number of the Company's common shares outstanding during each presented period and excludes all shares of Class E-1 and Class E-2 common stock, outstanding or subject to option, because all such shares of stock are subject to escrow and the conditions for the release of those shares from escrow have not been satisfied. Furthermore, common stock equivalents, such as stock options and warrants, were not considered in the net loss per share calculation because the effect would be antidilutive.

   As discussed in Note 10, the Company issued convertible debentures in a private placement subsequent to year-end.

 Accounting for Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations, in accounting for its employee stock option grants. Options granted to consultants and other non-employees are accounted for under the fair value method in accordance with Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock Based Compensation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Significant estimates and assumptions include inventory valuation and the realizability of certain intangible assets. The Company's inventories and intangible assets largely relate to technologies which have yet to gain widespread market acceptance. Inventory reserves have been established based upon sales forecasts. The Company believes that no further losses will be incurred on the disposition of its inventories and that the remaining economic life of the Company's intangible assets is reasonable. If widespread market acceptance of the Company's products is not achieved, the carrying amount of inventories and intangible assets could be materially affected. Conversely, better than expected sales could yield improved margins.

 Recent Accounting Standards

   In June 1997, the FASB issued SFAS No. 130 (SFAS No. 130), Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in an entity's financial statements. This statement requires an entity to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. The Company had no items of other comprehensive income during fiscal years 1999, 1998 and 1997.

   In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of and Enterprise and Related Information. This statement requires public enterprises to report financial and descriptive information about its reportable operating segments and establishes standards for related disclosures about product and services, geographic areas, and major customers. The Company has not adopted the disclosure requirements of SFAS No. 131 as management believes that the Company currently has only one reportable operating segment.

                        PREMIER LASER SYSTEMS, INC.

 Reclassifications

   Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to current year presentations.

3. Business Acquisitions and Dispositions

 Data.Site, LLC

   Effective January 31, 1997, the Company entered into a joint venture with Refractive Surgical Services, LLC (RSS), a Kansas City based company engaged in the development of certain medical outcomes software. Under this joint venture, the Company and RSS formed Data.Site, LLC (Data.Site). Data.Site acquired and assumed substantially all of the assets and liabilities of RSS. The Company acquired a 51 percent interest in Data.Site, which was accounted for under the purchase method of accounting, through the issuance of 159,787 shares of its Class A common stock to RSS and a commitment to contribute $1,000,000 in cash to Data.Site. The Company paid $900,000 and $100,000 in each of the years ended March 31, 1998 and 1997, respectively. The 159,787 shares were valued at $7.53 per share, representing the average of the closing price of such common stock during the 15 days immediately preceding the effective date of this transaction. In connection with the acquisition, the Company recorded goodwill in the amount of $2,893,179 and a minority interest of $2,113,725. The Company has funded Data.Site's operations with advances of cash or equivalent services in the aggregate amount of $2,036,452 through March 31, 1999. As of March 31, 1999 and 1998, RSS owed the Company $599,194 and $266,000, respectively, and such amounts have been fully reserved.

   In March 1999, Data.Site's Board of Directors adopted a plan to discontinue its operations through the cessation of funding to Data.Site by the Company. As a result, the Company has effectively phased out the operations of Data.Site. As of March 31, 1999, Data.Site is no longer conducting business and has no remaining employees and no material assets. The Company does not expect to realize significant gains or losses upon the ultimate disposal of the assets of Data.Site. As of March 31, 1999, Data.Site has trade accounts payable of $238,862, amounts due to the Company of $537,258, and amounts due to the minority interest shareholder of $549,194. During the fiscal year ended March 31, 1999, Data.Site incurred a net loss from operations of $4,692,082, which includes impairment write-offs relating to unamortized goodwill and property and equipment amounting to $2,604,251 and $240,905, respectively. Data.Site's loss from operations has been segregated from the Company's continuing operations and reported on a separate line item in the Consolidated Statements of Operations and Comprehensive Loss for the year ended March 31, 1999.

   The Consolidated Statements of Operations and Comprehensive Loss and cash flows for the years ended March 31, 1998 and 1997, have been reclassified to present Data.Site's operating results as discontinued operations.

   Operating results from discontinued operations are as follows for the years ended March 31:

                                                 1999        1998       1997
                                              -----------  ---------  ---------
     Net sales............................... $    65,866  $ 532,272  $     --
     Cost of sales...........................     256,344    160,002        --
                                              -----------  ---------  ---------
                                                 (190,478)   372,270        --
     Operating expenses......................   4,501,604    818,237   (197,236)
                                              -----------  ---------  ---------
                                              $(4,692,082) $(445,967) $(197,236)
                                              ===========  =========  =========

                        PREMIER LASER SYSTEMS, INC.

 EyeSys Technologies, Inc.

   On September 30, 1997, the Company acquired all of the equity interests of EyeSys Technologies, Inc. (EyeSys), a manufacturer and distributor of a specialized line of diagnostic ophthalmic equipment, for approximately $12.5 million, in the form of 1,236,668 shares of the Company's common stock (including 319,684 shares held in an escrow account), and $470,000 in cash. The common stock issued in this transaction was valued at $9.716 per share, the market value at the time of the closing of the acquisition, as determined using the average of closing prices over a 15-day period prior to the closing date. The escrowed shares were placed in escrow in order to provide a source for payment of claims that might be made by the Company relating to representations and warranties made by EyeSys in the acquisition. These representations and warranties generally related to the assets, liabilities, business and operations of EyeSys. The escrow period has lapsed, but there is currently a dispute between the Company and the former EyeSys shareholders concerning whether these representations and warranties have been breached. The escrow shares will be released to the Company and/or the former EyeSys shareholders upon resolution of these claims. The resolution of these claims may be made either through an agreement of the parties, an arbitration or other legal processes. 216,761 of the escrowed shares have been excluded from the determination of the purchase price, as such shares were deemed to be "contingent consideration" under the provisions of APB No. 16. If and when they are released, the allocation of the adjusted purchase price will be re-assessed. Options to purchase 210,000 shares of the Company's common stock were also issued in connection with the acquisition. These options were valued in accordance with SFAS 123 and included in the acquisition cost. The acquisition was accounted for as a purchase and the total acquisition cost was allocated among net liabilities assumed ($2,183,429), patents ($2,600,000), and in process research and development ($10,200,000). The patents are being amortized over estimated useful lives ranging from 5 to 15 years. The Company obtained an independent third-party appraisal to determine the value of the purchased in-process research and development as of the acquisition date. In the opinion of the appraiser, the estimated value of these projects was $10,200,000, which was recorded as in-process research and development acquired in connection with business acquisitions in the Consolidated Statements of Operations and Comprehensive Loss. The research and development projects acquired by the Company included (i) System 2000 V.4, (ii) 20/20 Handheld Topographer, (iii) Innovative Corneal Topography Checkerboard, (iv) Spatial Resolved Refratometry,
(v) Sun 100 B, (vi) Sun CW, and (vii) CWL Cards. According to the valuation report, material net cash flows are expected to commence in fiscal year 2000, using the discounted cash flow method. Merger related and integration expenses of $5,070,650 were also recorded as of the acquisition date. The merger related and integration costs are primarily comprised of goodwill write-offs ($2,082,200), accrued compensation, relocation costs and related stay bonuses ($965,100), issuance of stock options in accordance with the EyeSys acquisition agreement ($1,110,900) and other related liabilities, such as legal, accounting and investment banker fees (aggregating $912,450). EyeSys has been consolidated commencing with the acquisition date. Goodwill arising from the acquisition was written-off as of the acquisition date due to uncertainty as to its recoverability.

 Ophthalmic Imaging Systems

   During the final four months of fiscal 1998, the Company acquired a controlling interest in Ophthalmic Imaging Systems (OIS) for $3.3 million in cash. OIS is engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. Equity accounting was used during the period in which the Company owned at least 20% but less than 50% of the OIS stock (December 1997 through February 1998). Upon acquiring a controlling interest in OIS, the Company had a 51% interest in OIS which it held as of March 31, 1999 and 1998. Accordingly, OIS has been consolidated with the Company in the accompanying financial statements. The OIS acquisition has been accounted for as a purchase and the total acquisition cost was allocated among net liabilities of OIS ($996,835), intangibles ($1,687,407) and in process research and

                        PREMIER LASER SYSTEMS, INC.

development ($2,600,000). The Company obtained a preliminary independent appraisal prepared by a "big five" accounting firm to determine the value of the purchased in-process research and development as of the acquisition date. As of the date of the valuation, in-process projects were comprised of the following: (i) future angiography products; (ii) glaucoma-scope products; (iii) reading center products; and (iv) digital fundus imager. The results of the preliminary appraisal showed that the value of these projects was $2,600,000, the full amount of which was recorded in the Consolidated Statement of Operations and Comprehensive Loss.

   As OIS has had continuous operating losses and has no demonstrated history of profitability, intangible assets were written off immediately. Additionally, the in-process research and development costs were charged to operations during the year ended March 31, 1998. Merger related and integration expenses of $2,546,450 were also recorded as of the date at which the controlling interest was acquired. The merger related and integration costs are primarily comprised of goodwill write-offs ($1,558,200), accrued compensation and related stay bonuses ($314,600) and other related liabilities, such as legal, accounting and investment banker fees (aggregating $673,650). The Company is in the process of negotiating an agreement for the purchase of the minority interests of OIS.


   The following unaudited pro forma condensed consolidated results of operations for the years ended March 31, 1998 and 1997 give effect to the EyeSys and OIS acquisitions as if they had occurred at the beginning of fiscal 1998 and 1997:

                                                          1998         1997
                                                      ------------  -----------
     Net sales....................................... $ 17,975,000  $12,637,846
     Net loss........................................  (42,885,000)  (9,739,364)
     Net loss per share..............................        (3.58)       (1.67)

   The unaudited pro forma information is not necessarily indicative of the combined results of operations that would have occurred during the periods presented nor for future results of operations.

   The Company entered into a Stock Purchase Agreement, dated February 25, 1998, pursuant to which it agreed, subject to certain conditions, to commence an exchange offer to acquire all of the outstanding common stock of OIS not owned by the Company. This Stock Purchase Agreement was terminated as of August 21, 1998. In connection with this termination, the Company may be liable to pay OIS a $500,000 break-up fee, which could be satisfied by the reduction of indebtedness of OIS to the Company which arose after March 31, 1998. The parties are currently negotiating various issues relating to the termination of the Purchase Agreement and their future business relationship.

   None of the in-process research and development costs acquired in fiscal year 1998 had yet reached technological feasibility, and no alternative future uses currently exist.

 Other

   During fiscal 1998, three other business acquisitions occurred. Total consideration paid by the Company included cash of $350,000 shares of the Company's common stock aggregating $200,000, and other consideration aggregating $138,000. These business acquisitions were not individually or collectively significant to the financial condition or operating results of the Company.

4. Research Grant

   In September 1995, the Company obtained a Small Business Innovative Research Grant totaling approximately $750,000 for the study of laser emulsification. Pursuant to the terms of the grant, the Company

                        PREMIER LASER SYSTEMS, INC.

is eligible to receive reimbursement for research and development costs incurred in connection with the laser emulsification study up to $750,000 upon the achievement of certain milestones, as defined. During fiscal 1997, the Company received the final grant payment of approximately $450,000. Amounts received under the grant were offset against research and development costs incurred in the study.

5. Lines of Credit

   The Company had a credit facility with a bank which provided for borrowings of up to $2,100,000. As of March 31, 1998, total borrowings under this agreement were $1,936,000, bearing interest at the bank's prime rate (8.50% at March 31, 1998). Borrowings under the agreement were secured by a certificate of deposit and were repaid in September 1998. The agreement expired in September 1998.

   The Company's OIS subsidiary has an account's receivable financing agreement, which allows for advances of up to 80% of eligible receivables up to $960,000. The financing agreement is subject to annual renewal in November of each year, unless terminated by either party. As of March 31, 1999 and 1998, $70,470 and $132,634 were outstanding under OIS's line of credit, respectively.

6. Commitments and Contingencies

 Commitments

   The Company leases its office and production facilities under a noncancellable operating lease that expires in December 2000. Total rental expense under operating leases was $331,247, $251,000, and $296,000 for the fiscal years ended March 31, 1999, 1998, and 1997, respectively. At March 31, 1999, future minimum lease payments under noncancellable operating leases are as follows:

   2000................................................................ $245,412
   2001................................................................  187,866
                                                                        --------
                                                                        $433,278
                                                                        ========

   OIS has a month to month operating lease which requires minimum monthly payments of $7,000.

 IFS Litigation

   The Company entered into an agreement with Infrared Fiber Systems, Inc.
(IFS), a supplier of certain fiber optics, that expires in the fiscal year ending March 31, 2002. The agreement requires the supplier to sell exclusively to the Company fiber optics for medical and dental applications as long as the Company purchases defined minimum amounts.

   In March 1994, the Company initiated litigation against IFS. The Company's complaint alleges that IFS and two of its officers misrepresented IFS' ability to supply optical fibers, and that IFS breached its supply agreement and certain warranties. In April 1994, IFS filed a cross-complaint alleging breach of contract and intentional interference with prospective economic advantage, seeking declaratory relief that the contract has been terminated and that IFS is free to market its fiber optics to others. In July 1994, Coherent, Inc., a major shareholder of IFS and a manufacturer of medical lasers which employ IFS optical fibers, joined the lawsuit for the express purpose of defending their rights to the IFS optical fibers. In May 1995, the Company instituted litigation concerning this dispute in Orange County, California Superior Court against Coherent, Westinghouse Electric Corporation (Westinghouse) and an individual employee of Westinghouse, who was an officer of IFS from 1986 to 1993, when the events involved in the federal action against IFS took place and while Westinghouse owned a

                        PREMIER LASER SYSTEMS, INC.

substantial minority interest in IFS. The complaint charges that Coherent conspired with IFS in the wrongful conduct which is the subject of the federal lawsuit and interfered with the Company's contracts and relations with IFS and with prospective contracts and advantageous economic relations with third parties. The complaint asserts that Westinghouse is liable for its employee's wrongful acts as an IFS executive while acting within the scope of his employment at Westinghouse. The lawsuit seeks injunctive relief and compensatory damages. In October 1995, the federal action was stayed by order of the court in favor of the California state court action, in which the pleadings have been amended to include all claims asserted by the Company in the federal action.

   In July 1996, the court in the California state court action granted demurrers by Westinghouse and the employee of Westinghouse to all causes of action against them, as well as all but one of the Company's claims against Coherent. As a result, the claims that were the subject of the granted demurrers have been dismissed, subject to the Company's right to appeal. The Company has filed an appeal of these decisions as they relate to Westinghouse and the Westinghouse employee, and briefs have been submitted. No date has been set for a hearing of this appeal. No trial date has been set as to the remaining outstanding causes of action.

 Shareholders Litigation

   The Company and certain of the officers and directors have been named in a number of securities class action lawsuits which allege violations of the Securities Exchange Act or the California Corporations Code. The plaintiffs seek damages on behalf of classes of investors who purchased the Company's stock between May 7, 1997 and April 15, 1998. The complaints allege that the Company misled investors by failing to disclose material information and making material misrepresentations regarding the Company's business operations and projections. The Company has also been named in a shareholder derivative action purportedly filed on its behalf against certain officers and directors arising out of the same alleged acts. The Company has reached an agreement in principle with lead plaintiffs and their counsel to settle the class and derivative actions. Under the terms of the agreement in principle, in exchange for a release of all claims, the Company would pay 2,250,000 shares of common stock and $4,600,000 in cash. The cash portion of the settlement would be paid by the Company's insurance carrier. Completion of the settlement is subject to execution of the final settlement agreement, court approval and certain other conditions. If the settlement is not completed, is not approved, or is not consummated for any reason, the parties would continue to litigate the actions.

   In accordance with the terms of the agreement in principle to settle class and derivative actions, the Company established a reserve during the quarter ended December 31, 1998 for the issuance of 2,250,000 shares of common stock. These shares were valued at a price of $3.31 per share, which was the closing price of the Company's stock on November 18, 1998, the effective date of the proposed settlement agreement. The Company has also included approximately $634,000 of associated legal and professional fees in this reserve, but has not included in the reserve approximately $4,600,000 in cash that would be paid by the Company's insurers.

   The Company is involved in various other disputes and lawsuits arising from its normal operations. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and other lawsuits may adversely affect the Company. However, it is the opinion of management, that the outcome of such other matters will not have a material adverse impact on the Company's consolidated financial position, results of operations, or cash flows.

 Employment Contracts

   Certain of the Company's executive officers are employed pursuant to arrangements which provide for severance payments upon the termination of their employment.

                        PREMIER LASER SYSTEMS, INC.

   These officers have also entered into Termination Agreements with the Company, under which they would be paid an amount equal to two times his or her highest annual cash compensation during the preceding three calendar years if, following a change in control of the Company, their employment was terminated other than for cause, their pay, bonus, title or responsibilities was reduced or other adverse employment actions were taken. For purposes of this Agreement, a change in control includes among other things the acquisition by any person of 25% or more of the voting power of the Company's outstanding securities, there is a change in the composition of the majority of the members of the Board of Directors under circumstances described in the agreement, or the Company ceases to exist following a merger or consolidation.

 Other

   The Company has executed royalty agreements with certain parties that require the payment of royalties upon the achievement of defined sales levels. To date, no such royalty payments have been required pursuant to the royalty agreements.

7. Income Taxes

   The Company has incurred operating losses since its inception and, as a result, no provision for or benefit from income tax has been recorded.

   Deferred tax assets comprised the following at March 31:

                                                        1999          1998
                                                    ------------  ------------
   Tax operating loss carryforwards...............  $ 18,659,120  $ 14,502,970
   Inventory and receivable reserves and related
    temporary differences.........................     8,433,262     1,705,050
   Depreciation and amortization..................     1,139,454       890,215
   Research and development credit carryforwards..       539,630       424,494
   Accruals not currently deductible..............     3,623,530       193,255
                                                    ------------  ------------
   Total deferred tax assets......................    32,394,996    17,715,984
   Valuation allowance for deferred tax assets....   (32,394,996)  (17,715,984)
                                                    ------------  ------------
   Net deferred taxes.............................  $        --   $        --
                                                    ============  ============

   The Company's income tax provision (benefit) for the years ended March 31, 1999, 1998, and 1997, differs from that computed at the federal statutory corporate tax rate, as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Statutory rate....................................... (34.0)% (34.0)% (34.0)%
   Change in valuation allowance........................  33.5 %  18.8 %  27.4 %
   Merger and acquisition costs.........................    -- %   3.7 %    -- %
   Purchased in-process research and development........    -- %  11.3 %   1.4 %
   Write-off of investment..............................    -- %    -- %   5.1 %
   Other................................................    .5 %    .2 %    .1 %
                                                         ------  ------  ------
   Effective tax rate...................................    -- %    -- %    -- %
                                                         ======  ======  ======

   The Company has approximately $55 million of federal net operating loss carryforwards at March 31, 1999 ($36 million for state purposes), which will begin to expire in 2006. A valuation allowance has been established for the entire deferred tax asset.

                        PREMIER LASER SYSTEMS, INC.

   The Tax Reform Act of 1986 contains provisions which could substantially limit the availability of the net operating loss carryforwards if there is a greater than 50% change in ownership during a three year period. As a result of the Company's public offerings, the Company experienced an ownership change of more than 50%, resulting in a limitation on the utilization of their net operating loss carryforwards. As of March 31, 1999, management estimates that annual loss carryforward limitations aggregated approximately $2,000,000. Further ownership changes may occur as a result of shares to be issued to settle litigation (Note 6) or may occur as a result of the exercise of stock options or issuance of stock to complete business combinations. The limitation is based on the value of the Company on the date that the change in ownership occurred. The ultimate realization of the loss carryforwards is dependent on the extent of limitations and the future profitability of the Company.

8. Shareholders' Equity

 Initial and Secondary Public Offerings

   On December 7, 1994, the Company completed an initial public offering of 2,760,000 Units of the Company's securities, each unit consisting of one share of Class A common stock, one redeemable Class A warrant and one redeemable Class B warrant (the Units). The Company realized net proceeds of $10,953,000 from this offering and the related exercise of the underwriters over allotment option. Each Class A warrant consisted of the right to purchase one share of Class A common stock and one Class B warrant through November 30, 1999 at an exercise price of $6.50. Each Class B warrant consists of the right to purchase one share of Class A common stock at an exercise price of $8.00. The Company has the right to redeem the Class A and Class B warrants after November 30, 1997 at a price of $.05 per warrant subject to certain conditions regarding the bid price of the Class A common stock.

   On October 18, 1996, the Company completed a public offering of 11,000 Units of the Company's securities. On November 6, 1996, the Company's underwriter exercised its over allotment option, purchasing 1,650 additional Units of the Company's securities. Each of the above Units consisted of 190 shares of Class A common stock and 95 redeemable Class B warrants. The Company realized a combined net proceeds of $10,401,000. Each Class B warrant consists of the right to purchase one share of Class A common stock through November 30, 1999 at an exercise price of $8.00.

   During fiscal 1998, the Company received approximately $41,735,000 from the exercise of options and warrants, and issued an additional 4,176,000 Class B Warrants and 6,270,000 shares of Class A Common Stock. As a result of such exercises, no Class A warrants remain outstanding.

 Stock Options

   The Company has adopted several stock option plans that authorize the granting of options to employees, officers and/or consultants to purchase shares of the Company's Class A common stock. The stock option plans are administered by the Board of Directors or a committee appointed by the Board of Directors, which determines the terms of the options, including the exercise price, the number of shares subject to option and the exercisability of the options. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant and generally expire within ten years of the grant date.

   In addition to options granted pursuant to the stock option plans, the Company has issued options to purchase shares of the Company's Class A common stock to certain members of the Board of Directors, consultants and former notes payable holders.

   The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock option grants. Accordingly, no compensation expense

                        PREMIER LASER SYSTEMS, INC.

has been recognized for its employee stock option awards because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. The Company recognizes expense related to grants of options to non-employees in accordance with the fair value provisions of SFAS No. 123. Such expenses (recoveries) aggregated $(842,692) in 1999, $1,590,524 in 1998 (which includes $1,110,904 of merger related and integration costs associated with the EyeSys acquisition) and $190,001 in 1997. The recoveries that were recorded in fiscal year 1999 were directly related to options originally granted in fiscal 1998 to consultants who ultimately did not perform in accordance in their respective arrangements. Accordingly, the Company never issued any options to the consultants and related arrangements were terminated in fiscal year 1999. The fair value of the options that was originally recorded in fiscal year 1998 was reversed and recorded as recoveries in fiscal year 1999.

   FASB Statement No. 123, Accounting for Stock-Based Compensation, requires proforma information regarding net income (loss) and net income (loss) per share using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of options granted have been estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions:

                                                       1999     1998     1997
                                                      -------  -------  -------
   Risk free interest rate...........................    5.50%    6.00%    6.00%
   Stock volatility factor...........................    1.50     0.64     0.58
   Weighted average expected option life............. 4 years  4 years  4 years
   Expected dividend yield...........................       0%       0%       0%

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's compensation expense used in determining the pro forma information ($2,049,615, $1,947,458, and $974,469 for fiscal years 1999, 1998, and 1997, respectively)
may not be indicative of such expense in future periods as the 1997 amounts are based only on option grants after December 15, 1994. Proforma information is as follows:

                                           1999          1998         1997
                                       ------------  ------------  -----------
   Pro forma net loss................. $(31,853,753) $(40,711,745) $(6,947,826)
   Pro forma net loss per share....... $      (2.05) $      (3.56) $     (1.19)

   A summary of the Company's stock option activity, and related information for the years ended March 31 follows (excluding option grants that are subject to shareholder approval):

                                   1999                1998                1997
                            ------------------- ------------------- -------------------
                                       Weighted            Weighted            Weighted
                                       Average             Average             Average
                                       Exercise            Exercise            Exercise
                             Options    Price    Options    Price    Options    Price
                            ---------  -------- ---------  -------- ---------  --------
   Outstanding--beginning
    of year................ 3,486,669   $6.84   2,308,049   $5.51   1,423,949   $ 5.58
   Granted................. 1,729,000    7.40   1,899,500    9.22   1,042,756     6.16
   Exercised...............   (57,115)   4.69    (395,271)   6.20      (1,899)    1.00
   Forfeited/cancelled.....  (913,953)   8.00    (325,609)   8.40    (156,757)   10.53
                            ---------   -----   ---------   -----   ---------   ------
   Outstanding--end of
    year................... 4,244,601   $6.85   3,486,669   $6.84   2,308,049   $ 5.51
                            =========   =====   =========   =====   =========   ======

   The weighted average remaining contractual life of options as of March 31, 1999 was as follows:

                        PREMIER LASER SYSTEMS, INC.

                                           Weighted   Weighted             Weighted
                               Number of    Average   Average              Average
                                Options   Contractual Exercise   Options   Exercise
   Range of Exercise Prices   Outstanding Life Years   Price   Exercisable  Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $1.00--$2.81............      485,923        5      $ 2.10     122,230   $ 2.32
   $4.50--$8.85............    2,792,306        8        6.48   1,765,306     5.98
   Greater than $9.00......      966,372        9       10.29     486,537    10.46
                               ---------                        ---------
                               4,244,601                        2,374,073
                               =========                        =========

 Class E-1 and Class E-2 Common Stock

   The Company's Class E-1 and Class E-2 common stock is held in escrow, is not transferable, can be voted and will be converted into Class A common stock only upon the occurrence of specified events. All of the Class E-1 common stock will be automatically converted into Class A common stock in the event that the Company's net income before provision for income taxes, as defined, exceeds certain amounts. Such amount is $26,343,900 for the fiscal year ending March 31, 2000, and such amount will be increased in proportion to increases in the weighted average number of shares of common stock outstanding (as defined) during the relevant year, as compared to the number of shares outstanding immediately after the Company's initial public offering. If the above event does not occur, the Class E-1 common stock will be canceled on June 30, 2000. All of the Class E-2 common stock will be automatically converted into Class A common stock in the event that the Company's net income before provision for income taxes, as defined, amounts to at least $71,181,750 for the year ending March 31, 2000 (which amount shall be adjusted in the same manner as that for the Class E-1 common stock). If the above event does not occur, the Class E-2 common stock will be canceled on June 30, 2000.

   The Company will, in the event of the release of the Class E-1 and Class E-2 common stock, recognize during the period in which the earnings thresholds are met, a substantial noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time.

9. Employee Benefit Plan

   The Company adopted a Defined Contribution 401(k) Profit Sharing Plan, effective January 1, 1997, covering substantially all of its employees. The Plan permits eligible employees to contribute a portion of their compensation to the Plan, on a tax deferred basis. The Company may make matching contributions, in amounts determined by the Company's Board of Directors. The Company's contributions are in the form of shares of the Company's common stock. During 1997, no amounts were contributed by the Company to the Plan. During 1999 and 1998, 32,397 and 3,752 shares have been approved for contribution by the Company, respectively.

10. Subsequent Events

   In May 1999, the Company filed a registration statement to register 4,278,146 shares of its Class A common stock underlying convertible debentures issued in a private placement. Upon filing the registration statement and other certain documents, the Company received $2 million in the private transaction and the Company expects to receive an additional $2 million on the effective date of the registration statement.

                        PREMIER LASER SYSTEMS, INC.

                          PREMIER LASER SYSTEMS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              YEARS ENDED MARCH 31, 1999, 1998 (RESTATED) AND 1997

                                               Deductions/
                         Balance at            Recoveries              Balance at
                         Beginning                 and                   end of
      Description        of period  Additions   Write-off    Other *     period
      -----------        ---------- ---------- -----------  ---------- -----------
1999
  Allowance for doubtful
   accounts receivable.. $1,224,845 $1,079,566 $  (307,253) $      --  $ 1,997,158
  Inventory reserves....  8,688,779  4,194,523  (1,895,689)        --   10,987,613
1998
  Allowance for doubtful
   accounts receivable.. $  613,263 $  385,407 $  (149,801) $  375,976 $ 1,224,845
  Inventory reserves....  1,203,324  5,704,455         --    1,781,000   8,688,779
1997
  Allowance for doubtful
   accounts receivable.. $  154,677 $  403,515 $  (119,054) $  174,125 $   613,263
  Inventory reserves....    950,325    252,999         --          --    1,203,324

--------

*  Allowance amounts were recorded in connection with business acquisitions.

   Until            , 1999 (25 days after the date of this prospectus) all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by
Premier:

                                                                      Amount
                                                                    -----------
   Securities and Exchange Commission filing fee................... $  3,121.98
   Legal fees and expenses......................................... $ 80,000.00
   Accounting fees and expenses.................................... $ 60,000.00
   Blue sky fees and expenses (including counsel fees)............. $  3,000.00
   Printing expenses............................................... $  5,000.00
   Miscellaneous................................................... $ 20,000.00
                                                                    -----------
     TOTAL......................................................... $171,121.98
                                                                    ===========

Item 14. Indemnification of Directors and Officers

  The California General Corporation Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (a) any transaction from which the director derives an improper personal benefit, (b) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(c) acts or omissions that a director believes to be contrary to the best interests of the registrant or its shareholders or that involves the absence of good faith on the party of the director (d) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its shareholders, (e) acts or omissions showing a reckless disregard for the director's duty to the registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the registrant or its shareholders, (f) any improper transaction between a director and the registrant in which the director has a material financial interest, or (g) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The registrant's articles of incorporation provide that the registrant's directors are not liable to the registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

  The inclusion of the above provision in the articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any director.

  The registrant's articles of incorporation provide that the registrant is authorized to indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The registrant has entered into indemnification agreements with certain of its directors and officers that require the registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

  Since May 15, 1996, Premier has sold the following unregistered securities:

  1. On May 17, 1999, the Registrant sold to two private investors $4,000,000 principal amount of Secured Convertible Debentures due 2002, together with options to purchase an aggregate of 60,000 shares of the Registrant's Class A Common Stock. The purchase price for these securities was $4,000,000. There was no underwriter for this transaction, but the Registrant paid to a placement agent a commission of $200,000, and issued to that agent warrants to purchase 40,000 shares of the Registrant's Class A Common Stock. These securities were sold to accredited investors, without general advertising or solicitation, and were exempt from registration under the Securities Act pursuant to Rule 506.

  2. On September 5, 1997, the Registrant issued an aggregate of 20,625 shares of its Class A Common Stock to CRS-USA, Inc., a Nevada corporation, in connection with the acquisition of the assets of that corporation. There were no underwriters for this transaction. The assets consisted principally of office equipment and intellectual property having an estimated value of approximately $328,000. The Registrant also paid cash consideration in connection with the acquisition. These securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act.

  3. On January 31, 1997, the Registrant issued 159,787 shares of Class A Common Stock to RSS, LLC, in connection with the formation of a joint venture between the Registrant and such purchaser. The consideration received by the Registrant consisted of an undivided interest in intangible assets held by the purchaser. The estimated value of this undivided interest was $2,575,000. There was no underwriter for this transaction. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

  4. In June 1996 the Registrant issued to Silicon Valley Bank options to purchase 9,756 shares of the Registrant's Class A Common Stock, at $10.25 per share, as partial consideration for debt financing made available by Silicon Valley Bank. The estimated value of this undivided interest was $50,300. The purchaser was an accredited investor, and the issuance of these securities was exempt from registration pursuant to Rule 506 under the Securities Act.

  5. In April 1997, the Registrant issued options to purchase 325,000 shares of Class A Common Stock, at $6.50 per share, to an investment banking firm, in consideration of investment banking services provided to Premier. The value of these services cannot be accurately estimated, although the Company believes they had a value in excess of $214,500. There was no underwriter in this transaction, and the transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

  6. In April 1997, the Registrant issued options to purchase 150,000 shares of Class A Common Stock, at $9.875 per share, to an investment banking firm, in consideration of investment banking services provided to Premier. The value of these services cannot be accurately estimated, although the Company believes they had a value in excess of $78,000. There was no underwriter in this transaction, and the transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

  7. In July 1997, the Registrant issued options to purchase 150,000 shares of Class A Common Stock, at $10.9375 per share, to an investment banking firm, in consideration of investment banking services provided to Premier. The value of these services cannot be accurately estimated, although the Company believes they had a value in excess of $261,000. There was no underwriter in this transaction, and the transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger dated as of April 24, 1997 among the
          Registrant, EyeSys Technologies, Inc. and Premier Acquisition of
          Delaware, Inc. (incorporated herein by this reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, Registration
          No. 33-29573).

  2.2    First Amendment to Agreement and Plan of Merger dated as of August 6,
          1997, among the Registrant, EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.2 to the Registrant's Current Report of Form 8-K filed
          October 15, 1997).

  2.3    Second Amendment to Agreement and Plan of Merger dated as of September
          16, 1997 among the Registrant, EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc., EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed
          October 15, 1997).

  2.4    Stock Purchase Agreement dated February 25, 1998 between the
          Registrant and Ophthalmic Imaging Systems (incorporated herein by this reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed March 9, 1998).

  2.5    Purchase Agreement dated February 25, 1998 between the Registrant and
          Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D. (incorporated herein by this reference to Exhibit 99.4 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).

  2.6    Purchase Agreement dated February 25, 1998 between the Registrant and
          Stanley Chang, M.D. (incorporated herein by this reference to Exhibit
          99.8 to the Registrant's Current Report on Form 8-K filed March 9,
          1998).

  2.7    Purchase Agreement dated February 25, 1998 between the Registrant and
          J.B. Oxford & Company (incorporated herein by this reference to Exhibit 99.12 to the Registrant's Current Report on Form 8-K filed
          March 9, 1998).

  3.1 Amended and Restated Articles of Incorporation filed with the California Secretary of state on November 23, 1994 (incorporated herein by this reference to Exhibit 4.8 to the Registrant's Quarterly
          Report on Form 10-QSB for the quarter ended December 31, 1994).

  3.2 Bylaws (incorporated herein by this reference to Exhibit 3.3 to the Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).

  4.1    Rights Agreement dated as of March 31, 1998 between Premier Laser
          Systems, Inc. and American Stock Transfer and Trust Company acting as rights agent (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed April 2, 1998).

  5.1    Opinion of Rutan & Tucker, LLP.

 10.1 Letter Agreement and Patent License Agreement dated August 29, 1991 among the Registrant, Patlex Corporation and Gordon Gould
          (incorporated herein by this reference to Exhibit 1.1 to the Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).

 10.2    Assignment Agreement dated July 27, 1992 between the Registrant and
          Michael Colvard, M.D. (incorporated herein by this reference to Exhibit 10.2 to the Registrant's Registration Statement on Form SB-2,
          Registration No. 33-83984).

 10.3 Form of International Distribution Agreement (incorporated herein by this reference to Exhibit 10.12 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).

 10.4 Letter of Intent between the Registrant and Richard Leaderman, D.D.S., together with related Patent Assignments as filed in the U.S. Patent and Trademark Office on February 22, 1994 (incorporated herein by this reference to Exhibit 10.13 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).

 Exhibit
 Number                                Description
 -------                               -----------
 10.5    Form of Indemnification Agreement (incorporated herein by this reference to Exhibit 10.23 to the Registrant's Registration Statement
          on Form SB-2, Registration No. 33-83984).

 10.6    Purchase/Supply Agreement dated January 13, 1987 between Infrared
          Fiber Systems, Inc. and Pfizer Hospital Products Group, Inc., as amended (incorporated herein by this reference to Exhibit 10.26 to the Registrant's Registration Statement on Form SB-2, Registration
          No. 33-83984).

 10.7    Form of Warrant Agreement (including forms of Class B Warrant
          Certificates) (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2, Registration
          No. 33-83984).

 10.8 Form of Underwriter's Unit Purchase Option (incorporated herein by this reference to Exhibit 4.2 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).

 10.9    1992 Stock Option Plan, together with form of Nonstatutory Stock
          Option Agreement and form of Incentive Stock Option Agreement
          (incorporated herein by this reference to Exhibit 4.5 to the Registrant's Registration statement on Form SB-2, Registration No.
          33-83984).

 10.10   Employee Bonus Stock Plan, together with form of Bonus Stock Agreement
          (incorporated herein by this reference to Exhibit 4.6 to the Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).

 10.11   Letter agreement dated October 13, 1987 between Pfizer Laser Systems,
          Inc. and Duke University, together with patent assignment as filed in the U.S. Patent and Trademark Office on October 23, 1993
          (incorporated herein by this reference to Exhibit 10.8 to the Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).

 10.12   Industrial Lease dated December 6, 1995 between the Registrant and The
          Irvine Company (incorporated herein by this reference to Exhibit
          10.22 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996).

 10.13 Form of Consulting Agreement (incorporated herein by this reference to Exhibit 10.30 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996).

 10.14 Form of Termination Agreement between the Registrant and certain of the Registrant's executive officers (incorporated herein by this reference to Exhibit 10.33 to the Registrant's Annual Report on Form
          10-KSB for the fiscal year ended March 31, 1996).

 10.15   1995 Employee Stock Option Plan, together with form of Nonqualified
          Stock Option Agreement and form of Incentive Stock Option Agreement
          (incorporated herein by this reference to Exhibit 10.34 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended
          March 31, 1996).

 10.16 February 1996 Stock Option Plan (incorporated herein by this reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996).

 10.17   1996 Stock Option Plan (incorporated herein by this reference to
          Exhibit 10.36 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996).

 10.18   Warrant to Purchase Stock dated June 3, 1996 issued to Silicon Valley
          Bank (incorporated herein by this reference to Exhibit 10.38 to the Registrant's Registration Statement on Form SB-2 Registration No.
          333-04219).

 10.19   Registration Rights Agreement dated June 3, 1996 between the
          Registrant and Silicon Valley Bank (incorporated herein by this reference to Exhibit 10.39 to the Registrant's Registration Statement on Form SB-2 Registration No. 333-04219).

 Exhibit
 Number                                Description
 -------                               -----------
 10.21   Antidilution Agreement dated June 3, 1996 between the Registrant and
          Silicon Valley Bank (incorporated herein by this reference to Exhibit
          10.40 to the Registrant's Registration Statement on Form SB-2
          Registration No. 33-04219).

 10.22   Joint Venture Agreement dated January 31, 1997 between the Registrant,
          RSS, LLC and Data.Site (incorporated herein by this reference to Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

 10.23 Operating Agreement of Data.Site dated January 31, 1997 (incorporated herein by this reference to Exhibit 10.40 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended March 31, 1997).

 10.24   Agreement and Plan of Merger dated April 24, 1997 between the
          Registrant, Premier Acquisition of Delaware, Inc. and EyeSys
          Technologies, Inc. (incorporated herein by this reference to Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

 10.27   1997 Stock Option, together with form of Nonqualified Stock Option
          Agreement (incorporated herein by the reference to Exhibit 10.33 to the Registrant's Annual Report on Form 10-K filed August 26, 1998).

 10.28   1998 Stock Option Plan (incorporated herein by this reference to
          Exhibit 10.34 to the Registrant's Annual Report on Form 10-K filed
          August 26, 1998).

 10.29   Rights Agreement dated March 31, 1998 between the Registrant and
          American Stock Transfer and Trust Company (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed April 2, 1998).

 10.30 Secured Convertible Debenture Purchase Agreement dated May 17, 1999 between the Registrant and the investors signatory thereto.
          (Incorporated by reference to Exhibit 10.28 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

 10.31   Registration Rights Agreement dated May 17, 1999 between the
          Registrant and the investors signatory thereto. (Incorporated by reference to Exhibit 10.29 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended March 31, 1999).

 10.32 Warrant dated May 17, 1999 issued by the Registrant to certain investors. (Incorporated by reference to Exhibit 10.30 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          March 31, 1999).

 10.33 Intellectual Property Security Agreement dated May 17, 1999 between the Registrant and the secured parties signatory thereto.
          (Incorporated by reference to Exhibit 10.31 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

 10.34 Security Agreement dated May 17, 1999 between the Registrant and the secured parties signatory thereto. (Incorporated by reference to Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

 10.35 Form of 6% Secured Convertible Debenture dated May 17, 1999 issued by the Registrant to certain investors. (Incorporated by reference to Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

 16      Letter dated June 11, 1998 from Ernst & Young, LLP (incorporated herein by this reference to Exhibit 16 to the Registrant's Current
          Report on Form 8-K filed June 1, 1998, and as amended June 15, 1998).

 21      Subsidiaries (incorporated herein by this reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          March 31, 1998).

 23.1    Consent of Haskell & White LLP.*

 27      Financial Data Schedule (omitted because all information has been previously filed).

 99.1 Form of Class D Warrant (OIS transaction) (incorporated herein by this reference to Exhibit 99.3 to the Registrant's Current Report on From
          8-K filed March 9, 1998).

 Exhibit
 Number                                Description
 -------                               -----------
 99.2    Class D Warrant dated February 25, 1998 issued by the Registrant to
          Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D. (OIS
          transaction) (incorporated herein by this reference to Exhibit 99.6 to the Registrant's Current Report on Form 8-K filed March 9, 1998).

 99.3    Registration Rights Agreement dated February 25, 1998 issued by the
          Registrant and Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D.
          (OIS transaction) (incorporated herein by this reference to Exhibit
          997 to the Registrant's Current Report on Form 8-K filed March 9,
          1998).

 99.4    Class D Warrant dated February 25, 1998 issued by the Registrant to
          Stanley Chang, M.D. (OIS transaction) (incorporated herein by this reference to Exhibit 99.10 to the Registrant's Current Report on Form
          8-K filed March 9, 1998).

 99.5    Registration Rights Agreement dated February 25, 1998 issued by
          Registrant to Stanley Chang, M.D. (OIS transaction) (incorporated herein by this reference to Exhibit 99.11 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).

 99.6    Class D Warrant dated February 25, 1998 issued by the Registrant to
          J.B. Oxford & Company (OIS transaction) (incorporated herein by this reference to Exhibit 99.14 to the Registrant's Current Report on From
          8-K filed March 9, 1998).

 99.7    Registration Rights Agreement dated February 25, 1998 between the
          Registrant and J. B. Oxford & Company (OIS transaction) (incorporated herein by this reference to Exhibit 99.18 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).

 99.8+   Agreement dated July 23, 1997 between Nidek Co., Ltd. and EyeSys
          Technologies, Inc. (incorporated herein by this reference to Exhibit
          99.1 to the Registrant's Registration Statement on Form S-4
          Registration No. 333-29573).

 99.9+   Exclusive Distribution Agreement dated June 2, 1997 between EyeSys
          Technologies, Inc. and Marco Ophthalmic Inc. (incorporated herein by this reference to Exhibit 99.3 to the Registrant's Registration
          Statement on Form S-4 Registration No. 333-29573).

--------
*  Filed herewith.

+Confidential treatment has been granted with respect to portions of this Exhibit.

  (b) Financial Statement Schedules.

Item 17. Undertakings

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That for the purpose of determining liability under the Securities Act of 1933, the registration will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form or prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registration has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registration will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on August 4, 1999.

                                          By: /s/ Colette Cozean
                                             _________________________________
                                                   Colette Cozean, Ph.D.
                                                  Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

             Signature                           Title                  Date
             ---------                           -----                  ----

      /s/ Colette Cozean             Chief Executive Officer and   August 4, 1999
____________________________________  Director (Principal
       Colette Cozean, Ph.D.          Executive Officer)

     /s/ Robert V. Mahoney           Executive Vice President,     August 4, 1999
____________________________________  Finance and Chief Financial
         Robert V. Mahoney            Officer (Principal
                                      Financial and Accounting
                                      Officer)

                 *                   Director                      August 4, 1999
____________________________________
        Lawrence D. Ashcroft

                 *                   Director                      August 4, 1999
____________________________________
           Patrick J. Day

                 *                   Director                      August 4, 1999
____________________________________
         Fredric J. Feldman

                 *                   Director                      August 4, 1999
____________________________________
        John Hunkeler, M.D.

                 *                   Director                      August 4, 1999
____________________________________
           G. Lynn Powell

                 *                   Director                      August 4, 1999
____________________________________
          Lewis H. Stanton


       /s/ Colette Cozean
* By:________________________________
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Agreement and Plan of Merger dated as of April 24, 1997 among the
          Registrant, EyeSys Technologies, Inc. and Premier Acquisition of
          Delaware, Inc. (incorporated herein by this reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, Registration
          No. 33-29573).
  2.2    First Amendment to Agreement and Plan of Merger dated as of August 6,
          1997, among the Registrant, EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.2 to the Registrant's Current Report of Form 8-K filed
          October 15, 1997).
  2.3    Second Amendment to Agreement and Plan of Merger dated as of September
          16, 1997 among the Registrant, EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc., EyeSys Technologies, Inc. and Premier
          Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed
          October 15, 1997).
  2.4    Stock Purchase Agreement dated February 25, 1998 between the
          Registrant and Ophthalmic Imaging Systems (incorporated herein by this reference to Exhibit 99.1 to the Registrant's Current Report on
          Form 8-K filed March 9, 1998).
  2.5    Purchase Agreement dated February 25, 1998 between the Registrant and
          Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D. (incorporated herein by this reference to Exhibit 99.4 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).
  2.6    Purchase Agreement dated February 25, 1998 between the Registrant and
          Stanley Chang, M.D. (incorporated herein by this reference to Exhibit
          99.8 to the Registrant's Current Report on Form 8-K filed March 9,
          1998).
  2.7    Purchase Agreement dated February 25, 1998 between the Registrant and
          J.B. Oxford & Company (incorporated herein by this reference to
          Exhibit 99.12 to the Registrant's Current Report on Form 8-K filed
          March 9, 1998).
  3.1    Amended and Restated Articles of Incorporation filed with the
          California Secretary of state on November 23, 1994 (incorporated herein by this reference to Exhibit 4.8 to the Registrant's Quarterly
          Report on Form 10-QSB for the quarter ended December 31, 1994).
  3.2    Bylaws (incorporated herein by this reference to Exhibit 3.3 to the
          Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).
  4.1    Rights Agreement dated as of March 31, 1998 between Premier Laser
          Systems, Inc. and American Stock Transfer and Trust Company acting as rights agent (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed April 2, 1998).
  5.1    Opinion of Rutan & Tucker, LLP.
 10.1    Letter Agreement and Patent License Agreement dated August 29, 1991 among the Registrant, Patlex Corporation and Gordon Gould
          (incorporated herein by this reference to Exhibit 1.1 to the
          Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).
 10.2    Assignment Agreement dated July 27, 1992 between the Registrant and
          Michael Colvard, M.D. (incorporated herein by this reference to
          Exhibit 10.2 to the Registrant's Registration Statement on Form SB-2,
          Registration No. 33-83984).
 10.3    Form of International Distribution Agreement (incorporated herein by this reference to Exhibit 10.12 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).
 10.4    Letter of Intent between the Registrant and Richard Leaderman, D.D.S., together with related Patent Assignments as filed in the U.S. Patent and Trademark Office on February 22, 1994 (incorporated herein by this reference to Exhibit 10.13 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).

 Exhibit
   No.                                 Description
 -------                               -----------
 10.5    Form of Indemnification Agreement (incorporated herein by this reference to Exhibit 10.23 to the Registrant's Registration Statement
          on Form SB-2, Registration No. 33-83984).
 10.6    Purchase/Supply Agreement dated January 13, 1987 between Infrared
          Fiber Systems, Inc. and Pfizer Hospital Products Group, Inc., as
          amended (incorporated herein by this reference to Exhibit 10.26 to the Registrant's Registration Statement on Form SB-2, Registration
          No. 33-83984).
 10.7    Form of Warrant Agreement (including forms of Class B Warrant
          Certificates) (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2, Registration
          No. 33-83984).
 10.8    Form of Underwriter's Unit Purchase Option (incorporated herein by this reference to Exhibit 4.2 to the Registrant's Registration
          Statement on Form SB-2, Registration No. 33-83984).
 10.9    1992 Stock Option Plan, together with form of Nonstatutory Stock
          Option Agreement and form of Incentive Stock Option Agreement
          (incorporated herein by this reference to Exhibit 4.5 to the
          Registrant's Registration statement on Form SB-2, Registration No.
          33-83984).
 10.10   Employee Bonus Stock Plan, together with form of Bonus Stock Agreement
          (incorporated herein by this reference to Exhibit 4.6 to the
          Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).
 10.11   Letter agreement dated October 13, 1987 between Pfizer Laser Systems,
          Inc. and Duke University, together with patent assignment as filed in the U.S. Patent and Trademark Office on October 23, 1993
          (incorporated herein by this reference to Exhibit 10.8 to the
          Registrant's Registration Statement on Form SB-2, Registration No.
          33-83984).
 10.12   Industrial Lease dated December 6, 1995 between the Registrant and The
          Irvine Company (incorporated herein by this reference to Exhibit
          10.22 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996).
 10.13   Form of Consulting Agreement (incorporated herein by this reference to
          Exhibit 10.30 to the Registrant's Annual Report on Form 10-KSB for
          the fiscal year ended March 31, 1996).
 10.14   Form of Termination Agreement between the Registrant and certain of the Registrant's executive officers (incorporated herein by this reference to Exhibit 10.33 to the Registrant's Annual Report on Form
          10-KSB for the fiscal year ended March 31, 1996).
 10.15   1995 Employee Stock Option Plan, together with form of Nonqualified
          Stock Option Agreement and form of Incentive Stock Option Agreement
          (incorporated herein by this reference to Exhibit 10.34 to the
          Registrant's Annual Report on Form 10-KSB for the fiscal year ended
          March 31, 1996).
 10.16   February 1996 Stock Option Plan (incorporated herein by this reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-KSB for
          the fiscal year ended March 31, 1996).
 10.17   1996 Stock Option Plan (incorporated herein by this reference to
          Exhibit 10.36 to the Registrant's Annual Report on Form 10-KSB for
          the fiscal year ended March 31, 1996).
 10.18   Warrant to Purchase Stock dated June 3, 1996 issued to Silicon Valley
          Bank (incorporated herein by this reference to Exhibit 10.38 to the
          Registrant's Registration Statement on Form SB-2 Registration No.
          333-04219).
 10.19   Registration Rights Agreement dated June 3, 1996 between the
          Registrant and Silicon Valley Bank (incorporated herein by this reference to Exhibit 10.39 to the Registrant's Registration Statement
          on Form SB-2 Registration No. 333-04219).

 Exhibit
   No.                                 Description
 -------                               -----------
 10.21   Antidilution Agreement dated June 3, 1996 between the Registrant and
          Silicon Valley Bank (incorporated herein by this reference to Exhibit
          10.40 to the Registrant's Registration Statement on Form SB-2
          Registration No. 33-04219).
 10.22   Joint Venture Agreement dated January 31, 1997 between the Registrant,
          RSS, LLC and Data.Site (incorporated herein by this reference to
          Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended March 31, 1997).
 10.23   Operating Agreement of Data.Site dated January 31, 1997 (incorporated herein by this reference to Exhibit 10.40 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended March 31, 1997).
 10.24   Agreement and Plan of Merger dated April 24, 1997 between the
          Registrant, Premier Acquisition of Delaware, Inc. and EyeSys
          Technologies, Inc. (incorporated herein by this reference to Exhibit
          10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).
 10.27   1997 Stock Option, together with form of Nonqualified Stock Option
          Agreement (incorporated herein by this reference to Exhibit 10.33 to the Registrant's Annual Report on Form 10-K filed August 26, 1998).
 10.28   1998 Stock Option Plan (incorporated herein by this reference to
          Exhibit 10.34 to the Registrant's Annual Report on Form 10-K filed
          August 26, 1998).
 10.29   Rights Agreement dated March 31, 1998 between the Registrant and
          American Stock Transfer and Trust Company (incorporated herein by this reference to Exhibit 4.1 to the Registrant's Current Report on
          Form 8-K filed April 2, 1998).
 10.30   Secured Convertible Debenture Purchase Agreement dated May 17, 1999 between the Registrant and the investors signatory thereto.
          (Incorporated by reference to Exhibit 10.28 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended March 31, 1999).
 10.31   Registration Rights Agreement dated May 17, 1999 between the
          Registrant and the investors signatory thereto. (Incorporated by reference to Exhibit 10.29 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended March 31, 1999).
 10.32   Warrant dated May 17, 1999 issued by the Registrant to certain investors. (Incorporated by reference to Exhibit 10.30 to the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          March 31, 1999).
 10.33   Intellectual Property Security Agreement dated May 17, 1999 between the Registrant and the secured parties signatory thereto.
          (Incorporated by reference to Exhibit 10.31 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended March 31, 1999).
 10.34   Security Agreement dated May 17, 1999 between the Registrant and the secured parties signatory thereto. (Incorporated by reference to
          Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended March 31, 1999).
 10.35   Form of 6% Secured Convertible Debenture dated May 17, 1999 issued by the Registrant to certain investors. (Incorporated by reference to
          Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended March 31, 1999).
 16      Letter dated June 11, 1998 from Ernst & Young, LLP (incorporated herein by this reference to Exhibit 16 to the Registrant's Current
          Report on Form 8-K filed June 1, 1998, and as amended June 15, 1998).
 21      Subsidiaries (incorporated herein by this reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          March 31, 1998).
 23.1    Consent of Haskell & White LLP.*
 27      Financial Data Schedule (omitted because all information has been previously filed).

 Exhibit
   No.                                 Description
 -------                               -----------
 99.1    Form of Class D Warrant (OIS transaction) (incorporated herein by this reference to Exhibit 99.3 to the Registrant's Current Report on From
          8-K filed March 9, 1998).
 99.2    Class D Warrant dated February 25, 1998 issued by the Registrant to
          Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D. (OIS
          transaction) (incorporated herein by this reference to Exhibit 99.6 to the Registrant's Current Report on Form 8-K filed March 9, 1998).
 99.3    Registration Rights Agreement dated February 25, 1998 issued by the
          Registrant and Mark S. Blumenkranz, M.D. and Recia Blumenkranz, M.D.
          (OIS transaction) (incorporated herein by this reference to Exhibit
          997 to the Registrant's Current Report on Form 8-K filed March 9,
          1998).
 99.4    Class D Warrant dated February 25, 1998 issued by the Registrant to
          Stanley Chang, M.D. (OIS transaction) (incorporated herein by this reference to Exhibit 99.10 to the Registrant's Current Report on Form
          8-K filed March 9, 1998).
 99.5    Registration Rights Agreement dated February 25, 1998 issued by
          Registrant to Stanley Chang, M..D. (OIS transaction) (incorporated herein by this reference to Exhibit 99.11 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).
 99.6    Class D Warrant dated February 25, 1998 issued by the Registrant to
          J.B. Oxford & Company (OIS transaction) (incorporated herein by this reference to Exhibit 99.14 to the Registrant's Current Report on From
          8-K filed March 9, 1998).
 99.7    Registration Rights Agreement dated February 25, 1998 between the
          Registrant and J. B. Oxford & Company (OIS transaction) (incorporated herein by this reference to Exhibit 99.18 to the Registrant's Current
          Report on Form 8-K filed March 9, 1998).
 99.8+   Agreement dated July 23, 1997 between Nidek Co., Ltd. and EyeSys
          Technologies, Inc. (incorporated herein by this reference to Exhibit
          99.1 to the Registrant's Registration Statement on Form S-4
          Registration No. 333-29573).
 99.9+   Exclusive Distribution Agreement dated June 2, 1997 between EyeSys
          Technologies, Inc. and Marco Ophthalmic Inc. (incorporated herein by this reference to Exhibit 99.3 to the Registrant's Registration
          Statement on Form S-4 Registration No. 333-29573).

--------
*  Filed herewith.
+ Confidential treatment has been granted with respect to portions of this Exhibit.